    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2000


                                                      REGISTRATION NO. 333-49710

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            GENERAL ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

           NEW YORK                                          3724                                    14-0689340
 (State or other jurisdiction                    (Primary Standard Industrial          (I.R.S. Employer Identification Number)
              of                                  Classification Code Number)
incorporation or organization)

                         ------------------------------

                              3135 EASTON TURNPIKE
                            FAIRFIELD, CT 06431-0001
                                 (203) 373-2211
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                            ROBERT E. HEALING, ESQ.
                            GENERAL ELECTRIC COMPANY
                              3135 EASTON TURNPIKE
                            FAIRFIELD, CT 06431-0001
                                 (203) 373-2211
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

John A. Marzulli Jr., Esq.                          Peter M. Kreindler, Esq.                 Peter Allan Atkins, Esq.
    Mark Roppel, Esq.                             Honeywell International Inc.               David J. Friedman, Esq.
   Shearman & Sterling                                 101 Columbia Road             Skadden, Arps, Slate, Meagher & Flom LLP
    599 Lexington Ave.                           Morris Township, NJ 07962-2497                 Four Times Square
    New York, NY 10022                                   (973) 455-2000                      New York, NY 10036-6522
      (212) 848-4000                                                                              (212) 735-3000

                         ------------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the conditions to the consummation of the merger described herein have been satisfied or waived.

                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]


To our Shareowners:


    The board of directors of Honeywell International Inc. has approved the merger of a wholly owned subsidiary of General Electric Company into Honeywell. As a result of the merger, Honeywell will become a wholly owned subsidiary of GE. This transaction presents us with a unique opportunity to enhance shareowner value, while at the same time allowing shareowners to participate in a larger and more diversified company.

    In the merger, Honeywell shareowners will receive 1.055 shares of GE common stock for each share of Honeywell common stock that they own at the effective time of the merger. Following the merger, former Honeywell shareowners will hold approximately 8% of GE's outstanding common stock.

    The merger cannot be completed unless the shareowners of Honeywell holding a majority of the outstanding shares of Honeywell common stock vote in favor of the proposed transaction. This proxy statement/prospectus contains detailed information about the proposed merger, and we urge you to read it carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED TRANSACTION. In addition, you may obtain additional information about Honeywell and GE from documents that each has filed with the Securities and Exchange Commission.


    The board of directors of Honeywell, with one director excused because she is also a director of GE, unanimously determined that the merger is advisable and fair to, and in the best interests of, Honeywell and its shareowners and recommends that the Honeywell shareowners vote "for" approval and adoption of the merger agreement and the merger. We have scheduled a special meeting for our shareowners to vote on the merger agreement and the merger, and you are cordially invited to attend the meeting at our headquarters located at 101 Columbia Road, Morris Township, New Jersey, on Wednesday, January 10, 2001, at 10:00 a.m., local time.


    YOUR VOTE IS IMPORTANT. Please vote your shares as soon as possible so that your shares are represented at the special meeting. A return envelope for your proxy card is enclosed for your convenience. Shareowners of record and participants in Honeywell stock plans also have the option of voting via the internet or by telephone. Specific instructions on how to vote via the internet or by telephone are included on the proxy card.

                                          Sincerely,


                                          /S/ MICHAEL R. BONSIGNORE


                                          Michael R. Bonsignore
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    December 4, 2000

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SHARES OF GE COMMON STOCK TO BE ISSUED IN THE MERGER DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS, NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement/prospectus is dated December 4, 2000, and is first being mailed to shareowners on or about December 8, 2000.

                                     [LOGO]


                   NOTICE OF A SPECIAL MEETING OF SHAREOWNERS


To the Shareowners of Honeywell International Inc.:


    A special meeting of shareowners of Honeywell International Inc. will be held on Wednesday, January 10, 2001 at 10:00 a.m., local time, at our headquarters located at 101 Columbia Road, Morris Township, New Jersey to consider and vote on the following matters described in the accompanying proxy statement/prospectus:



    The approval and adoption of the Agreement and Plan of Merger, dated as of October 22, 2000, between General Electric Company and Honeywell International Inc. and the merger provided for therein; and


to transact any other business that may properly come before the special meeting.


    The board of directors of Honeywell has determined that owners of record of Honeywell's common stock at the close of business on Friday, December 1, 2000 are entitled to notice of and to vote at the Honeywell special meeting and any adjournment or postponement of the meeting. A list of shareowners entitled to vote at the meeting will be open to the examination of any shareowner for a period of 10 days prior to the Honeywell special meeting at Honeywell's principal executive offices, during ordinary business hours and at the special meeting.


                                          By Order of the Board of Directors,


                                          /s/ KATHLEEN M. GIBSON


                                          Kathleen M. Gibson
                                          VICE PRESIDENT AND SECRETARY


Honeywell International Inc.
101 Columbia Road
Morris Township, New Jersey 07962-2497
December 4, 2000


                             YOUR VOTE IS IMPORTANT

    We encourage you to read the proxy statement/prospectus and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Shareowners of record and participants in Honeywell stock plans also have the option of voting via the internet or by telephone. Specific instructions on how to vote via the internet or by telephone are included in the proxy card.

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................      1
SUMMARY OF THE PROXY
  STATEMENT/PROSPECTUS................      3
  The Companies.......................      3
  Special Meeting of Honeywell
    Shareowners.......................      4
  The Merger..........................      5
  Shareowner Vote Required............      5
  Honeywell Board of Directors'
    Recommendation....................      5
  Opinion of Honeywell's Financial
    Advisor...........................      5
  Share Ownership of Management.......      5
  Stock Options.......................      5
  No Appraisal or Dissenters'
    Rights............................      5
  What is Needed to Complete the
    Merger............................      6
  Regulatory Approvals................      6
  Material United States Federal
    Income Tax Consequences of the
    Merger............................      6
  Accounting Treatment................      7
  Interests of the Honeywell Directors
    and Officers in the Merger........      7
  Termination of the Merger
    Agreement.........................      7
  Termination Fee.....................      7
  Stock Option Agreement..............      8
  Exchange of Stock Certificates......      8
SELECTED CONSOLIDATED FINANCIAL DATA
  OF GENERAL ELECTRIC.................      9
SELECTED CONSOLIDATED FINANCIAL DATA
  OF HONEYWELL........................     10
COMPARATIVE PER SHARE DATA............     11
COMPARATIVE STOCK PRICES AND
  DIVIDENDS...........................     12
RISK FACTORS..........................     14
FORWARD-LOOKING STATEMENTS............     15
THE HONEYWELL SPECIAL MEETING.........     16
  Date, Time and Place................     16
  Matters to be Considered at the
    Honeywell Special Meeting.........     16
  Record Date; Stock Entitled to Vote;
    Quorum............................     16
  Votes Required......................     16
  Share Ownership of Management.......     17
  Voting of Proxies...................     17


                                          PAGE
                                          ----
  Confidential Voting Policy..........     18
THE MERGER............................     19
  Background of the Merger............     19
  Recommendations of the Honeywell
    Board of Directors; Reasons for
    the Merger........................     20
  Opinion of the Honeywell Financial
    Advisor...........................     22
  GE's Reasons For The Merger.........     30
  Interests of Honeywell Management in
    the Merger........................     30
  Accounting Treatment................     32
  Regulatory Matters..................     32
  Material United States Federal
    Income Tax Consequences of the
    Merger............................     33
  Federal Securities Laws
    Consequences......................     34
  Appraisal and Dissenters' Rights....     34
  Stock Exchange Listing..............     34
MERGER AGREEMENT......................     35
  The Merger..........................     35
  Treatment of Honeywell Stock Option
    Plans.............................     36
  Board of Directors..................     36
  Covenants...........................     37
  Representations and Warranties......     41
  Additional Covenants................     42
  Conditions to the Completion of the
    Merger............................     42
  Termination of the Merger
    Agreement.........................     44
  Amendments and Waiver...............     44
STOCK OPTION AGREEMENT................     45
  Exercise............................     45
  Cash Exercise Notice................     45
  Repurchase Election.................     45
  Maximum Amount Realizable by GE.....     46
  Listing and Registration Rights.....     46
  Effect of the Stock Option
    Agreement.........................     47
COMPARISON OF SHAREOWNER RIGHTS.......     48
DESCRIPTION OF GE CAPITAL STOCK.......     52
LEGAL MATTERS.........................     52
EXPERTS...............................     52
OTHER MATTERS.........................     53
FUTURE SHAREOWNER PROPOSALS...........     53
WHERE YOU CAN FIND MORE INFORMATION...     53

                                                                PAGE
                                                                ----
                               ANNEXES
Annex A -- Agreement and Plan of Merger.....................    A-1
Annex B -- Stock Option Agreement...........................    B-1
Annex C -- Opinion of Bear, Stearns & Co. Inc...............    C-1

    THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GE AND HONEYWELL FROM DOCUMENTS THAT EACH COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT.

    HONEYWELL WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION RELATING TO HONEYWELL, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:

                          HONEYWELL INTERNATIONAL INC.
                          101 COLUMBIA ROAD
                          P.O. BOX 2245
                          MORRIS TOWNSHIP, NEW JERSEY 07962-2245
                          ATTENTION: CORPORATE PUBLICATIONS
                          TELEPHONE NUMBER: (973) 455-5402

    GE WILL PROVIDE YOU WITH COPIES OF THIS INFORMATION RELATING TO GE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:

                          GENERAL ELECTRIC COMPANY
                          3135 EASTON TURNPIKE
                          FAIRFIELD, CONNECTICUT 06431-0001
                          ATTENTION: INVESTOR RELATIONS
                          TELEPHONE NUMBER: (203) 373-2211


    IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE HONEYWELL SPECIAL MEETING, WE SHOULD RECEIVE YOUR REQUEST NO LATER THAN JANUARY 3, 2001.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:    WHAT AM I BEING ASKED TO VOTE ON?

A:    You are being asked to vote to approve and adopt the merger agreement entered into between GE and Honeywell and the merger contemplated by the merger agreement. In the merger, General Electric 2000 Merger Sub, Inc., a newly formed, wholly owned subsidiary of GE, will be merged with and into Honeywell. After the merger is completed, Honeywell, which will be the company surviving the merger, will be a wholly owned subsidiary of GE.

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A:    If the merger is completed, Honeywell shareowners will receive 1.055 shares of GE common stock for each share of Honeywell common stock owned by them. GE will not issue fractional shares. Instead, Honeywell shareowners will receive a cash payment for any fractional shares.

Q:    DOES HONEYWELL'S BOARD SUPPORT THE MERGER?

A:    Yes. Honeywell's board of directors, with one director excused because she is also a director of GE, has unanimously determined that the merger is advisable and fair to, and in the best interests of, Honeywell and its shareowners and recommended that Honeywell shareowners vote for approval and adoption of the merger agreement and the merger.

Q:    WHEN AND WHERE IS THE SPECIAL MEETING OF SHAREOWNERS?


A:    The special meeting will take place on Wednesday, January 10, 2001 at
10:00 a.m., local time, at Honeywell's headquarters located at 101 Columbia Road, Morris Township, New Jersey. There is a map on the inside back cover of this proxy statement/prospectus giving directions to Honeywell's headquarters.


Q:    WHO CAN VOTE AT THE HONEYWELL SPECIAL MEETING OF SHAREOWNERS?


A:    You can vote at the special meeting if you owned shares of Honeywell common stock at the close of business on Friday, December 1, 2000. As of the close of business on that day, approximately 804,936,061 shares of Honeywell common stock were outstanding.


Q:    WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE
MERGER?

A:    Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of Honeywell common stock outstanding on the record date. Shareowners will have one vote for each share of Honeywell common stock owned by them.

Q:    WHAT HAPPENS IF I DO NOT VOTE?

A:    Since the affirmative vote of the holders of a majority of the outstanding shares is required to approve the merger agreement and the merger, a failure to vote will have the same effect as a vote "against" the merger.

Q:    DOES THE CONSUMMATION OF THE MERGER REQUIRE THE APPROVAL OF GE'S
SHAREOWNERS?

A:    No. GE shareowners are not required to approve the merger.

Q:    WHAT DO I NEED TO DO NOW?

A:    After you have carefully read this document, just indicate on your proxy card how you want to vote. Complete, sign, date and mail the proxy card in the enclosed return envelope as soon as possible. If you are a shareowner of record or are a participant in a Honeywell stock plan, you may also vote your shares via the internet or by telephone by following the instructions accompanying your proxy card.

Q:    WILL HONEYWELL'S SHARES CONTINUE TO BE TRADED ON THE NEW YORK STOCK
EXCHANGE AFTER THE MERGER IS COMPLETED?

A:    No. If the merger is consummated, Honeywell's shares will no longer be listed for trading on the New York Stock Exchange.

Q:    IF MY SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER FIDUCIARY,
WILL THE BANK, BROKER OR OTHER FIDUCIARY VOTE MY SHARES FOR ME?

A:    If your shares are held in the name of a bank, broker or other fiduciary, you should provide such person(s) with instructions on how to vote your shares or you should request a proxy from such person(s) to vote at the Honeywell special meeting. If you do not provide your bank, broker or other fiduciary with instructions on how to vote your shares, your bank, broker or other fiduciary will not be permitted to vote your shares on the proposal presented at the Honeywell special meeting. Please check the voting form received by you from such person(s) to see if you may vote via the internet or by telephone.

Q:    WHAT DO I DO IF I WANT TO CHANGE MY VOTE?


A:    If you are a shareowner of record, you may change your vote in any of the following ways:


    - by sending a written notice to the secretary of Honeywell prior to the special meeting stating that you would like to revoke your proxy,

    - by completing, signing and dating another proxy card and returning it by mail prior to the special meeting,

    - by telephone or via the internet by following the instructions provided on your proxy card, or


    - by attending the special meeting and voting in person.


    If your shares are held in the name of a bank, broker or other fiduciary and you have directed such person(s) to vote your shares, you should instruct such person(s) to change your vote.

Q:    CAN I DISSENT AND REQUIRE APPRAISAL OF MY SHARES?

A:    No. Shareowners are not entitled to dissenters' rights or appraisal rights in connection with the merger.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A:    No. After we complete the merger, the exchange agent to be appointed in connection with the merger will send you written instructions for exchanging your stock certificates.

Q:    WHERE CAN I FIND OUT MORE INFORMATION ABOUT GE AND HONEYWELL?


A:    You can find out more information about GE and Honeywell from various sources described under "Where You Can Find More Information" on page 53 of this proxy statement/prospectus. You can also find out more information about GE and Honeywell by contacting these companies at the addresses listed following the table of contents in this proxy statement/prospectus.


Q:    WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE MERGER?

A:    You should contact Georgeson Shareholder Communications Inc. at
1-800-223-2064.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

    THIS DOCUMENT IS A PROSPECTUS OF GENERAL ELECTRIC COMPANY AND A PROXY STATEMENT OF HONEYWELL INTERNATIONAL INC. THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS YOU. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY. SEE ALSO "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 53.

THE COMPANIES

GENERAL ELECTRIC COMPANY
3135 Easton Turnpike
Fairfield, Connecticut 06431-0001
(203) 373-2211

    GE, a New York corporation, is one of the world's largest and most diversified industrial corporations. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

    GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

    GE's services include product services; electrical product supply distribution; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, GE Capital Services, Inc., GE offers a broad array of financial, insurance and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

HONEYWELL INTERNATIONAL INC.
101 Columbia Road
P.O. Box 4000
Morris Township, New Jersey 07962-2497
(973) 455-2000

    Honeywell, a Delaware corporation, is a diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. Honeywell employs approximately 120,000 people in 95 countries. Honeywell results from the combination on December 1, 1999 of AlliedSignal Inc. and Honeywell Inc. Honeywell aggregates its strategic business units into four reportable segments.

    Honeywell's Aerospace Solutions segment is a customer-driven global provider of avionics, engines, systems and service solutions for aircraft manufacturers, airlines, business and general aviation, the military and airport operations. Honeywell's aerospace products can be found on virtually every type of aircraft in use, in nearly every region of the world. Major product categories for Aerospace Solutions include avionics systems and equipment for communication, navigation and safety; aircraft systems and components including auxiliary power units, environmental controls, aircraft lighting and integrated landing systems; propulsion systems including turboprop and turbofan engines for business and regional aircraft and helicopters; launch and satellite vehicle systems including inertial and global positioning systems, guidance systems, satellite positioning and stabilization systems and launch vehicle controls; and airport systems including satellite landing systems, airport lighting, ground vehicle management and maintenance systems. In addition to aerospace products, Honeywell offers value-added services, including comprehensive maintenance and support for all Honeywell products; spare parts and consumable hardware; inventory management; logistics and process support; technical publications; ground support equipment; and training.

    Honeywell's Automation & Control segment is comprised of two strategic business units: Home and Building Control and Industrial Control. Home and Building Control provides products and services to create efficient, safe and comfortable environments. This unit offers controls for heating, ventilating, humidification and air-conditioning equipment; security and fire alarm systems; home comfort products and integration systems; energy-efficient lighting controls; and building management systems and services. Industrial Control is the world's leading supplier of industrial control systems and related advanced software solutions and products. The mission of the Industrial Control unit is to improve its customers' competitiveness through the application of sensing and control technologies.

    Honeywell's Performance Materials segment is comprised of two strategic business units: Electronic Materials and Performance Polymers and Chemicals. Electronic Materials is a leading provider of materials and solutions used in wafer fabrication; specialty electronic materials such as amorphous alloy products, copper foils, and advanced polymers; advanced packaging substrates for silicon chips; printed circuit boards; and electronic manufacturing services. Performance Polymers and Chemicals is a world leader in the production of nylon, polyester, polyethylene, fluoropolymer and other chemicals used in engineered plastics, specialty films, performance fibers and carpet fibers. It is also a leading global manufacturer of specialty and fine chemicals for a broad range of markets. Performance Polymers and Chemicals provides tailored customer solutions worldwide through the Chemical Specialties, Fluorine Products, Pharmaceutical Fine Chemicals, Specialty Wax and Additives businesses.

    Honeywell's Power & Transportation Products segment is comprised of three strategic business units: Transportation and Power Systems, Consumer Products Group and Friction Materials. This segment's key areas of business include automotive and truck products, engine boosting systems and on-site power generation. Its products include Garrett-Registered Trademark- turbochargers and charge air coolers; Bendix-Registered Trademark- air brakes, compressors, air dryers, disk brake pads and drum brake linings; JURID-TM- and RoadTuff-Registered Trademark- friction material; FRAM-Registered Trademark-filters; Autolite-Registered Trademark- spark plugs;
Prestone-Registered Trademark- and Holts-Registered Trademark- car care products; Parallon-TM- 75 TurboGenerator; and Simoniz-Registered Trademark-appearance products (outside North America).

SPECIAL MEETING OF HONEYWELL SHAREOWNERS (PAGE 16)


    The special meeting of Honeywell shareowners will be held on Wednesday, January 10, 2001 at 10:00 a.m., local time, at Honeywell's headquarters located at 101 Columbia Road, Morris Township, New Jersey. At the special meeting, you will be asked to vote to approve and adopt the merger agreement and the merger contemplated by the merger agreement.



    You can vote, or submit a proxy to vote, at the special meeting if you were a record holder of Honeywell common stock at the close of business on December 1, 2000. You can vote your shares by attending the meeting and voting in person. You can also vote your shares by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You may also vote your shares by proxy via the internet or by telephone by following the instructions accompanying your proxy card. If your shares are held in the name of a bank, broker or other fiduciary, you must instruct the bank, broker or other fiduciary to vote on your behalf or obtain a proxy from the record holder to vote at the Honeywell special meeting. You may revoke your proxy at any time before it is exercised. A failure to vote will have the same effect as a vote "against" the merger.

THE MERGER (PAGE 19)


        The merger agreement contemplates the merger of General Electric 2000 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GE--which we refer to as Merger Sub--with and into Honeywell. Following consummation of the merger, Honeywell will be a wholly owned subsidiary of GE. In the merger, each outstanding share of Honeywell common stock will be converted into the right to receive 1.055 shares of GE common stock.


    GE and Honeywell plan to complete the merger promptly after the Honeywell special meeting, provided that the required antitrust, merger control and other regulatory approvals have been obtained at such time. If the required antitrust, merger control and other regulatory approvals have not been obtained at such time, the merger will be completed promptly after they are obtained.

    The merger agreement is included as Annex A to this proxy statement/prospectus. It is the legal document that governs the merger.

SHAREOWNER VOTE REQUIRED (PAGE 16)

    The holders of a majority of the shares of Honeywell common stock outstanding on the record date must vote for the approval and adoption of the merger agreement and the merger.

HONEYWELL BOARD OF DIRECTORS' RECOMMENDATION (PAGE 20)

    The Honeywell board of directors, with one director excused because she is also a director of GE, unanimously determined that the merger is advisable and fair to, and in the best interests of, Honeywell and its shareowners and recommends that you vote "for" the approval and adoption of the merger agreement and the merger.

OPINION OF HONEYWELL'S FINANCIAL ADVISOR (PAGE 22)

    Bear, Stearns & Co. Inc., Honeywell's financial advisor, delivered an opinion to the Honeywell board of directors that, as of the date of the opinion, the exchange ratio to be received in the merger was fair, from a financial point of view, to the shareowners of Honeywell. We have attached this opinion as Annex C to this proxy statement/prospectus.

SHARE OWNERSHIP OF MANAGEMENT (PAGE 17)


    At the close of business on the record date, directors and executive officers of Honeywell and their affiliates beneficially owned and were entitled to vote approximately 3,259,737 shares of Honeywell common stock, collectively representing less than one percent of the shares of Honeywell common stock outstanding on that date. Each director and executive officer has indicated his or her present intention to vote, or cause to be voted, the shares of Honeywell common stock owned by him or her "for" the approval and adoption of the merger agreement and the merger.


STOCK OPTIONS (PAGE 36)

    At the effective time of the merger, the right to receive shares of Honeywell common stock pursuant to each outstanding option to purchase shares of Honeywell common stock granted under the Honeywell stock option plans will become the right to purchase a number of shares of GE common stock equal to the number of shares of Honeywell common stock that were subject to the option multiplied by 1.055, at an exercise price equal to the current exercise price divided by 1.055. Each such option, other than options under plans that are applicable only to non-employee members of the Honeywell board of directors, in accordance with the terms of the Honeywell stock option plans, will vest and become exercisable immediately upon the effective time of the merger. These options will otherwise be subject to the same terms and conditions as were in effect immediately prior to the merger.

NO APPRAISAL OR DISSENTERS' RIGHTS (PAGE 34)

    Under the Delaware General Corporation Law, Honeywell shareowners are not entitled to appraisal rights or dissenters' rights in connection with the merger.

WHAT IS NEEDED TO COMPLETE THE MERGER (PAGE 42)

    Several conditions must be satisfied before the merger will be completed. These include:

    - approval and adoption of the merger agreement and the merger by Honeywell shareowners;

    - receipt by each of GE and Honeywell of an opinion from their respective special tax counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization under the Internal Revenue Code, and those opinions having not been withdrawn prior to the effective time of the merger;

    - expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Competition Act of Canada and the approval of the merger by the European Commission;

    - receipt of all other required regulatory and third-party approvals and consents, other than those, the failure of which to obtain would not result in civil or criminal sanctions being imposed on GE or would not have a material adverse effect on Honeywell;


    - receipt of a letter at closing from KPMG LLP stating that they concur with the opinion of GE's management that pooling of interests accounting treatment for the merger is appropriate if the merger is consummated in accordance with the terms of the merger agreement and receipt of a letter at closing from PricewaterhouseCoopers LLP stating that they concur with the opinion of Honeywell's management that Honeywell is eligible to participate in a transaction to be accounted for as a pooling of interests; and


    - other customary contractual conditions set forth in the merger agreement.

    If the law permits, GE or Honeywell may each waive conditions for the benefit of their company and shareowners and complete the merger even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur.

REGULATORY APPROVALS (PAGE 32)


    Under the Hart-Scott-Rodino Act, GE and Honeywell cannot complete the merger until they have given certain information and materials to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and a required waiting period has expired or been terminated. Honeywell and GE submitted pre-merger notification and report forms to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice on November 15, 2000. The waiting period expires 30 days after such filing unless it is terminated prior to such date by the Antitrust Division of the Department of Justice or extended by a request for additional information from that agency.



    The merger is also subject to the approval of the European Commission under the competition laws of the European Union. GE and Honeywell intend to make the necessary filings with the European Commission. In addition, the merger is subject to the expiration or earlier termination of the applicable waiting periods under the Competition Act of Canada. GE and Honeywell intend to file formal notifications of the merger with the Canadian Competition Bureau.



    The merger may also be subject to regulatory review by other United States federal and state governmental authorities and by regulatory authorities in other jurisdictions.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 33)

    Honeywell shareowners generally will not recognize any gain or loss on the exchange of their Honeywell common stock for GE common stock, except for any gain or loss recognized in connection with cash received for a fractional share of GE common stock.

ACCOUNTING TREATMENT (PAGE 32)

    We expect that the merger will be accounted for as a pooling of interests. This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined.

INTERESTS OF THE HONEYWELL DIRECTORS AND OFFICERS IN THE MERGER (PAGE 30)


    Some of Honeywell's directors and officers have interests in the merger that are different from, or in addition to, their interests as shareowners of Honeywell. These interests exist in part because of rights they may have under Honeywell severance agreements and compensation and benefit plans and in part because of agreements entered into with GE.


    The merger agreement requires GE, after the completion of the merger, to cause the company surviving the merger to indemnify the directors and officers of Honeywell for events occurring before the merger, including events that are related to the merger.

    Upon the consummation of the merger, the board of directors of GE will be expanded to add to the GE board of directors three persons mutually acceptable to Honeywell and GE. These persons will be nominated for election to the board of directors of GE at the two annual meetings of shareowners of GE following the consummation of the merger. It is presently contemplated that three of Honeywell's current board members, including Michael R. Bonsignore, chairman of the board of directors and chief executive officer of Honeywell, will be appointed to the GE board of directors at the effective time of the merger.

    At the time of the merger, options granted to officers under Honeywell stock option plans will become fully vested and immediately exercisable.

    Mr. Bonsignore is expected to enter into a consulting agreement pursuant to which he will act as a consultant to GE after the consummation of the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 44)


    GE and Honeywell may mutually agree at any time prior to the effective time of the merger to abandon the merger, even if the Honeywell shareowners have approved the merger. Also, either company may decide, without the consent of the other, to abandon the merger agreement if:


    - the other party materially breaches its representations and warranties or covenants contained in the merger agreement, which material breaches cannot be cured or are not cured within 30 days after notice to the breaching party;

    - any court or governmental entity issues a final order or judgment, or a law is adopted, in each case which prohibits or materially restricts the completion of the merger;

    - Honeywell shareowners do not approve the merger; or

    - the merger has not been completed by June 30, 2001, unless it is not completed due to the failure of certain antitrust, merger control and other conditions to be satisfied, in which instance the merger agreement may not be terminated until November 30, 2001.

    In addition, GE may terminate the merger agreement if the Honeywell board of directors shall have failed to recommend or withdrawn or modified or changed, in a manner adverse to GE, its approval or recommendation of the merger or shall have failed to call the Honeywell special meeting or shall have recommended a superior proposal.

TERMINATION FEE (PAGE 44)

    Honeywell has agreed to pay GE a $1.35 billion termination fee if the merger agreement is terminated by GE because the Honeywell board of directors has withdrawn, or changed, in a manner adverse to GE, its recommendation of the merger. In addition, Honeywell has also agreed to pay that fee to GE if the Honeywell shareowners do not approve the merger at a time when another proposal to acquire Honeywell has been publicly announced and not withdrawn.

STOCK OPTION AGREEMENT (PAGE 45)


    In connection with the merger, GE and Honeywell entered into a stock option agreement pursuant to which Honeywell granted to GE an option to purchase up to 19.9% of Honeywell's outstanding shares of common stock. The option is exercisable in the same circumstances under which Honeywell is required to pay to GE the $1.35 billion termination fee. The stock option agreement limits the amount of profit GE is permitted to receive as a result of the termination fee and the exercise of the stock option to $1.35 billion in total. We have attached the stock option agreement as Annex B to this proxy statement/prospectus.


EXCHANGE OF STOCK CERTIFICATES (PAGE 35)

    After the merger occurs, the exchange agent appointed in connection with the merger will send a letter of transmittal to Honeywell shareowners that will provide instructions on the procedure for exchanging Honeywell stock certificates for GE stock certificates.

    PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

            SELECTED CONSOLIDATED FINANCIAL DATA OF GENERAL ELECTRIC

    The following selected financial data for each of the five years in the period ended December 31, 1999 have been derived from GE's consolidated financial statements, which have been audited by KPMG LLP, independent public accountants. The financial data as of September 30, 2000 and 1999, and for each of the nine-month periods then ended, have been derived from GE's unaudited condensed consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of GE for the periods and dates presented. This data should be read in conjunction with the respective audited and unaudited consolidated financial statements of GE, including the notes to the financial statements, incorporated by reference into this document.


                                     FOR THE NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30,                          FOR THE YEAR ENDED DECEMBER 31,
                                  --------------------------    -------------------------------------------------------------
                                     2000           1999          1999         1998         1997         1996         1995
                                  -----------    -----------    ---------    ---------    ---------    ---------    ---------
                                  (UNAUDITED)    (UNAUDITED)
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Revenues......................      $ 94,872       $ 78,775     $111,630     $100,469     $ 90,840     $ 79,179     $ 70,028
Net earnings..................         9,150          7,628       10,717        9,296        8,203        7,280        6,573
Dividends declared............         4,059          3,440        4,786        4,081        3,535        3,138        2,838
Return earned on average share
  owners' equity..............          20.3%          19.4%        26.8%        25.7%        25.0%        24.0%        23.5%
EARNINGS PER SHARE OF COMMON
  STOCK (1):
  --Assuming dilution.........      $   0.91       $   0.76     $   1.07     $   0.93     $   0.82     $   0.72     $   0.64
  --Basic.....................          0.93           0.78         1.09         0.95         0.83         0.73         0.65
Dividends declared per share
  of common stock (1).........          0.41           0.35         0.48 2/3     0.41 2/3     0.36         0.31 2/3     0.28 1/6
BALANCE SHEET DATA (AS OF THE
  END OF THE PERIOD):
Total assets..................      $431,141       $380,224     $405,200     $355,935     $304,012     $272,402     $228,035
Long-term debt................        75,813         66,338       71,427       59,663       46,603       49,246       51,027
Common shares outstanding --
  average (1).................         9,888          9,828        9,833        9,807        9,824        9,922       10,103


------------------------------

(1) Reflects the 3-for-1 stock split effective April 27, 2000.

               SELECTED CONSOLIDATED FINANCIAL DATA OF HONEYWELL

    The following selected financial data for each of the three years in the period ended December 31, 1999 have been derived from Honeywell's audited consolidated financial statements. The financial data as of September 30, 2000 and 1999, and for each of the nine-month periods then ended, and as of December 31, 1996 and 1995, and for each of the years then ended, have been derived from Honeywell's unaudited condensed consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Honeywell for the periods and dates presented. This data should be read in conjunction with the respective audited and unaudited consolidated financial statements of Honeywell, including the notes to the financial statements, incorporated by reference into this document.


                                           FOR THE NINE MONTHS
                                                  ENDED
                                              SEPTEMBER 30,                FOR THE YEAR ENDED DECEMBER 31,
                                          ----------------------  -------------------------------------------------
                                             2000        1999      1999     1998     1997       1996        1995
                                          ----------  ----------  -------  -------  -------  ----------  ----------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Net sales...............................   $18,569     $17,576    $23,735  $23,555  $22,499   $21,283     $21,077
Net income (1)..........................     1,405       1,534      1,541    1,903    1,641     1,423       1,209
EARNINGS PER SHARE OF COMMON STOCK (2):
  --Assuming dilution...................   $  1.74     $  1.90    $  1.90  $  2.34  $  2.00   $  1.73     $  1.48
  --Basic...............................      1.76        1.94       1.95     2.38     2.04      1.77        1.50
Dividends (2)...........................    0.5625        0.51       0.68     0.60     0.52      0.45        0.39
BALANCE SHEET DATA (AS OF THE END OF THE
  PERIOD):
Total assets............................   $25,917     $22,212    $23,527  $22,738  $20,118   $18,322     $17,525
Long-term debt..........................     4,155       2,480      2,457    2,776    2,394     2,034       1,848
Common shares outstanding at
  period end (2)........................     797.5       792.9      795.1    795.3    794.9     802.7       803.4


------------------------------

(1) For the nine months ended September 30, 2000, includes repositioning and other charges, an impairment charge relating to Honeywell's Friction Materials business and a gain on the sale of the former Honeywell Inc. TCAS product line, resulting in a net after-tax charge of $319 million, or $0.40 per share. For the nine months ended September 30, 1999, includes repositioning and other charges, and gains on the sales of Honeywell's Laminate Systems business and its investment in AMP common stock, resulting in a net after-tax charge of $1 million, with no impact on the per share amount. For the year ended December 31, 1999, includes AlliedSignal/Honeywell Inc. merger, repositioning and other charges and gains on the sales of Honeywell's Laminate Systems business and Honeywell's investment in AMP common stock, resulting in a net after-tax charge of $624 million, or $0.78 per share. For the year ended December 31, 1998, includes repositioning charges, a gain on settlement of litigation claims and a tax benefit resulting from the favorable resolution of certain prior-year research and development tax claims, resulting in a net after-tax charge of $4 million, with no impact on the per share amount. For the year ended December 31, 1997, includes repositioning and other charges, gains on the sales of Honeywell's automotive Safety Restraints and certain Industrial Control businesses and a charge related to the 1996 sale of its automotive Braking Systems business, resulting in a net after-tax charge of $5 million, with no impact on the per share amount. For the year ended December 31, 1996, includes repositioning and other charges and a gain on the sale of Honeywell's automotive Braking Systems business, resulting in a net after-tax gain of $9 million, or $0.01 per share.

(2) Reflects the 2-for-1 stock split effective September 15, 1997.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth selected historical and pro forma per share data for GE and historical and pro forma equivalent per share data for Honeywell. The data presented below should be read in conjunction with the historical financial statements of Honeywell and GE that have been incorporated by reference into this document. The Honeywell pro forma equivalent per share data was calculated by multiplying the GE pro forma per share data by the exchange ratio of 1.055. The pro forma combined per share data may not be indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, and may not be indicative of future operating results or financial position.


                                                               NINE MONTHS          FOR THE YEAR ENDED
                                                                  ENDED                DECEMBER 31,
                                                              -------------   ------------------------------
                                                              SEPTEMBER 30,
                                                                  2000          1999       1998       1997
                                                              -------------   --------   --------   --------
                                                               (UNAUDITED)
GE HISTORICAL (1)
Earnings per share:
  Diluted...................................................     $ 0.91        $ 1.07     $0.93      $0.82
  Basic.....................................................       0.93          1.09      0.95       0.83
Cash dividends declared per share...........................       0.41          0.48 2/3   0.41 2/3   0.36
Book value per share........................................       4.82          4.32       N/A        N/A

HONEYWELL HISTORICAL
Earnings per share:
  Diluted...................................................     $ 1.74        $ 1.90     $2.34      $2.00
  Basic.....................................................       1.76          1.95      2.38       2.04
Cash dividends declared per share...........................       0.56 1/4      0.68      0.60       0.52
Book value per share........................................      11.71         10.82       N/A        N/A

GE PRO FORMA (2)
Pro Forma combined earnings per share:
  Diluted...................................................     $ 0.97        $ 1.13     $1.03      $0.90
  Basic.....................................................       0.98          1.15      1.05       0.92
Pro Forma combined dividends declared per share.............       0.42          0.50      0.43       0.37
Pro Forma combined book value per share.....................       5.31          4.78       N/A        N/A

HONEYWELL PRO FORMA EQUIVALENT (2)
Earnings per share:
  Diluted...................................................     $ 1.02        $ 1.19     $1.09      $0.95
  Basic.....................................................       1.03          1.21      1.11       0.97
Cash dividends per share....................................       0.44          0.53      0.45       0.39
Book value per share........................................       5.60          5.04       N/A        N/A


------------------------------

(1) Reflects the 3-for-1 stock split effective April 27, 2000.

(2) These amounts are unaudited and do not reflect adjustments to eliminate transactions between GE and Honeywell.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    GE common stock is listed and traded primarily on the New York Stock Exchange, or NYSE, under the symbol "GE". Honeywell common stock is listed and traded primarily on the NYSE under the symbol "HON". Honeywell common stock was listed and traded primarily on the NYSE under the symbol "ALD" until December 1, 1999, at which time Honeywell changed its name from AlliedSignal Inc. following its merger with Honeywell Inc.

    The following table sets forth, for the periods indicated, the high and low sales prices per share of GE common stock and Honeywell common stock as reported on the NYSE, based on published financial services, and the quarterly cash dividends per share declared:


                                                        GE COMMON STOCK (1)                      HONEYWELL COMMON STOCK
                                               -------------------------------------      -------------------------------------
                                                 HIGH          LOW         DIVIDENDS        HIGH          LOW         DIVIDENDS
                                               --------      --------      ---------      --------      --------      ---------
1998
First Quarter................................    $29 13/64     $23 27/64     $0.10          $43 13/16     $34 5/8       $0.15
Second Quarter...............................     30 43/64      26 57/64      0.10           47 9/16       39 5/8        0.15
Third Quarter................................     32 19/64      24 13/64      0.10           46 11/16      32 5/8        0.15
Fourth Quarter...............................     34 41/64      23            0.11 2/3       45 1/8        33 1/16       0.15

1999
First Quarter................................    $38 1/16      $31 27/64     $0.11 2/3      $50 15/16     $37 13/16     $0.17
Second Quarter...............................     39 9/64       33 17/64      0.11 2/3       68 5/8        49 1/4        0.17
Third Quarter................................     40 53/64      34 3/16       0.11 2/3       67 9/16       57 1/2        0.17
Fourth Quarter...............................     53 11/64      38 13/64      0.13 2/3       63 3/4        52 3/8        0.17

2000
First Quarter................................    $54 61/64     $41 43/64     $0.13 2/3      $60 1/2       $40 5/16      $0.18 3/4
Second Quarter...............................     55 63/64      47 11/16      0.13 2/3       59 1/8        32 1/8        0.18 3/4
Third Quarter................................     60 1/2        49 1/2        0.13 2/3       41 3/4        33 1/4        0.18 3/4
Fourth Quarter (through December 1, 2000)....     59 15/16      47 15/16     N/A             54 1/2        33 3/8        0.18 3/4


------------------------------

(1) Reflects the 3-for-1 stock split effective April 27, 2000.

    The following table sets forth the closing prices per share of GE common stock and Honeywell common stock on the NYSE on:

    - October 19, 2000, the trading day on which news reports first appeared that Honeywell was in discussions with United Technologies Corporation regarding a possible business combination;

    - October 20, 2000, the last full trading day prior to the announcement of the execution of the merger agreement; and


    - December 1, 2000, the last full trading day prior to the date of this proxy statement/prospectus.


    This table also sets forth the equivalent price per share of Honeywell common stock on those dates. The equivalent price per share for Honeywell common stock is equal to the closing price of a share of GE common stock on that date multiplied by 1.055, the number of shares of GE common stock to be issued in exchange for each share of Honeywell common stock.


                                                                                     HONEYWELL
                                                       GE COMMON     HONEYWELL     EQUIVALENT PER
                                                         STOCK      COMMON STOCK    SHARE PRICE
                                                      -----------   ------------   --------------
October 19, 2000....................................    $55.62         $35.88          $58.68
October 20, 2000....................................     52.25          46.00           55.12
December 1, 2000....................................     51.00          49.94           53.80


    Honeywell shareowners should obtain current market quotations for GE common stock. The market price of GE common stock could vary at any time before or after the merger.

GE DIVIDEND POLICY

    The holders of GE common stock receive dividends if and when declared by the GE board of directors out of funds legally available for dividends. GE expects to continue paying quarterly cash dividends on GE common stock. The declaration and payment of dividends after the merger will depend upon business conditions, operating results and the GE board of directors' consideration of other relevant factors.

    GE declared dividends of $4.786 billion in 1999, or approximately 44.7% of GE's 1999 consolidated earnings. GE declared dividends of $.48 2/3 per share in 1999, which represented an increase of 17% from 1998 and GE's 24th consecutive annual increase.

GE STOCK REPURCHASE PROGRAM

    At year-end 1999, GE had purchased and placed into treasury a total of 304 million GE shares having an aggregate cost of $15.440 billion under a share repurchase program begun in December 1994. In December 1999, GE's board of directors increased the authorization to repurchase GE common stock to $22 billion and authorized the program to continue through 2002. Such shares are from time to time reissued upon the exercise of employee stock options, conversion of convertible securities and for other corporate purposes. Due to the requirements of applicable regulations promulgated by the Securities and Exchange Commission, GE will suspend repurchases of GE common stock from the date of the mailing of this proxy statement/prospectus through the date of the special meeting of Honeywell shareowners.

    In addition, in connection with the merger, GE may limit the number of shares of GE common stock to be repurchased in the future by GE or terminate the program.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION THAT WE HAVE INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING OF SHAREOWNERS.

    THE VALUE OF THE MERGER CONSIDERATION THAT HONEYWELL SHAREOWNERS WILL RECEIVE WILL DEPEND ON THE MARKET VALUE OF GE COMMON SHARES AT THE EFFECTIVE TIME OF THE MERGER.


    In the merger, Honeywell shareowners will receive 1.055 shares of GE common stock in exchange for each of their shares of Honeywell common stock. The market value of GE common shares is likely to vary between the date of this proxy statement/prospectus and the effective time of the merger because of global economic, business, competitive, market and regulatory conditions, or changes in the operations or prospects of GE or Honeywell. After the merger, the market value of GE common shares may also change over time due to changes in global economic, business, competitive, market and regulatory factors. Detailed information about these factors is contained in GE's and Honeywell's filings with the SEC. Because the value of the merger consideration depends on the market value of a GE common share at the time of the merger, the value of the merger consideration that Honeywell shareowners will receive in the merger cannot now be determined. This market value may be less than or greater than $53.80 per share of Honeywell common stock, which is the value of the merger consideration based upon the closing GE common share price on the NYSE of $51.00 on December 1, 2000, the last full trading day prior to the date of this proxy statement/prospectus. If the market value of GE common stock declines prior to the effective time of the merger, then the value of the merger consideration to be received by the holders of Honeywell common shares in the merger will correspondingly decline.


    THE NEED FOR GOVERNMENTAL APPROVALS MAY AFFECT THE DATE OF CONSUMMATION OF THE MERGER OR COULD DIMINISH THE BENEFITS OF THE MERGER.

    The merger is conditioned upon, among other things, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, the approval by the European Commission of the transactions contemplated by the merger agreement pursuant to European Union Council Regulation No. 4064/89, and the expiration of the applicable waiting periods under the Competition Act of Canada. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies in numerous other countries with respect to the merger relating primarily to antitrust issues must be made and received prior to the consummation of the merger. Satisfying these regulatory requirements may affect the date of consummation of the merger. In addition, you should be aware that, as in any large transaction, it is possible that, among other things, restrictions on the combined operations of GE and Honeywell, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. Such restrictions on operations and divestitures could diminish the benefits of the merger to GE.

    GE MAY NOT REALIZE ALL OF THE ANTICIPATED BENEFITS OF THE MERGER.

    The success of the merger will depend, in part, on the ability of GE to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of Honeywell with those of its own. GE's success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of Honeywell's operations into GE. Even if GE is able to integrate the business operations of Honeywell successfully, GE cannot assure you that this integration will result in the realization of the full benefits of the synergies, cost savings and growth opportunities that GE currently expects to result from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, the benefits from the merger may be offset by costs incurred in integrating the companies, and regulatory authorities may impose adverse conditions on the combined businesses, such as divestiture of product lines, in connection with granting approval of the merger.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements included or incorporated by reference in this proxy statement/prospectus that are not statements of historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those preceded by, followed by or that include the words "expects", "intends", "plans", "projects", "believes", "estimates", "anticipates" and variations of these and similar expressions. With respect to all forward-looking statements, Honeywell and GE claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

    You should understand that the following important factors, in addition to those discussed in "Risk Factors" previously and elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of GE, Honeywell and the combined company following the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

    - materially adverse changes in economic and industry conditions and customer demand generally or in the markets served by Honeywell and GE

    - supply and demand for and pricing of supplies and components

    - changes in demographics and consumer preferences or demands for GE's and Honeywell's goods and services

    - fluctuations of foreign currencies

    - the competitiveness of product substitutes

    - the actions of competitors

    - new technologies

    - industry consolidation

    - deregulation

    - supply disruptions

    - changes in operating conditions and costs

    - risks relating to performance of contracts, including dependence on performance of third-parties

    - availability of intellectual property rights for newly developed products

    - changes in regulatory environment

    - the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters during the integration process

    - the impact of the loss of employees

                         THE HONEYWELL SPECIAL MEETING

DATE, TIME AND PLACE


    The Honeywell special meeting will be held on Wednesday, January 10, 2001 at 10:00 a.m., local time, at Honeywell's headquarters located at 101 Columbia Road, Morris Township, New Jersey.


MATTERS TO BE CONSIDERED AT THE HONEYWELL SPECIAL MEETING

    At the Honeywell special meeting, shareowners will be asked to consider and vote upon a proposal to approve the merger agreement and the merger, and such other matters as may properly come before the Honeywell special meeting. It is currently contemplated that no other matters will be considered at the special meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


    Shareowners of record of shares of Honeywell common stock at the close of business on December 1, 2000, the record date for the Honeywell special meeting, are entitled to receive notice of, and have the right to vote at, the Honeywell special meeting. On the record date, approximately 804,936,061 shares of Honeywell common stock were issued and outstanding. Shareowners of record of shares of Honeywell common stock on the record date are each entitled to one vote per share on the approval and adoption of the merger agreement and the merger.


    A quorum of shareowners is necessary to have a valid meeting of shareowners. A majority of the shares of Honeywell common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Honeywell special meeting in order for a quorum to be established.

    Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by Honeywell in its treasury or by any majority-owned subsidiary of Honeywell do not count toward a quorum.

    A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. We expect, in the event that a quorum is not present at the Honeywell special meeting, that the meeting will be adjourned or postponed to solicit additional proxies.

    If you own Honeywell shares as a participant in a Honeywell employee savings plan, you will receive a card to instruct the plan trustee on voting shares held by the plan on your behalf. Please refer to the card for a more detailed explanation of the timing requirement for voting plan shares by telephone, internet or mail.

VOTES REQUIRED

    Approval and adoption of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the shares of the Honeywell common stock outstanding on the record date. Under applicable Delaware law, in determining whether the proposal to approve and adopt the merger agreement and the merger has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote "against" the proposal. In addition, failing to vote will have the same effect as a vote "against" the proposal. Under the applicable rules of the NYSE, a bank, broker or other fiduciary who holds shares for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote those customers' shares with respect to the proposal to be voted on at the Honeywell special meeting in the absence of specific instructions from the customer. Shares held by a broker, bank or other fiduciary which are not voted because the customer has not provided instructions to the broker, bank or other fiduciary will have the same effect as a vote "against" the proposal.

SHARE OWNERSHIP OF MANAGEMENT


    At the close of business on the record date, directors and executive officers of Honeywell and their affiliates beneficially owned and were entitled to vote approximately 3,259,737 shares of Honeywell common stock, collectively representing less than one percent of the shares of Honeywell common stock outstanding on that date. Each director and executive officer has indicated his or her present intention to vote, or cause to be voted, the shares of Honeywell common stock owned by him or her "for" the approval and adoption of the merger agreement and the merger.


VOTING OF PROXIES

    SUBMITTING PROXIES. Shareowners of record may vote their shares by attending the Honeywell special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. If a proxy card is signed by a shareowner of record and returned without specific voting instructions, the shares represented by the proxy will be voted "for" the proposal presented at the Honeywell special meeting.

    Because Delaware, the state in which Honeywell is incorporated, permits electronic submission of proxies, shareowners who are shareowners of record or who hold shares in a Honeywell stock plan have the option to submit their proxies via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareowners to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting via the internet and by telephone are printed on the proxy card for shareowners of record and shareowners who hold shares in Honeywell stock plans.

    Shareowners whose shares are held in the name of a bank, broker or other fiduciary must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Honeywell special meeting. Please check the voting form used by your bank, broker or other fiduciary to see if you may vote via the internet or by telephone.


    REVOKING PROXIES. Shareowners of record may revoke their proxies at any time prior to the time their proxies are voted at the Honeywell special meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the secretary of Honeywell, by a later-dated proxy signed and returned by mail, or by attending the Honeywell special meeting and voting in person. Shareowners of record may also revoke proxies by a later-dated proxy using the internet and telephone voting procedures. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the meeting to the following address:



       Honeywell International Inc.
       101 Columbia Road
       P.O. Box 4000
       Morris Township, New Jersey 07962-2497
       Telecopy: (973) 455-4413
       Attention: Secretary


    Shareowners who require assistance in changing or revoking a proxy should call Georgeson Shareholder Communications Inc. at 1-800-223-2064.

    OTHER BUSINESS; ADJOURNMENTS. Honeywell is not aware of any other business to be acted upon at the Honeywell special meeting. If, however, other matters are properly brought before the Honeywell special meeting, or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment.

    Adjournments of the Honeywell special meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by shareowners representing a majority of the votes present in person or by proxy at the Honeywell special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Honeywell does not currently intend to seek an adjournment of its special meeting.

    PROXY SOLICITATION. The cost of solicitation of proxies from shareowners will be paid by Honeywell. In addition to solicitation by mail, the directors, officers and employees of Honeywell may also solicit proxies from shareowners by telephone, telecopy, telegram or in person. Honeywell will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

    Honeywell has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitations. Georgeson Shareholder Communications Inc. will receive customary fees as compensation for its services and reimbursement for its related out-of-pocket expenses. Honeywell has agreed to indemnify Georgeson Shareholder Communications Inc. against certain liabilities arising out of or in connection with its engagement.

    DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. THE EXCHANGE AGENT WILL SEND TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES REPRESENTING SHARES OF HONEYWELL COMMON STOCK TO FORMER HONEYWELL SHAREOWNERS SHORTLY AFTER THE MERGER IS COMPLETED.

CONFIDENTIAL VOTING POLICY

    It is Honeywell's policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner's request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. Honeywell may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowners meeting will be independent parties unaffiliated with Honeywell.

                                   THE MERGER

BACKGROUND OF THE MERGER

    On an ongoing basis, Honeywell management identifies candidates for acquisitions, combinations or strategic alliances to further its strategic plan and strengthen its existing core businesses. At the end of May 2000, Mr. Michael R. Bonsignore, chairman and chief executive officer of Honeywell, contacted Mr. George David, chairman and chief executive officer of United Technologies Corporation, to determine his interest in a possible strategic combination of the two companies or their respective lines of business.

    On June 8, 2000, Mr. Bonsignore met with Mr. David in New York City. At that meeting, the representatives of Honeywell and United Technologies discussed the possible merits of a transaction and suggested that, subject to the completion of a regulatory analysis, it would be in the best interests of both companies to continue efforts to explore a possible combination. At the conclusion of the meeting, it was agreed that regulatory counsel for the two companies would review their respective businesses and make a joint recommendation as to the feasability of a transaction. This effort proceeded and a joint recommendation of feasibility was made.

    On September 29, 2000, Messrs. David and Bonsignore and their respective legal counsel met. After a review of regulatory matters, the parties agreed to proceed to explore potential terms for a transaction.

    Over the next several weeks, representatives of Honeywell and United Technologies conducted due diligence and negotiated the terms for a possible transaction. The parties scheduled board of directors meetings for October 20, 2000, at which time the respective boards of directors would evaluate the terms for the transaction.

    On the afternoon of October 19, 2000, there were reports in the media that a potential transaction between Honeywell and United Technologies was pending and that, in such transaction, each share of Honeywell common stock would be exchanged for 0.74 of a share of United Technologies common stock. In light of such rumors, Honeywell issued a press release confirming that it was in discussions with United Technologies about a possible business combination. On the evening of October 19, John F. Welch, Jr., chairman and chief executive officer of GE, discussed individually with various board members of GE the possibility of making a proposal to acquire Honeywell. On October 20, Mr. Welch continued these board discussions, received approval to proceed with the proposal and consulted with members of GE's senior management as well as GE's outside advisors.

    On October 20, 2000, the Honeywell board of directors met to consider a possible combination with United Technologies. During the course of the meeting, Mr. Welch contacted Mr. Bonsignore, indicating that GE had an interest in pursuing a business combination at an exchange ratio of one share of GE common stock for each outstanding share of Honeywell common stock. In response to a request from Mr. Bonsignore, Mr. Welch confirmed this proposal to the Honeywell board of directors in writing. After considering the matter, including, among other things, the fact that the value of one share of GE common stock represented significantly greater value than the then market value of the fraction of a share being offered by United Technologies, the Honeywell board of directors determined that Honeywell management should explore the proposal made by Mr. Welch and report back to the board of directors at 5:00 P.M. on October 21, 2000, at which time the board of directors would be reconvened.

    Mr. Bonsignore then communicated to Mr. David of United Technologies that Honeywell had received another proposal, that the board of directors had directed management to explore the other proposal and that the board of directors would not be in a position to proceed with any transaction prior to exploring such other proposal. Mr. Bonsignore then called Mr. Welch and set a time to meet with Mr. Welch in New York City that afternoon.

    Mr. David and legal counsel for United Technologies subsequently contacted Mr. Bonsignore and legal counsel for Honeywell, respectively, to indicate that, unless Honeywell was willing to sign an agreement with United Technologies within the hour, United Technologies would be issuing a press release indicating that discussions between the two companies had terminated. Mr. Bonsignore noted in response that the Honeywell board of directors had already recessed until 5:00 P.M., October 21, 2000, that the board of directors had directed management to explore the interest from GE and, accordingly, Honeywell was not in a position to sign an agreement and United Technologies should do what it felt was appropriate.


    Later on the afternoon of October 20, 2000, United Technologies issued a press release stating that discussions with Honeywell had terminated. Honeywell, in a press release, confirmed that such discussions had terminated and that Honeywell was exploring alternative proposals. Representatives of Bear Stearns, Honeywell's financial advisor, had also received a call on October 20, 2000 from another company expressing possible interest in a business combination transaction. However, after receiving media reports on the afternoon of October 20 that GE had expressed an interest in a transaction with Honeywell, the other party withdrew its expression of interest in exploring a potential transaction.


    Later on October 20, 2000, discussions between representatives of GE and Honeywell began. Such discussions focused on the consideration to be paid and the protection of the Honeywell franchise, as well as the terms for the transaction. During the evening, a draft merger agreement was provided to counsel for GE.

    On October 21, 2000, the terms of the transaction, as well as the merger agreement, were negotiated, subject to approval by the Honeywell and GE boards of directors. As part of those negotiations, GE agreed to increase the exchange ratio to 1.055 shares of GE common stock for each share of Honeywell common stock.

    At a meeting held late in the afternoon of October 21, 2000, the Honeywell board of directors considered in detail the terms of the proposed transaction with GE. Management reported on the negotiations with GE, as well as Honeywell's role in the combined organization. Mr. Bonsignore also conveyed to the directors Mr. Welch's agreement to postpone his retirement until the end of 2001 so as to oversee the integration of the two companies. Mr. Welch then spoke briefly to the Honeywell board of directors. In addition, the board of directors also heard a presentation from legal counsel as to the terms of the proposed agreement and a financial presentation from Bear Stearns. Following discussion, the board of directors approved the proposed agreement as being in the best interest of Honeywell and its shareowners.

    The board of directors of GE met on October 22, 2000 and approved the transaction. Following such approval, Honeywell and GE executed the merger agreement and related documents. A press release announcing the transaction was issued that evening.

RECOMMENDATIONS OF THE HONEYWELL BOARD OF DIRECTORS; REASONS FOR THE MERGER

    At a meeting held on October 21, 2000, with one director, Ann M. Fudge, excused because she is also a director of GE, the board of directors of Honeywell unanimously:

    - determined that the merger is advisable and fair to, and in the best interests of, Honeywell and its shareowners;

    - directed that the proposed transaction be submitted for consideration by the Honeywell shareowners; and

    - recommended that the Honeywell shareowners vote "for" approval and adoption of the merger agreement and the merger.

    In reaching its decision, the Honeywell board of directors consulted with Honeywell's management, as well as its legal counsel and its financial advisor, and considered the following material factors:

    (1) the merger will present, based on the then-current market price for GE common stock, the opportunity for the holders of Honeywell common stock to receive a significant premium over the trading value of Honeywell common stock on October 18, 2000, the last day of trading before rumors of a possible business combination transaction appeared in the marketplace, while at the same time allowing those shareowners to participate in a more diversified company with greater resources and, as shareowners of GE, benefit from any future growth of that company;

    (2) the board of directors' knowledge of Honeywell and the industries in which the Honeywell businesses compete and its belief that the greater resources which Honeywell will realize as a result of the merger are important to the long-term future of Honeywell;

    (3) the potential strategic and other benefits of the merger, including the complementary nature and related expansion of various Honeywell and GE businesses and the opportunity for significant cost savings;

    (4) the oral presentations by, and discussions with, Bear Stearns and the oral opinion of Bear Stearns, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the qualifications and limitations set forth in the written opinion, the exchange ratio was fair to the shareowners of Honeywell from a financial point of view. A copy of Bear Stearns' written opinion is attached as Annex C to this proxy statement/prospectus;

    (5) the fact that the merger provides for a fixed exchange ratio and, as a result, the value of GE common stock to be received by Honeywell shareowners at the effective time of the merger may be higher or lower than the value of such stock at the time the merger agreement was signed;

    (6) the decision of John F. Welch, Jr. to continue as chief executive officer and chairman of the GE board of directors until the end of 2001 and the fact that it is presently contemplated that three of Honeywell's current board members, including Mr. Bonsignore, will be appointed to the GE board at the effective time of the merger;

    (7) the intended accounting of the merger as a pooling of interests;

    (8) the ability to complete the merger as a reorganization for United States federal income tax purposes in which Honeywell shareowners generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for a fractional share of GE's common stock;

    (9) the board of directors' belief, after considering the advice of counsel, that the parties should be able to satisfy all conditions to the completion of the merger, including the receipt of the necessary regulatory approvals in accordance with the terms of the merger agreement, while recognizing the possibility that regulators might impose conditions on the grant of their approval;

   (10) GE's agreement to (a) use the Honeywell name in areas in which Honeywell has been historically strong, (b) use the Honeywell name in conjunction with the GE name for the Honeywell Home and Building Control business and the Honeywell avionics business and (c) consider using the Honeywell name in conjunction with the GE name for the Honeywell industrial controls business;

   (11) the terms of the merger agreement regarding third party proposals, including (a) that the Honeywell board of directors may, under certain circumstances, furnish information to a party making, and enter into discussions regarding, a proposal that the board of directors concludes in good faith could result in a superior proposal, (b) that the Honeywell board of directors may, under certain circumstances, withdraw or change its recommendation of the merger after receiving a superior proposal, (c) the potential payment to GE of a termination fee, (d) the grant to GE of an option to purchase shares of Honeywell common stock and (e) that Honeywell cannot terminate the merger agreement in order to enter into a transaction with a third party before the Honeywell shareowners have had an opportunity to vote on the proposed merger, and the potential effect of such provisions on possible efforts by other parties to acquire or otherwise combine with Honeywell;

   (12) the fact that rumors concerning a possible business combination involving Honeywell had surfaced, providing an opportunity to other parties with an interest in pursuing a business combination with Honeywell to contact Honeywell or its advisors;

   (13) the fact that Honeywell shareowners will have an opportunity to vote on the proposed merger; and


   (14) the interests that certain executive officers and directors of Honeywell may have with respect to the merger in addition to their interests as shareowners of Honeywell generally. See "--Interests of Honeywell Management in the Merger" on page 30.


    The Honeywell board of directors did not find it necessary to, and did not quantify or otherwise assign relative weights to, the foregoing factors or determine that any factor was of particular importance. Rather, the Honeywell board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it. The Honeywell board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above. In reaching this determination, the factors described above generally figured positively, as advantages or opportunities, with the exception of the factor described in clause (11) above, which figured both positively and negatively, and the factors described in clauses (5) and (14) above, which the Honeywell board of directors considered to be neutral.


    In considering the recommendation of the Honeywell board of directors to approve and adopt the merger agreement and the merger, Honeywell shareowners should be aware that certain officers and directors of Honeywell have certain interests in the proposed merger that are different from and in addition to the interests of Honeywell shareowners generally. The Honeywell board of directors was aware of these interests and considered them in approving the merger agreement and the merger. See "--Interests of Honeywell Management in the Merger" on page 30.


OPINION OF THE HONEYWELL FINANCIAL ADVISOR

    Honeywell engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    At the October 21, 2000 meeting of the Honeywell board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the written opinion, the exchange of one share of Honeywell common stock for 1.055 shares of GE common stock--which we refer to as the exchange ratio--was fair, from a financial point of view, to the shareowners of Honeywell.

    We have attached as Annex C to this document the full text of Bear Stearns' written opinion and urge you to read the opinion in its entirety. This opinion sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns and is incorporated herein by reference. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION WHICH IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. In reading the discussion of the fairness opinion set forth below, Honeywell shareowners should be aware that Bear Stearns' opinion:

    - was provided to the Honeywell board of directors for its use and benefit;

    - did not address Honeywell's underlying business decision to effect the merger;

    - did not constitute a recommendation to the Honeywell board of directors in connection with the merger;

    - does not constitute a recommendation to any Honeywell shareowner as to how to vote in connection with the merger proposal; and

    - was not intended to be relied upon or confer any rights or remedies upon any creditor or shareowner of Honeywell, or any other third party.

    Although Bear Stearns evaluated the fairness, from a financial point of view, of the exchange ratio to the shareowners of Honeywell, the exchange ratio itself was determined by GE and Honeywell through arm's-length negotiations. Bear Stearns provided advice to Honeywell during the course of such negotiations. Except as discussed below, Honeywell did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

    In arriving at its opinion, Bear Stearns, among other things:

    - reviewed the merger agreement;

    - reviewed Honeywell's Annual Report to Shareowners and Annual Report on Form 10-K for the year ended December 31, 1999, its quarterly reports on Form 10-Q for the periods ended March 31 and June 30, 2000, its Reports on Form 8-K since December 31, 1999 and Honeywell's press release announcing third quarter earnings;

    - reviewed certain operating and financial information, including projections for the three years ended December 31, 2003, provided to Bear Stearns by Honeywell's management relating to Honeywell's business and prospects;

    - reviewed certain estimates of cost savings and other combination benefits expected to result from the merger prepared and provided to Bear Stearns by Honeywell's management;

    - met with certain members of Honeywell's senior management to discuss Honeywell's business, operations, historical and projected financial results and future prospects;

    - reviewed GE's Annual Report to Shareholders and Annual Report on
      Form 10-K for the year ended December 31, 1999, and its quarterly reports on Form 10-Q for the periods ended March 31 and June 30, 2000, its Reports on Form 8-K since December 31, 1999 and GE's press release announcing third quarter earnings;

    - met with certain members of GE's senior management to discuss GE's business, operations, historical and projected financial results and future prospects;

    - reviewed the historical prices, trading multiples and trading volumes of Honeywell common stock and GE common stock;

    - reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Honeywell and GE;

    - reviewed the terms of recent acquisitions of companies which Bear Stearns deemed generally comparable to the merger;

    - reviewed the pro forma financial results, financial condition and capitalization of GE giving effect to the merger; and

    - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

    In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the projections and synergy estimates provided to Bear Stearns by Honeywell. With respect to Honeywell's projected financial results and the potential synergies that could be achieved upon consummation of the merger, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Honeywell as to the expected future performance of Honeywell. With Honeywell's consent, Bear Stearns also relied upon certain estimates prepared by Wall Street analysts with regard to GE's projected financial results. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections and the synergy estimates provided to Bear Stearns, and relied upon the assurances of the senior management of Honeywell that it was unaware of any facts that would make such information, or projections or synergy estimates incomplete or misleading.

    Bear Stearns also assumed with the consent of Honeywell that the merger will
(1) qualify as a tax free reorganization for United States federal income tax purposes, (2) be accounted for under the pooling of interests method of accounting and (3) otherwise be consummated in a timely manner in accordance with the terms described in the merger agreement, without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Honeywell or GE. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Honeywell and GE, nor was it furnished with any such appraisals. In rendering its opinion, Bear Stearns did not solicit, and was not authorized to solicit, third party acquisition interest in Honeywell. In rendering its opinion, Bear Stearns did, however, consider the terms of certain proposals received by Honeywell.

    In addition, Bear Stearns did not express any opinion as to the price or range of prices at which Honeywell common stock or GE common stock may trade subsequent to the announcement or consummation of the merger. Bear Stearns' opinion was necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its opinion. Bear Stearns assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after that date.

    The following is a summary of the material valuation and financial and comparative analyses considered by Bear Stearns in connection with the rendering of the Bear Stearns opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of the Bear Stearns opinion.

    In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, GE and Honeywell. Any estimates contained in the analysis performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by this analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Bear Stearns' opinion was among several factors considered by the Honeywell board of directors in making its determination to approve the merger agreement and the merger.

    HISTORICAL RATIO ANALYSIS. Bear Stearns reviewed the relationship between the daily closing prices of Honeywell common stock and GE common stock during the period from October 20, 1999 through October 20, 2000, by analyzing the implied historical ratios determined by dividing the price per share of Honeywell common stock by the price per share of GE common stock over such period. Bear Stearns noted that the ratio as of October 19, 2000, prior to the announcement by Honeywell and United Technologies of discussions regarding a potential transaction between Honeywell and United Technologies, was 0.645, and for the last three months prior to October 19, 2000, the average implied historical ratio was 0.640, as compared to the exchange ratio in the merger of 1.055.

    COMPARABLE COMPANY ANALYSIS. Bear Stearns compared certain financial, trading and valuation information for Honeywell and GE to certain publicly available financial, trading and valuation information for six selected companies, which, in Bear Stearns' judgment, were comparable to Honeywell and GE for purposes of this analysis. These companies were:

- Emerson Electric Co.                         - Textron Inc.
- Rockwell International Corporation           - Tyco International Ltd.
- Siemens AG                                   - United Technologies Corporation

    Bear Stearns' analysis was based on closing stock prices as of October 19, 2000, prior to the announcement by Honeywell and United Technologies of discussions regarding a potential transaction between Honeywell and United Technologies. A summary of the multiples of equity value to projected net income for calendar years 2000 and 2001 is set forth below:


                                                               EQUITY VALUE/PROJECTED NET INCOME
                                                              -----------------------------------
                                                               CALENDAR YEAR      CALENDAR YEAR
                                                              2000 ESTIMATE(3)   2001 ESTIMATE(3)
                                                              ----------------   ----------------
Honeywell...................................................          12.0x              10.7x
GE..........................................................          43.8x              38.1x
Merger (1)..................................................          18.5x              16.5x
Range of Multiples for Comparable Companies.................     9.2x-24.0x         8.1x-19.2x
Harmonic Mean for Comparable Companies (2)..................          16.3x              14.5x
Median for Comparable Companies.............................          20.3x              17.0x


------------------------------

(1) Based on the closing price of GE common stock as of October 20, 2000, at the exchange ratio of 1.055x.

(2) The harmonic mean of the comparable company multiples is the reciprocal of the arithmetic mean of the reciprocals of the comparable company multiples.

(3) Projected net income of Honeywell is based upon projections of Honeywell management. Projected net income of GE is based upon Wall Street analyst estimates. Except as noted, stock prices are the closing stock prices on October 19, 2000.

    Bear Stearns noted that for calendar years 2000 and 2001, multiples of the equity value to projected net income of Honeywell were below the harmonic mean and the median for comparable companies, while the multiples of the equity value to projected net income of GE were above the harmonic mean and the median for comparable companies. Bear Stearns also noted that the merger multiples were above the harmonic mean for comparable companies. Bear Stearns further noted that none of the comparable companies is identical to GE or Honeywell and that, accordingly, any analysis of comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of GE and Honeywell versus the companies to which GE and Honeywell were compared.

    PREMIUM ANALYSIS. Bear Stearns conducted (i) an analysis of the implied premium paid to Honeywell shareowners and (ii) a comparison of the implied premium to the implied premiums paid in selected stock-for-stock, "non-mergers of equals" transactions--that is, transactions involving the merger of two companies unequal in size. Bear Stearns noted that based upon the closing sales prices for Honeywell common stock as of October 19, 2000, prior to the announcement by Honeywell and United Technologies of discussions regarding a potential transaction between Honeywell and United Technologies, and for GE common stock as of October 20, 2000, the exchange ratio of 1.055 resulted in an implied one-day premium to Honeywell shareowners of 53.6%. Based on the average closing price of GE common stock for the ten days ending October 20, 2000, the implied premium to Honeywell shareowners was 65.1%. Bear Stearns also noted the various premiums set forth below:


                                                                             BASED ON GE TEN DAY
                                                   BASED ON GE SPOT STOCK   AVERAGE STOCK PRICE OF
                                                     PRICE OF $52.25(1)           $56.14(2)
                                                   ----------------------   ----------------------
Value of Merger Consideration at 1.055x..........           $55.12                   $59.23
HONEYWELL COMMON STOCK PRICES:
Spot--$46.00 (1).................................            19.8 %                   28.8 %
October 19 "Pre-announcement"--$35.88............            53.6 %                   65.1 %
Spot Price Four Weeks Prior--$36.31 (3)..........            51.8 %                   63.1 %
52 Week High--$63.75 (1).........................           (13.5)%                   (7.1)%
52 Week Low--$33.00 (1)..........................            67.0 %                   79.5 %


------------------------------

(1) Based on closing price as of October 20, 2000.

(2) Based on the average closing prices over the ten day period ended on October 20, 2000.

(3) Based on closing price as of September 22, 2000.

    Bear Stearns also compared the one-day and four-week pre-announcement premiums paid to Honeywell shareowners to the premiums/discounts observed over comparable periods for selected stock-for-stock, "non-mergers of equals" transactions valued between $25 billion and $75 billion (excluding debt) and announced since January 1997. The transactions included in this analysis are set forth below:


    - Chevron Corporation's acquisition of Texaco Inc.



    - Chase Manhattan Corporation's acquisition of J.P. Morgan & Co.
      Incorporated



    - Citigroup Inc.'s acquisition of Associates First Capital Corporation



    - Credit Suisse First Boston Inc.'s acquisition of Donaldson, Lufkin & Jenrette, Inc.



    - Viacom Inc.'s acquisition of Infinity Broadcasting Corporation


    - FirstEnergy Corp.'s acquisition of GPU, Inc.

    - FPL Group, Inc.'s acquisition of Entergy Corporation

    - Georgia-Pacific Corporation's acquisition of Fort James Corporation

    - UBS AG's acquisition of Paine Webber Group Inc.


    - JDS Uniphase Corporation's acquisition of SDL, Inc.



    - Terra Networks, S.A.'s acquisition of Lycos, Inc.



    - Veritas Software Corporation's acquisition of Seagate Technology, Inc.


    - VeriSign, Inc.'s acquisition of Network Solutions, Inc.

    - El Paso Energy Corporation's acquisition of The Coastal Corporation

    - JDS Uniphase Corporation's acquisition of E-Tek Dynamics, Inc.

    - Clear Channel Communications, Inc.'s acquisition of AMFM, Inc.

    - Motorola, Inc.'s acquisition of General Instrument Corporation


    - Viacom Inc.'s acquisition of CBS Corporation


    - The Dow Chemical Company's acquisition of Union Carbide Corporation


    - Firstar Corporation's acquisition of Mercantile Bancorporation Inc.


    - AT&T Corp.'s acquisition of MediaOne Group, Inc.

    - BP Amoco Corporation's acquisition of Atlantic Richfield Company

    - Global Crossing Ltd.'s acquisition of Frontier Corporation

    - Lucent Technologies Inc.'s acquisition of Ascend Communications, Inc.

    - Scottish Power plc's acquisition of PACIFICORP

    - Tyco International Ltd.'s acquisition of AMP Incorporated

    - The Kroger Co.'s acquisition of Fred Meyer, Inc.


    - American International Group, Inc.'s acquisition of SunAmerica Inc.


    - Albertson's, Inc.'s acquisition of American Stores Company

    - Berkshire Hathaway Inc.'s acquisition of General Re Corporation

    - Daimler-Benz AG's acquisition of Chrysler Corporation

    - Washington Mutual, Inc.'s acquisition of HF Ahmanson & Company


    - AT&T Corp.'s acquisition of Teleport Communications Group Inc.


    - First Union Corporation's acquisition of CoreStates Financial Corp.

    - Starwood Hotels & Resorts Worldwide, Inc.'s acquisition of ITT Corporation

    - WorldCom, Inc.'s acquisition of MCI Communications Corporation

    - NationsBank Corporation's acquisition of Barnett Banks, Inc.

    The implied premium analysis for selected stock-for-stock, "non-mergers of equals" transactions is set forth below:

                                                                    IMPLIED PREMIUM (DISCOUNT)
                                                              --------------------------------------
                                                              ONE-DAY PRIOR TO   FOUR WEEKS PRIOR TO
                                                                ANNOUNCEMENT        ANNOUNCEMENT
                                                              ----------------   -------------------
Range of Implied Premiums for Selected Transactions.........      (2)%-103%             2%-153%
Median Implied Premium......................................            25%                 37%
Mean Implied Premium........................................            31%                 48%
Merger......................................................            54%(1)              52%(2)

------------------------------

(1) Based on closing price for GE common stock on October 20, 2000 and the "pre-announcement" closing price for Honeywell common stock on October 19, 2000.

(2) Based on the closing price for Honeywell common stock on September 22, 2000 and the closing price for GE common stock on October 20, 2000.

    COMPARABLE ACQUISITION ANALYSIS. Bear Stearns reviewed and analyzed certain of the publicly available financial terms of eight selected merger and acquisition transactions which, in Bear Stearns' judgment, were in the relevant industry segments and reasonably comparable to the merger, and compared the financial terms of these transactions to those of the merger. The eight transactions were:

    - United Technologies Corporation's acquisition of Sundstrand Corporation

    - Siebe plc's acquisition of BTR plc

    - Honeywell's acquisition of Measurex Corporation

    - The B.F. Goodrich Company's acquisition of Coltec Industries Inc.

    - Tyco International Ltd.'s acquisition of AMP Incorporated

    - SPX Corporation's acquisition of General Signal Corporation

    - Rockwell International Corporation's acquisition of Reliance Electric Company

    - Emerson Electric Co.'s acquisition of Fisher Controls International, Inc.

    Bear Stearns reviewed the prices paid in these transactions and analyzed various financial information and imputed valuation multiples. Bear Stearns' analysis of the comparable acquisitions indicated that the range of equity value multiples and enterprise value multiples for the latest 12 months as of the transaction date for the comparable transactions and fiscal year 2000 for the merger was as indicated below:


                                                                      ENTERPRISE VALUE
                                               EQUITY       -------------------------------------
                                              VALUE/LTM         LTM
                                             NET INCOME      REVENUES     LTM EBITDA    LTM EBIT
                                            -------------   -----------   ----------   ----------
Range of Multiples for Comparable
  Acquisitions............................    10.4x-38.6x    1.31x-2.30x  6.0x-12.6x    8.4x-21.7x
Harmonic Mean for Comparable
  Acquisitions............................          18.4x          1.57x        9.4x         13.1x
Median for Comparable Acquisitions........          19.3x          1.41x       10.0x         13.6x
Merger (1)................................          18.5x          1.96x       10.0x         12.5x


------------------------------

(1) Merger multiple based on projected fiscal year 2000 Honeywell financial results.

    Bear Stearns noted that the merger multiples were generally consistent with both the harmonic mean and median of the comparable transaction multiples. Bear Stearns also noted that none of the comparable acquisitions was identical to the merger and that, accordingly, any analysis of the comparable acquisitions necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Honeywell versus the acquisition values of the companies in the comparable acquisitions.

    PRO FORMA EARNINGS PER SHARE ACCRETION AND DIVIDEND ANALYSIS. Bear Stearns analyzed the impact of the merger on the projected earnings per share of GE for the projected fiscal years 2001 and 2002 assuming the realization of various levels of potential synergies and excluding any one-time charges.


                                                  2001 $/% ACCRETION(1)   2002 $/% ACCRETION(1)
                                                  ---------------------   ---------------------
$0 in potential synergies.......................        $0.14/8.9%              $0.15/8.3%

$250 million in potential synergies.............        $0.15/9.9%              $0.17/9.2%

$500 million in potential synergies.............       $0.17/11.0%             $0.18/10.1%


------------------------------

(1) Projected net income of Honeywell based upon projections of Honeywell management. Projected net income of GE based upon Wall Street analyst estimates.

    Bear Stearns also conducted an analysis of Honeywell's dividends per share, comparing estimated dividends on a stand-alone basis to estimates of dividends to be paid by GE after the merger to former Honeywell shareowners, adjusted by the exchange ratio and assuming that the dividend paid by GE after the merger would remain the same as GE's current dividend. Pro forma for the merger, the implied effect on the indicated dividends per share to Honeywell shareowners after giving effect to the exchange ratio is a reduction of $0.17 to $0.58 compared to a stand-alone indicated dividend per share of $0.75.

    The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. The opinions are therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering its opinion. Bear Stearns did not form a judgment as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses and did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of the Bear Stearns analysis of the fairness, from a financial point of view, of the exchange ratio to the shareowners of Honeywell.

    Pursuant to the terms of its engagement letter with Bear Stearns, Honeywell has agreed to pay Bear Stearns a total fee of $30 million, $10 million of which became payable to Bear Stearns upon the delivery of its opinion to the Honeywell board of directors and $20 million of which will become payable upon consummation of the merger. Honeywell has also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

    Bear Stearns has previously rendered certain investment banking and financial advisory services to both Honeywell and GE for which Bear Stearns received customary compensation. Bear Stearns may provide financial advisory and financing services to the company surviving the merger and/or its affiliates and may receive fees for the rendering of these services. In the ordinary course of its business, Bear Stearns may actively trade the securities of Honeywell and/or GE for its own account and for the accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in these securities.

GE'S REASONS FOR THE MERGER

    The GE board of directors approved the merger agreement on October 22, 2000 after GE's senior management discussed with the board the businesses, assets, liabilities, results of operations and financial performance of Honeywell and GE, the complementary nature of certain of GE's and Honeywell's businesses, the expectation that Honeywell's businesses could be readily integrated with GE's existing operations, and the potential benefits that could be realized as a result of such integration. The GE board of directors also carefully considered the terms of the merger agreement and the stock option agreement and determined that the transaction is in the best interests of GE and its shareowners.

INTERESTS OF HONEYWELL MANAGEMENT IN THE MERGER

    In considering the recommendation of the Honeywell board of directors with respect to the merger agreement and the merger, Honeywell shareowners should be aware that certain members of the management of Honeywell and the Honeywell board of directors have interests in the merger that may be different from, or in addition to, the interests of the other shareowners of Honeywell generally. These interests are summarized below.


    EXISTING TERMINATION AGREEMENTS WITH HONEYWELL EXECUTIVES. Under the Honeywell Severance Plan for Senior Executives, if the employment of a senior executive covered under the plan is terminated other than for cause or death, or is terminated by the senior executive for good reason within the 24-month period following the completion of the merger, such senior executive will be entitled to a lump sum severance payment equivalent to one and one-half, two or three times his or her base salary and annual incentive bonus, a pension enhancement, a continuation of certain other benefits, such as group life and medical insurance coverage, for a period of one and one-half, two or three years and an additional payment of an amount sufficient to make the senior executive whole in the event that he or she is subject to any excess parachute excise tax in connection with the merger and a subsequent termination of employment.



    Pursuant to the Honeywell Severance Plan for Senior Executives, Honeywell is obligated to make the severance payments described above to certain employees if their employment is terminated following the merger. Included within this group of employees are Michael R. Bonsignore, Giannantonio Ferrari, Robert
D. Johnson, Peter M. Kreindler, Richard F. Wallman, James T. Porter and Barry C. Johnson. If Honeywell is required to make these cash severance payments to all seven of these employees, it will be required to pay, in the aggregate, approximately $26.4 million.



    BONSIGNORE EMPLOYMENT AGREEMENT. Upon the consummation of the merger, it is anticipated that the employment of Mr. Bonsignore, chairman of the board of directors and chief executive officer of Honeywell, with Honeywell will be terminated by Mr. Bonsignore for good reason and that Mr. Bonsignore will be entitled to receive severance benefits under his employment agreement, including a severance payment equal to three years' salary and bonus. Mr. Bonsignore is also entitled to receive an additional payment of an amount sufficient to make him whole in the event that he is subject to any excess parachute excise tax in connection with the merger and his termination of employment. In addition, as is the case for all other executive officers of Honeywell, all of Mr. Bonsignore's unvested equity-based awards will become vested and exercisable as of the consummation of the merger. See "--Incentive Compensation and Stock Ownership Plans" below.



    INCENTIVE COMPENSATION AND STOCK OWNERSHIP PLANS. Pursuant to the terms of Honeywell's equity-based compensation plans--other than those plans that are applicable only to non-employee members of the Honeywell board of directors--all unvested options to purchase Honeywell shares will become vested and exercisable as of the consummation of the merger, and restrictions with respect to shares of restricted stock issued under those plans will lapse on that date. As of the record date, Honeywell's executive officers held unvested options to acquire an aggregate of 4,783,500 shares of Honeywell common stock with a weighted average exercise price of $54.23 per share which will become exercisable as of the consummation of the merger. Upon the consummation of the merger, these options will be converted into options to acquire an aggregate of 5,046,593 shares of GE common stock with a weighted average exercise price of $51.40 per share and shares of restricted stock will be converted into shares of GE common stock. In addition, as of the consummation of the merger, restrictions with respect to an aggregate of 517,500 restricted shares of Honeywell common stock held by Honeywell's executive officers will lapse.


    Prior to the consummation of the merger, and subject to the other provisions of the merger agreement, Honeywell may pay performance bonuses to no more than 20 of its senior executives in an amount not to exceed $19 million in the aggregate. The payment of these bonuses is not contingent upon the consummation of the merger.

    NEW CONSULTING AGREEMENT. Mr. Bonsignore is expected to enter into a consulting agreement with GE that will take effect upon consummation of the merger. The consulting agreement will have a term of two years from the consummation of the merger, during which term Mr. Bonsignore will serve as chairman of the board of directors and chief executive officer, emeritus, of Honeywell and devote as much as 50% of normal business time to his duties under the consulting agreement. These duties will include assisting with the integration of Honeywell and GE, advising the chief executive officer of GE on matters pertaining to the Honeywell businesses, serving as an "ambassador at large" for the Honeywell businesses, supporting the interests of the businesses with customers, suppliers and employees, and performing such other specific assignments as Mr. Bonsignore and the chief executive officer of GE agree to during the term of the consulting agreement.


    Under the consulting agreement, Mr. Bonsignore will receive an annual consulting fee of $3 million and reimbursement for business expenses and have access to GE aircraft for business and personal use. If the consulting agreement is terminated by GE or by reason of Mr. Bonsignore's death or disability, GE will pay to Mr. Bonsignore, or his estate or beneficiary, as applicable, a cash lump sum payment equal to the consulting fees otherwise payable over the remainder of the term of the agreement and Mr. Bonsignore will continue to have access to GE aircraft for two years following the consummation of the merger. It is anticipated that Mr. Bonsignore's employment with Honeywell will be terminated by Mr. Bonsignore for good reason at the time the merger is completed. As a result, he will be entitled to receive the benefits payable under his existing employment agreement and Honeywell's benefit plans. See "--Bonsignore Employment Agreement" above on page 30.


    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. GE has agreed to cause the company surviving the merger to indemnify, to the fullest extent allowed under law, each individual who is or was an officer or director of Honeywell or its subsidiaries for all actions taken by them in their capacities as such or for actions taken at the request of Honeywell or a Honeywell subsidiary prior to the consummation of the merger. GE has also agreed to cause the company surviving the merger to honor all indemnification obligations of Honeywell to those persons, whether pursuant to Honeywell's restated certificate of incorporation, by-laws or an indemnification agreement. For three years after completing the merger, GE will also procure officers' and directors' liability insurance in respect of acts or omissions prior to the completion of the merger. GE will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the current annual premium paid by Honeywell for its existing coverage prior to the merger. However, if the annual premiums of that insurance coverage exceed that amount, GE will be obligated to provide, or cause its subsidiaries to provide, coverage available for a cost equal to 200% of the current annual premium. In addition, GE has agreed that the company surviving the merger will not settle certain shareowner class action suits without a full release of the officers and directors of Honeywell named in such actions.

    APPOINTMENT OF DIRECTORS. Upon consummation of the merger, the GE board of directors will be expanded to add three persons mutually acceptable to GE and Honeywell. These three persons will also be nominated for election to the GE board of directors at the two annual meetings of GE shareowners following consummation of the merger. It is presently contemplated that three of

Honeywell's current board members, including Mr. Bonsignore, will be appointed to the GE board of directors at the effective time of the merger.

ACCOUNTING TREATMENT


    We expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of GE and Honeywell will be carried forward to the books of GE at their historical recorded amounts, subject to any adjustments required to conform the accounting policies of GE and Honeywell. In addition, the net earnings of GE will include earnings of GE and Honeywell for the entire fiscal year in which the merger occurs. The historical reported net earnings of GE and Honeywell for prior periods will be combined and restated as net earnings of GE after addressing any accounting conformity issues.


    It is a condition to closing the merger that GE and Honeywell receive a letter at the closing from KPMG LLP stating that they concur with the opinion of GE's management that pooling of interests accounting treatment for the merger is appropriate if the merger is consummated in accordance with the terms of the merger agreement and a letter from PricewaterhouseCoopers LLP at the closing stating that they concur with the opinion of Honeywell's management that Honeywell is eligible to participate in a transaction to be accounted for as a pooling of interests.

REGULATORY MATTERS

    U.S. ANTITRUST. Under the Hart-Scott-Rodino Act, GE and Honeywell cannot complete the merger until they have given the following notice and information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and one or more specified waiting periods expire or are earlier terminated:

    - notification that GE and Honeywell desire to merge; and

    - certain information relating to the nature of the businesses and industries in which GE and Honeywell operate.


    GE and Honeywell submitted pre-merger notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice on November 15, 2000. The merger cannot be consummated until a required waiting period of 30 days from the date of such filing has expired or been terminated earlier by the Antitrust Division of the United States Department of Justice. The Antitrust Division of the United States Department of Justice can also request additional information and materials from GE and Honeywell in connection with its review of the proposed merger. Should there be such an additional request, GE and Honeywell cannot complete the merger until 20 days after they have substantially complied with the request for additional information, unless the 20-day waiting period is terminated early. The Antitrust Division of the United States Department of Justice has the authority to challenge the merger on antitrust grounds by seeking a federal court order enjoining the transaction pending an administrative hearing. Expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act is a condition to completing the merger.


    EUROPEAN UNION. Both GE and Honeywell conduct business in member states of the European Union. European Union Council Regulation No. 4064/89 and accompanying regulations require notification of and approval by the European Commission of specific mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. GE and Honeywell intend to file formal notifications with the European Commission. Completing a review and gaining approval under the European Commission merger regulation is a condition to completing the merger.


    CANADA. Both GE and Honeywell conduct business in Canada. The Competition Act of Canada and accompanying regulations require notification of and approval by Canada's Competition Bureau of specific mergers or acquisitions involving parties whose aggregate Canadian assets or whose revenues from sales to and from Canada exceed a predetermined threshold, or if the size of the Canadian assets being acquired exceeds a specific dollar value. This notification to the Competition Bureau and expiration of the applicable waiting period are required before the merger can be completed. GE and Honeywell intend to file formal notifications with the Competition Bureau.


    OTHER LAWS. In addition to the regulatory approvals described above, the consent of the Federal Aviation Administration, the Federal Communications Commission and certain other governmental agencies may be required to be obtained prior to the effective time of the merger. GE and Honeywell are currently in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following general discussion is a summary of the anticipated material United States federal income tax consequences of the merger to you, a shareowner of Honeywell, if you are a United States holder and you hold shares of Honeywell stock as a capital asset. You are a United States holder if you are (1) a United States citizen or resident alien individual, (2) a corporation, partnership or other entity created or organized under the laws of the United States or any state or the District of Columbia, (3) an estate the income of which is subject to United States federal income tax without regard to the source or (4) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all substantial decisions relating to the trust.

    This summary is intended only as general information and does not address all of the United States federal income tax consequences of the merger that may be relevant to you based upon your particular circumstances. Moreover, you may be subject to special tax rules based on your particular circumstances -- for example, if you are a non-United States holder, financial institution, tax-exempt organization, insurance company, dealer in securities, hold your shares of Honeywell stock as a hedge, or as part of a constructive sale or conversion transaction or acquired your shares of Honeywell stock pursuant to the exercise of employee stock options or otherwise as compensation -- which are not addressed in this summary. This summary also does not cover any aspect of United States federal tax law other than income taxation, and does not discuss the tax consequences of the merger under the laws of any state, locality or non-United States jurisdiction.

    YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU UNDER UNITED STATES FEDERAL, AS WELL AS UNDER APPLICABLE STATE, LOCAL AND NON-UNITED STATES TAX LAW.


    TAX OPINIONS. Shearman & Sterling, counsel to GE, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Honeywell, have rendered opinions to the effect that, under current United States federal income tax law, (1) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (2) each of Honeywell, GE and Merger Sub will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Neither GE nor Honeywell will request a ruling from the Internal Revenue Service with regard to any of the United States federal income tax consequences of the merger. The tax opinions are based on and subject to certain assumptions and limitations as well as factual representations received from GE and Honeywell, as discussed below. Opinions of counsel represent such counsel's best legal judgment and have no binding effect or official status of any kind. No assurances can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues.


    The tax opinions and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinions or of the statements and conclusions set forth in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

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
    TAX CONSEQUENCES OF THE MERGER. Subject to the limitations and qualifications set forth in this summary, the material United States federal income tax consequences of the merger to you are as follows:


    - You will not recognize gain or loss on the exchange of Honeywell common stock for GE common stock in the merger, except to the extent of cash you receive in lieu of fractional shares.



    - If you receive cash in lieu of a fractional share of GE common stock, you generally will recognize capital gain or loss measured by the difference between the amount of cash received and the part of your tax basis that is apportioned to the fractional share of GE common stock as described below.



    - Your aggregate tax basis in GE common stock received in the merger will be the same as the aggregate tax basis of Honeywell common stock surrendered in the merger, reduced by any amount of tax basis allocable to a fractional share interest in GE common stock for which you received cash.



    - Your holding period for the GE common stock received in the merger--including fractional shares redeemed for cash--will include the holding period of the Honeywell common stock surrendered in the merger.


    BACKUP WITHHOLDING. Under the United States backup withholding rules, you may be subject to backup withholding at the rate of 31% on any cash received in lieu of fractional shares of GE common stock, unless you (1) are a corporation or qualify under other exempt categories and, when required, demonstrate this fact or (2) provide a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against your federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service. If you do not comply with the backup withholding rules, you may be subject to penalties imposed by the Internal Revenue Service.

FEDERAL SECURITIES LAWS CONSEQUENCES

    The merger agreement requires Honeywell to use reasonable best efforts to cause each of its affiliates to execute a written agreement, in the form attached as an exhibit to the merger agreement, to the effect that such person will not offer, sell or otherwise dispose of any of the shares of common stock of GE issued to that affiliate in the merger or otherwise owned or acquired by that affiliate:

    - for a period beginning 30 days prior to the merger and continuing until results covering at least 30 days of post-merger combined operations of GE and Honeywell have been published by GE, which restriction is necessary to ensure that the merger is accounted for as a pooling of interests; or

    - in violation of the Securities Act.

    All shares of common stock of GE received by Honeywell shareowners in the merger will be freely transferable, except that shares of common stock of GE received by persons who are deemed to be "affiliates" of Honeywell under the Securities Act at the time of Honeywell's special meeting may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Honeywell for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Honeywell, but would not include shareowners who are not officers, directors or principal shareowners of Honeywell.

APPRAISAL AND DISSENTERS' RIGHTS

    In accordance with the Delaware General Corporation Law, there will be no appraisal rights or dissenters' rights available to holders of Honeywell common stock in connection with the merger.

STOCK EXCHANGE LISTING

    GE is obligated under the merger agreement to use its reasonable best efforts to cause the shares of GE common stock to be issued upon the consummation of the merger to be approved for listing on the NYSE. In addition, it is a condition to Honeywell's obligation to consummate the merger that these shares be approved for listing on the NYSE, subject to official notice of issuance to the NYSE. The Honeywell common stock will be delisted from the NYSE following consummation of the merger.

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
                                MERGER AGREEMENT

    The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/ prospectus. All shareowners are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

    STRUCTURE OF THE MERGER. At the effective time of the merger, General Electric 2000 Merger Sub, Inc., a newly formed, wholly owned subsidiary of GE, will merge with and into Honeywell. Honeywell will remain as the surviving corporation and become a wholly owned subsidiary of GE immediately after the merger.

    EFFECTIVE TIME OF THE MERGER. The closing of the merger will occur within three business days after the fulfillment or waiver of the conditions described below under "The Merger Agreement--Conditions to the Completion of the Merger", unless GE and Honeywell agree in writing upon another time or date.

    The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State. The filing of the certificate of merger will take place at the time of the closing of the merger.


    MERGER CONSIDERATION. The merger agreement provides that each share of Honeywell common stock that is outstanding prior to the effective time of the merger will, at the effective time of the merger, be converted into the right to receive 1.055 shares of GE common stock.


    CANCELATION OF SHARES. Each share of Honeywell common stock held by Honeywell as treasury stock or owned by GE immediately prior to the effective time will be automatically canceled, and GE will not exchange those shares for any securities of GE or any other consideration.

    PROCEDURE FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES. Prior to the merger, an exchange agent will be appointed to handle the exchange of Honeywell stock certificates for GE stock certificates and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Honeywell stock certificates for GE stock certificates, to each former Honeywell shareowner. The letter of transmittal will contain instructions explaining the procedure for surrendering Honeywell stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

    Honeywell shareowners who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of GE common stock into which their shares of Honeywell common stock have been converted in the merger.

    After the merger, each certificate that previously represented shares of Honeywell common stock will represent only the right to receive the shares of GE's common stock into which those shares of Honeywell common stock have been converted.

    GE will not pay dividends to holders of Honeywell stock certificates in respect of the shares of GE common stock into which the Honeywell shares represented by those certificates have been converted until the Honeywell stock certificates are surrendered to the exchange agent.


    After the merger becomes effective, Honeywell will not register any further transfers of Honeywell shares. Any certificates for Honeywell shares that you present for registration after the effective time of the merger will be exchanged for GE shares.


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

    GE will not issue fractional shares in the merger. Instead, the exchange agent will determine the excess of the number of full shares of GE common stock delivered as part of the merger over the number of full shares of GE common stock distributed to holders of Honeywell common stock. As soon as practicable after the effective time of the merger, the exchange agent will sell these excess shares on the NYSE. The exchange agent will determine the portion of the net proceeds from the sale of the excess shares that each holder of Honeywell common stock is entitled, if any, by multiplying the net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which a holder of Honeywell common stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Honeywell common stock are entitled. Alternatively, GE may elect at its option to pay the exchange agent an amount in cash sufficient for the exchange agent to pay to each of those shareowners otherwise entitled to a fractional share of GE common stock an amount in cash determined by multiplying the fractional share interest to which the shareowner would otherwise be entitled by the closing price for a share of GE common stock on the NYSE on the first business day immediately following the effective time of the merger. After determining the amount of cash to be paid to shareowners otherwise entitled to a fractional share of GE common stock, the exchange agent will pay those amounts to such holders of Honeywell common stock.


TREATMENT OF HONEYWELL STOCK OPTION PLANS

    At the effective time of the merger, the right to receive shares of Honeywell common stock pursuant to each outstanding option to purchase shares of Honeywell common stock granted under the Honeywell stock option plans will become the right to purchase a number of shares of GE common stock equal to the number of shares of Honeywell common stock that were subject to the option multiplied by 1.055, at an exercise price equal to the current exercise price divided by 1.055. Each option granted to employees, in accordance with the terms of the Honeywell stock option plans, will vest and become exercisable immediately upon the effective time of the merger. Each such option, subject to the foregoing, will then be subject to the same terms and conditions as were in effect immediately prior to the merger.

    GE will take all action necessary to reserve for issuance a sufficient number of shares of GE common stock that will become subject to options to purchase shares of GE common stock and will file with the SEC a registration statement with respect to such GE common stock.

    Prior to the signing of the merger agreement, Honeywell took action to cause the holders of restricted shares, restricted stock units and any other stock-based awards of Honeywell outstanding under Honeywell stock plans which would otherwise be settled in cash, to receive settlements in shares of GE common stock. Within 90 days of the consummation of the merger, holders of restricted stock units which will be settled in shares of GE common stock will receive that number of shares of GE common stock equal to the cash value of the restricted stock units divided by the closing price of GE common stock on the date of the consummation of the merger.

BOARD OF DIRECTORS

    GE has agreed to take all action necessary so that, upon the consummation of the merger, the board of directors of GE will have been expanded to add three persons mutually acceptable to Honeywell and GE. The three persons will be elected to the board of directors of GE effective as of the effective time of the merger, and the same three persons will be nominated for election to the board of directors of GE at the two annual meetings of shareowners of GE following the consummation of the merger. It is presently contemplated that three of Honeywell's current board members, including Mr. Bonsignore, will be appointed to the GE board of directors at the effective time of the merger.

COVENANTS

    GE and Honeywell have each undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

    NO SOLICITATION. Honeywell has agreed not to, and will cause its subsidiaries not to, and will use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly:

    - take any action to solicit, initiate, encourage, or facilitate the making of any "acquisition proposal" or any inquiry with respect to any acquisition proposal of the type described below; or

    - engage in substantive discussions or negotiations with any person regarding any acquisition proposal or disclose any nonpublic information relating to it or its subsidiaries or afford access to the properties, books or records of it or its subsidiaries to any person that has made, or that Honeywell knows is considering making, any acquisition proposal.

    However, in the event that Honeywell receives an acquisition proposal that, prior to the approval and adoption of the merger agreement and the merger by the shareowners of Honeywell, was not solicited by it and that the board of directors of Honeywell concludes in good faith could result in a "superior proposal" of the type described below, and the Honeywell board of directors determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of the acquisition proposal, there is a reasonable probability that the board of directors would be in violation of its fiduciary duties under applicable law if Honeywell failed to do so, Honeywell may, after giving written notice of its intention to do so to GE:

    - furnish information with respect to Honeywell and its subsidiaries to the person making the acquisition proposal, subject to a customary confidentiality agreement; and

    - participate in discussions or negotiations regarding such acquisition proposal.

    An "acquisition proposal" is any offer or proposal for, or indication of interest in, any:

    - direct or indirect acquisition or purchase of a business or asset of Honeywell or any of its subsidiaries that constitutes 20% or more of the net revenue, net income or assets of Honeywell and its subsidiaries, taken as a whole;

    - direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Honeywell or of any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of Honeywell and its subsidiaries, taken as a whole;

    - tender offer or exchange offer that, if completed, would result in any person owning 20% or more of any class of equity securities of Honeywell, or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of Honeywell and its subsidiaries, taken as a whole; or

    - merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Honeywell or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of Honeywell and its subsidiaries, taken as a whole.

    A "superior proposal" is any bona fide written acquisition proposal, obtained by Honeywell and not solicited by it, for all the outstanding shares of Honeywell common stock on terms which the board of directors of Honeywell determines in its good faith judgment -- after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal and the merger agreement that the board of directors considers to be relevant, including break-up fees, expense reimbursement requirements, conditions to and expected timing and risks of consummation, and the ability of the party making the acquisition proposal to obtain financing for such acquisition proposal, and taking into account all other legal, financial, regulatory and all other aspects of such proposal--to be more favorable, other than in immaterial respects, from a financial point of view to Honeywell's shareowners than the merger and which has a reasonable likelihood of being completed.

    Honeywell will notify GE promptly upon, but in no event later than 24 hours after, receipt of an acquisition proposal or any amendment or change in any previously received acquisition proposal or any request for nonpublic information relating to Honeywell or its subsidiaries or for access to the properties, book or records of Honeywell or its subsidiaries by any person that has made, or to Honeywell's knowledge, may be considering making, an acquisition proposal. Honeywell will promptly provide GE with copies of any proposals, indications of interest, draft agreements and correspondence relating to any acquisition proposal. Honeywell will, and will cause its subsidiaries to immediately cease and cause to be terminated, and use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to immediately cease and cause to be terminated, all discussions and negotiations that have taken place prior to the date of the merger agreement with any persons with respect to any acquisition proposal, and will request the return or destruction of all confidential information provided to any other person.

    BOARD OF DIRECTORS' COVENANT TO RECOMMEND AND CALL SHAREOWNER
MEETING. Honeywell's board of directors has agreed to call a meeting of its shareowners, to recommend the approval and adoption of the merger agreement and the merger to its shareowners and to use its best efforts to obtain such approval and adoption. The board of directors is permitted not to make this recommendation or to withdraw or to modify this recommendation in a manner adverse to GE only if, after receiving a superior proposal, the board of directors determines in its good faith judgment, after receiving the advice of outside legal counsel, that in light of this superior proposal, there is a reasonable probability that the board of directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify its recommendation, such determination to be in the sole discretion of Honeywell's board of directors.

    OPERATIONS OF HONEYWELL PENDING CLOSING. Honeywell has undertaken that it and its subsidiaries, until the earlier of the effective time of the merger or termination of the merger agreement, will conduct their businesses in the ordinary course consistent with past practices and use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Honeywell has agreed that it and its subsidiaries will not, without the prior written consent of GE, such consent not to be unreasonably withheld:

    - amend any organizational documents;

    - adopt a plan or agreement of merger, liquidation, dissolution, reorganization or other similar transaction;

    - issue, encumber or dispose of any stock, options or other securities convertible into or exchangeable for stock, except pursuant to stock options outstanding as of October 22, 2000 and pursuant to the dividend reinvestment plan in effect on October 22, 2000;

    - split, combine, subdivide or reclassify its stock;

    - declare, set aside or pay dividends, except for regular quarterly cash dividends consistent with past practice;

    - redeem or repurchase any of its stock, except as required in connection with the terms of any Honeywell stock plan or in accordance with any dividend reinvestment plan in effect on October 22, 2000 consistent with past practice;

    - amend the terms of any employee or director stock options or other awards the value of which is tied to the value of Honeywell's stock;

    - increase employee compensation or benefits except for increases in the ordinary course consistent with past practice;

    - acquire a material amount of assets except in the ordinary course of business consistent with past practices or incur any additional incremental indebtedness in excess of $1.5 billion, in the aggregate;


    - dispose of a material amount of assets, except pursuant to existing contracts or commitments and in the ordinary course of business consistent with past practices, except as described below in "--Reasonable Best Efforts Covenant";


    - change any accounting policies except as required by changes in generally accepted accounting principles;

    - enter into any material joint venture, partnership or other similar arrangement;

    - take any action that would make any representation or warranty of Honeywell in the merger agreement inaccurate in any material respect;

    - settle or compromise any material legal action for an amount in excess of $100 million, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any legal action, except for those which would not individually or in the aggregate adversely affect the businesses or operations of Honeywell, GE or the combined company at or after the effective time of the merger;

    - take any action to exempt any person, entity or action, other than GE, from the provisions of Section 203 of the Delaware General Corporation Law or any other potentially applicable anti-takeover provision;

    - make any election with respect to taxes that would have a material adverse effect on Honeywell; or

    - agree or commit to do any of the foregoing.

    A material adverse effect, with respect to any person or entity, means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations of such person or entity and its subsidiaries, taken as a whole, except to the extent resulting from:


    - any changes in general United States or global economic conditions;



    - any changes in general economic conditions in industries in which the person or entity operates, which changes do not affect Honeywell or GE, as the case may be, disproportionately relative to other entities operating in such industries; or


    - any decline in the market price of the common stock of such person or entity.

    GE and Honeywell have agreed that, for purposes of the covenants described above, acquisitions of property, assets or any business involving consideration in excess of $500 million in the aggregate, and dispositions of assets or property having a fair market value in excess of $500 million in the aggregate, shall be deemed to be material.

    REASONABLE BEST EFFORTS COVENANT. GE and Honeywell have agreed to cooperate with each other and use, and cause their subsidiaries to use, their respective reasonable best efforts to promptly take all necessary actions to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable, including, without limitation, preparing and filing all documentation to effect all necessary filings, notices and other required documents, and obtaining all necessary approvals, consents and other confirmations required to be obtained from third parties. GE and Honeywell will use their reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the completion of the merger, including defending through litigation on the merits any claim asserted in any court by any person, and to avoid or eliminate any impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority in order to cause the closing of the merger to occur as soon as reasonably possible. GE will not be required to take any such action if such action with respect to a comparable amount of assets, businesses or product lines of Honeywell would be reasonably likely, in the aggregate, to have a material adverse effect on Honeywell and its subsidiaries, taken as a whole. In addition, neither GE nor Honeywell is required to sell or divest any businesses, product lines or assets of Honeywell if the sales and divestitures would be reasonably likely, in the aggregate, to have a material adverse effect on Honeywell and its subsidiaries. Honeywell will take such actions described in this paragraph as GE may request, provided that any such action is conditioned upon the consummation of the merger. GE and Honeywell will keep each other reasonably apprised of the status of matters relating to the completion of the transactions and work cooperatively in connection with obtaining all required approvals or consents of any governmental authority.

    EMPLOYEE MATTERS. GE and Honeywell agreed to the following in the merger agreement:

    - GE will cause the company surviving the merger to honor in accordance with their terms all benefits and obligations under Honeywell employee plans in effect on October 22, 2000; no provision of the merger agreement will prevent GE from amending or terminating any Honeywell employee plan to the extent permitted by the terms of the respective plan and applicable law, and the merger agreement does not create a right in any employee or beneficiary that the employee or beneficiary would not have otherwise had under the terms of any applicable Honeywell employee plan;

    - for a period of at least one year following the effective time of the merger, for as long as each Honeywell employee remains employed by GE or its subsidiaries, GE will provide to employees of Honeywell employee benefits which in the aggregate are at least as favorable as the benefits provided pursuant to Honeywell's employee benefit plans immediately prior to the effective time of the merger;

    - GE will, or will cause the company surviving the merger to, provide to employees of Honeywell at the effective time of the merger full credit for their service with Honeywell for purposes of eligibility, vesting and determination of benefits under severance benefit, vacation and other employee benefit plans, other than for benefit accrual purposes under defined benefit pension plans maintained by GE or where such crediting of service would result in a duplication of benefits;

    - GE will, or will cause the company surviving the merger to, waive all limitations as to preexisting conditions, exclusions and waiting periods, with respect to participation and coverage requirements applicable to Honeywell employees at the effective time of the merger under any welfare benefit plans of GE that such employees may be eligible to participate in after the effective time of the merger, other than limitations, exclusions and waiting periods that would have been in effect with respect to the same employees under any welfare plan maintained by Honeywell before the effective time of the merger; and

    - GE and Honeywell will take all necessary action to ensure that no "rabbi" or similar trust maintained by Honeywell is required to be funded as a result of the transactions contemplated by the merger agreement.

    CONSULTING AGREEMENT. At the effective time of the merger, GE will enter into a consulting agreement with Michael R. Bonsignore substantially on the terms set out in the disclosure schedule to the merger agreement.


    See "--Interests of Honeywell Management in the Merger" beginning on page 30, for additional information on the consulting agreement and employee benefits matters covered in the merger agreement.


    PAYMENT OF DIVIDENDS PENDING THE MERGER. GE and Honeywell have agreed to coordinate declaring dividends and the related record dates and payment dates so that Honeywell shareowners do not receive two dividends, or fail to receive one dividend, for any single calendar quarter.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains certain generally reciprocal representations and warranties made by each party to the other. These generally reciprocal representations and warranties relate to:

    - corporate existence, qualification to conduct business and corporate standing and power;

    - corporate authorization to enter into and carry out obligations under the merger agreement and the stock option agreement, the enforceability of the merger agreement and the stock option agreement and actions by the GE and Honeywell board of directors with respect to the merger agreement and the stock option agreement;

    - governmental consents, approvals, orders and authorizations required in connection with the merger;

    - absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

    - capitalization;

    - filings with the SEC;

    - financial statements;

    - information provided for inclusion in this proxy statement/prospectus;

    - litigation;

    - absence of undisclosed liabilities;

    - treatment of the merger as a pooling of interests for accounting purposes and as a reorganization under the Internal Revenue Code in which Honeywell shareowners generally will not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for a fractional share of GE common stock; and

    - payment of fees to finders and financial advisors in connection with the merger agreement.

    In addition, Honeywell also makes representations and warranties to GE regarding:

    - ownership of subsidiaries;

    - tax matters;

    - employee benefit matters;

    - compliance with laws;

    - environmental matters;

    - opinion of financial advisor;

    - absence of certain material changes or events since June 30, 2000;

    - intellectual property matters; and

    - takeover statutes.

    The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

ADDITIONAL COVENANTS

    INSURANCE AND INDEMNIFICATION. GE is obligated, for three years after the merger, to procure directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger for persons currently covered by Honeywell's officers' and directors' liability insurance policies. GE will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the current annual premium paid by Honeywell for its existing coverage prior to the merger. However, if the annual premiums of that insurance coverage exceed that amount, GE will be obligated to provide, or cause its subsidiaries to provide, coverage available for a cost equal to 200% of the current annual premium.

    GE is obligated to cause the company surviving the merger to indemnify and hold harmless each person who is, or has been an officer, director or employee of Honeywell or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers, directors or employees or taken at the request of Honeywell or any of its subsidiaries at any time on or prior to the effective time of the merger to the fullest extent permitted under applicable laws.

    EXPENSES. GE and Honeywell have agreed to each pay their own costs and expenses incurred in connection with the merger agreement and the merger. GE and Honeywell will, however, share equally

    - the filing fees for filings under the Hart-Scott-Rodino Act, antitrust filings with the European Commission and all similar filings;

    - the filing fees in connection with the filing with the SEC of this proxy statement/prospectus and the related registration statement;

    - all printing, mailing and related expenses; and

    - all other expenses not directly attributable to either Honeywell or GE.

    NYSE LISTING. GE is obligated to use its reasonable best efforts to cause the shares of its common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance.

    TAX AND ACCOUNTING TREATMENT. GE and Honeywell have each agreed not to take any action or fail to take any action which would prevent the merger from qualifying for pooling of interests accounting treatment or as a reorganization under the Internal Revenue Code. In addition, Honeywell has agreed not to take any action which would prevent the merger between Honeywell Inc. and AlliedSignal Inc. that was completed on December 1, 1999 from qualifying for pooling of interests accounting treatment.

    HONEYWELL NAME. GE has agreed to use the Honeywell name in areas in which Honeywell has been historically strong. In addition, GE has agreed to use the Honeywell name in conjunction with the GE name for the Honeywell Home and Building Control business and the Honeywell avionics business. Finally, GE will consider the use of the Honeywell name in conjunction with the GE name for the Honeywell industrial controls business.

CONDITIONS TO THE COMPLETION OF THE MERGER

    The respective obligations of GE and Honeywell to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions, the following:

    - approval and adoption of the merger agreement and the merger by the shareowners of Honeywell in accordance with Delaware law;

    - expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Act;

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
    - approval of the merger by the European Commission pursuant to European Community merger regulations;

    - expiration or termination of the relevant waiting period under the Competition Act of Canada;

    - the absence of any law, regulation or court order prohibiting, materially restricting, making illegal or enjoining the completion of the merger;

    - the SEC having declared effective the registration statement relating to the issuance of the shares of GE common stock to be issued in the merger, of which this proxy statement/prospectus forms a part;

    - the shares of GE common stock to be issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance; and

    - receipt of a letter at closing from KPMG LLP stating that they concur with the opinion of GE's management that pooling of interests accounting treatment for the merger is appropriate if the merger is consummated in accordance with the terms of the merger agreement and a letter at closing from PricewaterhouseCoopers LLP stating that they concur with the opinion of Honeywell's management that Honeywell is eligible to participate in a transaction to be accounted for as a pooling of interests.

    In addition, individually, the respective obligations of GE and Honeywell to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

    - the representations and warranties of the other company contained in the merger agreement being true and correct on the closing date of the merger, as if they were made on that date, unless they were by their express provisions made as of a specific date, in which case they need be true and correct only as of that specific date, unless their failure to be true and correct would not have a material adverse effect on such other company;

    - the other company having performed in all material respects all required obligations to be performed by it prior to the closing of the merger;

    - each company having received a certificate signed by an executive officer of the other company on its behalf to the effect of the previous two paragraphs; and

    - GE and Honeywell having received an opinion from their respective counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization under the Internal Revenue Code, and those opinions having not been withdrawn prior to the effective time of the merger.

    The obligations of GE to consummate the merger are subject to the following further conditions:

    - there is no statute, rule, regulation, injunction, order or decree applicable to the merger and the other transactions contemplated by the merger agreement by any court, governmental authority or agency or legislative body, foreign or domestic, that would, or would reasonably be expected to, have a material adverse effect on Honeywell at the effective time of the merger; and

    - all required approvals or consents of any governmental authority or third party will have been obtained except, in the case of consents the absence of which would not result in civil or criminal sanctions being imposed on GE, the company surviving the merger or their respective affiliates, where the failure to obtain any such consents and approvals would not reasonably be expected to have a material adverse effect on Honeywell, and all such approvals and consents which have been obtained shall be on terms that would not reasonably be expected to have a material adverse effect on Honeywell.

TERMINATION OF THE MERGER AGREEMENT

    RIGHT TO TERMINATE. The merger agreement may be terminated at any time prior to the closing in any of the following ways:

    - by the mutual written consent of GE and Honeywell;

    - by either GE or Honeywell:

       - if the merger is not completed as of June 30, 2001; however, that date is extended to November 30, 2001 if the merger is not completed on or before June 30, 2001 solely because of the failure to satisfy certain antitrust, merger control or other closing conditions, except that GE or Honeywell may not terminate the merger agreement on the dates above if the cause of the merger not being completed is its failure to fulfill its obligations;

       - if the Honeywell shareowners do not approve the merger agreement and the merger at the Honeywell special meeting;

       - if a law or court order permanently prohibits the completion of the merger; or

       - if there has been a material breach by the other company of any of the other company's representations, warranties, covenants or agreements contained in the merger agreement, and the breach would result in the failure to satisfy one or more of the conditions to the merger and the breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice was received by the company in breach;

    - by GE, if the Honeywell board of directors fails to recommend the merger agreement and the merger to its shareowners, withdraws or modifies or changes its approval or recommendation of the merger agreement and the merger in any manner adverse to GE, fails to call a meeting of the Honeywell shareowners or recommends a superior proposal.

    TERMINATION FEES PAYABLE BY HONEYWELL. Honeywell has agreed to pay GE a termination fee of $1.35 billion in the event that:

    - either GE or Honeywell terminates the merger agreement after the Honeywell shareowners do not approve and adopt the merger agreement and the merger at the Honeywell special meeting and, either at or prior to the time of the failure of Honeywell's shareowners to approve and adopt the merger agreement and the merger, an acquisition proposal has been made public and not withdrawn; or

    - GE terminates the merger agreement if the Honeywell board of directors fails to recommend the merger agreement and the merger to its shareowners, withdraws or modifies its approval or recommendation of the merger agreement and the merger in any manner adverse to GE, fails to call a meeting of the Honeywell shareowners, or recommends a superior proposal.

    In the event of a termination by Honeywell, the termination fee will be paid prior to or simultaneously with such termination. In the event of a termination by GE, Honeywell must pay the termination fee promptly, but in no event later than two business days after such termination.

AMENDMENTS AND WAIVER

    Any provision of the merger agreement may be amended or waived at any time prior to the effective time of the merger. However, if a provision of the merger agreement is amended or waived after the Honeywell shareowners approve the merger agreement, such amendment or waiver will be subject to any necessary shareowner approval. Any amendment must be signed by GE, Honeywell and Merger Sub. Any waiver must be signed by the party against whom the waiver is to be effective.

                             STOCK OPTION AGREEMENT

    The following description of the stock option agreement describes the material terms of the agreement but does not purport to describe all the terms of the agreement. The complete text of the stock option agreement is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. All shareowners are urged to read the stock option agreement in its entirety.

    Concurrently with the execution of the merger agreement, GE and Honeywell entered into a stock option agreement pursuant to which Honeywell granted to GE an option to purchase up to 19.9% of the Honeywell common stock issued and outstanding at the time of first exercise. The option has an exercise price of $55.12 per share, payable in cash.

EXERCISE


    The option becomes exercisable only under circumstances in which a termination fee is payable to GE. These circumstances are described in "--Termination Fees Payable by Honeywell" on page 44 above. GE may only exercise the option if there are no governmental restraints prohibiting the exercise of the option and any prior notification or approval of any governmental entity has been made or obtained.


    GE may no longer exercise its option after the earliest to occur of:

    - the effective time of the merger;

    - 120 days after the full payment of the termination fee;

    - the date of termination of the merger agreement in circumstances which do not require the payment of the termination fee; or

    - the first anniversary of the termination of the merger agreement.

CASH EXERCISE NOTICE

    If GE's option becomes exercisable, GE may, as to all or part of the option shares subject to the option, elect to receive a cash payment. To the extent GE elects to receive a cash payment in lieu of option shares, GE's right to purchase such option shares will terminate. The cash to be paid to GE would be equal to the spread multiplied by such number of option shares as GE specifies in its election.

    The spread is the excess over the exercise price of the greater of:

    - the highest price per share of Honeywell common stock paid or proposed to be paid by any person or entity in connection with an acquisition proposal; or

    - the average of the closing prices of Honeywell common stock for the five days preceding the notice of the election to receive cash.

REPURCHASE ELECTION

    If GE's option becomes exercisable as a result of an acquisition proposal consisting in whole or in part of shares of capital stock of a third party, from the time its options become exercisable until the tenth business day after the first mailing to Honeywell's shareowners of a proxy statement, tender offer statement or other disclosure or offering document relating to such acquisition proposal, GE may require Honeywell, or a successor of Honeywell, to repurchase from GE all of the shares of common stock acquired by GE as a result of its option, and with respect to which GE then has beneficial ownership, at a price equal to the repurchase fee.

    The repurchase fee equals the sum of:

    - the aggregate price paid by GE for any shares of Honeywell common stock acquired by GE as a result of its option and with respect to which GE then has beneficial ownership; and

    - subject to the maximum amount described below in "Maximum Amount Realizable by GE", the spread multiplied by the number of shares of Honeywell common stock acquired by GE as a result of its option and with respect to which GE then has beneficial ownership.

    If GE elects to require Honeywell, or a successor of Honeywell, to repurchase its option shares, Honeywell or its successor will pay GE an amount equal to the repurchase fee and GE will surrender the certificates representing the Honeywell common stock acquired by exercise of the option.

MAXIMUM AMOUNT REALIZABLE BY GE

    Notwithstanding any other provision of the stock option agreement or the merger agreement, the total profit, as defined below, that GE is permitted to receive will not exceed $1.35 billion. If the total profit of GE would otherwise exceed this amount, GE may, at its sole election:

    - pay cash to Honeywell;

    - deliver to Honeywell for cancelation option shares previously acquired;

    - waive payment of any portion of the termination fee payable pursuant to the merger agreement; or

    - any combination of the above,

so that GE's actually realized total profit does not exceed $1.35 billion after taking into account the foregoing actions.

    Total profit means the aggregate, before taxes, of the following:

    - the cash amount actually received by GE in payment of the termination fee under the merger agreement, LESS any repayment as described in the preceding paragraph;

    - the amounts received by GE from the sale of option shares, LESS the purchase price for those option shares; and

    - the aggregate amount received by GE as a result of a cash exercise election or repurchase election.

    The stock option agreement also provides that GE may not exercise the option for a number of option shares that would, as of the date of notice to Honeywell, result in a notional total profit, as defined below, that exceeds
$1.35 billion. For purposes of the stock option agreement, the notional total profit with respect to the option shares for which GE may propose to exercise the option granted to it means the total profit received by it determined as of the date GE notifies Honeywell of its intent to exercise the option and assuming that the option shares, together with all other option shares previously acquired upon exercise of the option and held by GE or its affiliates as of such date, were sold for cash at the closing price on the NYSE on the preceding trading day, less customary brokerage commissions.

LISTING AND REGISTRATION RIGHTS

    If GE's option becomes exercisable, Honeywell will apply to list the option shares subject to the option on the NYSE and will use reasonable best efforts to have those shares listed as soon as practicable. If GE exercises the option, it will have certain registration rights, subject to certain restrictions set forth in the stock option agreement, with respect to the option shares for a period of two years. The registration rights allow GE to require that Honeywell use its reasonable best efforts to register the shares GE receives by exercising its option.

EFFECT OF THE STOCK OPTION AGREEMENT

    The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. The stock option agreement may have the effect of making an acquisition or other business combination involving Honeywell by or with a third party more costly because of the need in any transaction to acquire the shares of Honeywell common stock held pursuant to the stock option agreement. In addition, should the option granted to GE become exercisable, it could preclude any other party from using the pooling of interests method in any merger or business combination transaction with Honeywell during the two-year period following the exercise of the option.

                        COMPARISON OF SHAREOWNER RIGHTS

    GE is incorporated under the laws of the State of New York, whereas Honeywell is incorporated under the laws of the State of Delaware. After the completion of the merger, Honeywell shareowners, whose rights are currently governed by Delaware law, the certificate of incorporation of Honeywell and the by-laws of Honeywell, will become shareowners of GE, and their rights as such will be governed by New York law, the GE certificate of incorporation and the by-laws of GE. The material differences between the rights of holders of Honeywell common stock and the rights of holders of GE common stock, resulting from the differences in their governing documents, are summarized below.

    The following summary does not purport to be a complete statement of the rights of holders of GE common stock under the applicable provisions of New York law, the GE certificate of incorporation and the GE by-laws or the rights of the holders of Honeywell common stock under the applicable provisions of Delaware law, the Honeywell certificate of incorporation and the Honeywell by-laws, or a complete description of the specific provisions referred to in this summary. This summary contains a list of the material differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to New York law and Delaware law and the governing corporate instruments of GE and Honeywell, to which the holders of Honeywell common stock are referred. Copies of such governing corporate instruments of GE and Honeywell are available, without charge, to any person, including any beneficial owner to whom this prospectus is delivered, by following the instructions listed under "Where You Can Find More Information".

  SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF HONEYWELL SHAREOWNERS
                        AND THE RIGHTS OF GE SHAREOWNERS


                          HONEYWELL SHAREOWNER RIGHTS               GE SHAREOWNER RIGHTS
                      ------------------------------------  ------------------------------------
AUTHORIZED CAPITAL    The authorized capital stock of       The authorized capital stock of GE
  STOCK:              Honeywell currently consists of       currently consists of 13,250,000,000
                      2,040,000,000 shares of capital       shares of capital stock, consisting
                      stock, consisting of (i)              of (i) 13,200,000,000 shares of GE
                      2,000,000,000 shares of Honeywell     common stock, par value $0.06 per
                      common stock, par value $1.00 per     share, and (ii) 50,000,000 shares of
                      share, and (ii) 40,000,000 shares of  preferred stock, par value $1.00 per
                      preferred stock, without par value.   share.

NUMBER OF DIRECTORS;  The Honeywell board of directors      The GE board of directors currently
  CLASSIFIED BOARD:   currently consists of 13 directors,   consists of 18 directors, with each
                      divided into three classes of         director elected to a one-year term.
                      relatively equal number, with each
                      director elected to a term expiring
                      at the third succeeding annual
                      meeting of shareowners.

REMOVAL OF            Honeywell directors may be removed    GE directors may be removed only
  DIRECTORS:          only with cause by the affirmative    with cause by the affirmative vote
                      votes of the holders of at least 80%  of the holders of a majority of the
                      of the voting power of the            votes cast by the holders of shares
                      outstanding capital stock of the      entitled to vote thereon at a
                      company.                              meeting of shareowners.

                          HONEYWELL SHAREOWNER RIGHTS               GE SHAREOWNER RIGHTS
                      ------------------------------------  ------------------------------------
CALLING A SPECIAL     Special meetings of the Honeywell     Special meetings of the GE
  MEETING OF          shareowners may be called by the      shareowners may be called by the
  SHAREOWNERS:        chief executive officer or the board  board of directors. In addition,
                      of directors.                         special meetings of the GE
                                                            shareowners may be called upon the
                                                            written request of shareowners
                                                            holding forty percent of the then
                                                            issued stock of the company.

SHAREOWNER ACTION BY  Shareowners may not take any action   Any action which may be taken at a
  WRITTEN CONSENT:    by written consent in lieu of a       meeting of shareowners of GE may
                      meeting.                              also be taken by the unanimous
                                                            written consent of all shareowners.

AMENDMENT OF          Generally, Honeywell's charter may    The affirmative vote of at least a
  CHARTER:            be amended by the affirmative vote    majority of outstanding shares of GE
                      of the holders of a majority of the   common stock is required to amend
                      outstanding stock entitled to vote.   the GE charter.
                      In addition, Honeywell's charter
                      provides that the affirmative vote
                      of the holders of at least 80% of
                      the voting power of the outstanding
                      capital stock of the company is
                      required to amend provisions in
                      Honeywell's charter related to:

                      - the composition of the board of
                        directors and removal of
                        directors;

                      - certain amendments to the by-laws;

                      - allowing only the chief executive
                        officer or the board of directors
                        of the company to call special
                        meetings of the shareowners; and

                      - allowing shareowner action to be
                        taken only at a meeting of
                        shareowners.

AMENDMENT OF          Honeywell's by-laws may be amended,   GE's by-laws may be amended or
  BY-LAWS:            supplemented or repealed by the       repealed by the shareowners of the
                      board of directors of the company.    company or the board of directors of
                      Honeywell shareowners may also        the company, except that the GE
                      amend, supplement or repeal by-laws   board of directors does not have the
                      of the company, except that the       authority to amend or repeal any
                      affirmative vote of the holders of    by-law which is adopted by the GE
                      at least 80% of the voting power of   shareowners after April 20, 1948,
                      the outstanding capital stock of the  unless such authority is granted to
                      company is required to amend,         the GE board of directors by the
                      supplement or repeal provisions in    specific provisions of a by-law
                      Honeywell's by-laws relating to:      adopted by the GE shareowners.

                      - special meetings of shareowners;

                          HONEYWELL SHAREOWNER RIGHTS               GE SHAREOWNER RIGHTS
                      ------------------------------------  ------------------------------------
                      - the number, election and terms of
                        directors; and

                      - removal of directors.

APPRAISAL RIGHTS:     Under Delaware law, the right of      Upon strict compliance with the
                      dissenting shareowners to obtain the  applicable statutory requirements
                      fair value for their shares is        and procedures, a dissenting
                      available in connection with some     shareowner has the right to receive
                      mergers or consolidations. Unless     payment of the fair value of such
                      otherwise provided in the corporate   shareowner's shares if such
                      charter, appraisal rights are not     shareowner objects to:
                      available to shareowners when the
                      corporation will be the surviving     - mergers;
                      corporation in a merger and no vote   - consolidations;
                      of its shareowners is required to     - dispositions of assets requiring
                      approve the merger. In addition, no     shareowner approval;
                      appraisal rights are available to     - specified share exchanges; or
                      holders of shares of any class of     - amendments to the certificate of
                      stock which is either:                  incorporation which adversely
                                                              affect the rights of such
                      - listed on a national securities       shareowner.
                        exchange or designated as a
                        national market system security on
                        an interdealer quotation system by
                        the NASD; or
                      - held of record by more than 2,000
                        shareowners;

                      unless those shareowners are
                      required by the terms of the merger
                      to accept anything other than

                      - shares of stock of the surviving
                        corporation;

                      - shares of stock of another
                        corporation which, on the
                        effective date of the merger or
                        consolidation, are of the kind
                        described above;

                      - cash instead of fractional shares
                        of such stock; or

                      - any combination of the
                        consideration set forth above.

                          HONEYWELL SHAREOWNER RIGHTS               GE SHAREOWNER RIGHTS
                      ------------------------------------  ------------------------------------
INTERESTED            Under Delaware law, an interested     An interested shareowner, defined
  SHAREOWNERS:        shareowner, defined generally as a    generally as a person owning 20% or
                      person owning 15% or more of a        more of a corporation's outstanding
                      corporation's outstanding voting      voting stock, is prevented from
                      stock, is prevented from engaging in  engaging in a business combination
                      a business combination with the       with the corporation for five years
                      corporation for three years           after becoming an interested
                      following the time that person        shareowner, unless:
                      became an interested shareowner,
                      unless:                               - the board approved the transaction
                                                              in which the interested shareowner
                      - the board, before the time the        became an interested shareowner;
                         person became an interested          or
                        shareowner, approved either the
                        business combination or the         - the board approves the business
                        transaction that resulted in the      combination before the shareowner
                        person becoming an interested         becomes an interested shareowner.
                        shareowner;
                                                            If the board did not approve the
                      - the person became an interested     transaction in which the interested
                        shareowner and 85% owner of the     shareowner became an interested
                        voting stock in the transaction,    shareowner, such interested
                        excluding shares owned by           shareowner is prevented from
                        directors and officers and shares   engaging in a business combination
                        owned by some employee stock        after the five-year period unless:
                        plans; or
                                                            - a majority of the shares not owned
                      - the combination transaction is        by the interested shareowner
                        approved by the board and             approve the business combination;
                        authorized by the affirmative vote    or
                        of at least two-thirds of the
                        outstanding voting stock not owned  - the consideration to be provided
                        by the interested shareowner.         in connection with the business
                                                              combination meets certain fair
                      A Delaware corporation can elect in     price criteria.
                      its charter or by-laws not to be
                      governed by this provision of
                      Delaware law. Honeywell has not made
                      such an election.

                        DESCRIPTION OF GE CAPITAL STOCK

    Set forth below is a description of the GE capital stock. The following statements are brief summaries of, and are subject to the provisions of, the certificate of incorporation and by-laws of GE and the relevant provisions of the law of New York.

    GE currently is authorized to issue up to 13,200,000,000 shares of common stock, par value $.06 per share. GE is also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series. GE has not issued any of this preferred stock. If preferred stock is issued, GE's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

    Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE's board of directors.


    Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.


    The Bank of New York is the transfer agent and registrar for the GE common stock.

                                 LEGAL MATTERS

    The legality of the GE common stock offered hereby will be passed upon for GE by Robert E. Healing, corporate counsel of GE. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE's common stock. Shearman & Sterling, counsel to GE, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Honeywell, each will deliver opinions concerning the federal income tax consequences of the merger.

                                    EXPERTS

    KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999. GE's annual report on Form 10-K includes these financial statements and the auditor's report. This prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

    The audited financial statements incorporated in this proxy statement/prospectus by reference to the annual report on Form 10-K of Honeywell for the year ended December 31, 1999, except as they relate to Honeywell Inc., a wholly owned subsidiary of Honeywell International Inc., as of and for the two years ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Honeywell Inc. as of and for the two years ended December 31, 1998, by Deloitte & Touche LLP, independent accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants, given on the authority of such firms as experts in auditing and accounting.


    With respect to the unaudited consolidated financial information of Honeywell for the three-month periods ended March 31, 2000 and 1999, the three-month and six-month periods ended June 30, 2000 and 1999, and the three-month and nine-month periods ended September 30, 2000 and 1999 incorporated by reference in this proxy statement/prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2000, July 28, 2000 and
November 13, 2000 incorporated by reference in this proxy statement/prospectus, state that they did not audit and did not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.


                                 OTHER MATTERS

    As of the date of this proxy statement/prospectus, the Honeywell board of directors is not aware of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters come before the special meeting or any adjournments or postponements of the special meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as a proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Honeywell.

                          FUTURE SHAREOWNER PROPOSALS

    If the merger is not consummated, Honeywell will hold a 2001 Annual Meeting of Shareowners. If such meeting is held, for a shareowner proposal to be considered for inclusion in Honeywell's proxy statement for the 2001 Annual Meeting, the proposal must have been received at Honeywell's offices no later than November 13, 2000. SEC Rule 14a-8 contains standards as to what shareowner proposals are to be included in a proxy statement.


    In the event the merger is not consummated and the Honeywell 2001 Annual Meeting is held, if a shareowner intends to present a proposal for consideration or make a nomination for director at the 2001 Annual Meeting outside the processes of SEC Rule 14a-8, the shareowner must meet the requirements of Honeywell's by-laws which require, in general, that notice be given to Honeywell no earlier than 120 days and no later than 90 days in advance of the anniversary date of the prior year's annual meeting. A copy of the relevant by-law provision may be obtained by written request to Honeywell International Inc., 101 Columbia Road, P.O. Box 4000, Morris Township, New Jersey 07962-2497, Telecopy (973) 455-4413, Attention: Secretary.


                      WHERE YOU CAN FIND MORE INFORMATION

    GE and Honeywell file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room   North East Regional       Midwest Regional Office
450 Fifth Street, N.W.  Office                    500 West Madison Street
Room 1024               7 World Trade Center      Suite 1400
Washington, D.C. 20549  Suite 1300                Chicago, Illinois 60661-2511
                        New York, New York 10048

    The public may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0300. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.


    The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like GE and Honeywell, who file electronically with the SEC. The address of that site is http://www.sec.gov.


    You may also obtain information about GE, including printer-friendly versions of GE's SEC reports, at http://www.ge.com.

    You can also inspect reports, proxy statements and other information about GE and Honeywell at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    GE has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the GE common stock to be issued pursuant to the merger agreement. This proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 (and any amendments to those documents) in the manner described above.

    The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in any document filed after the date of this proxy statement/prospectus by GE or Honeywell with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the meeting of Honeywell's shareowners. This proxy statement/prospectus incorporates by reference the documents set forth below that GE and Honeywell have previously filed with the SEC. These documents contain important information about GE and Honeywell and their financial condition.

GE COMMISSION FILINGS                                                        PERIOD
---------------------                                                        ------
Current Report on Form 8-K..................................  Dated October 22, 2000
Quarterly Report on Form 10-Q...............................  Quarter ended September 30, 2000
Quarterly Report on Form 10-Q and Amended Quarterly Report
  on Form 10-Q/A............................................  Quarter ended June 30, 2000
Current Report on Form 8-K..................................  Dated April 27, 2000
Quarterly Report on Form 10-Q...............................  Quarter ended March 31, 2000
Proxy Statement of General Electric Company.................  Filed March 13, 2000
Annual Report on Form 10-K..................................  Year ended December 31, 1999


HONEYWELL COMMISSION FILINGS                                                 PERIOD
----------------------------                                                 ------
Current Report on Form 8-K..................................  Dated October 22, 2000
Quarterly Report on Form 10-Q...............................  Quarter ended September 30, 2000
Current Report on Form 8-K..................................  Dated August 17, 2000
Quarterly Report on Form 10-Q...............................  Quarter ended June 30, 2000
Quarterly Report on Form 10-Q...............................  Quarter ended March 31, 2000
Proxy Statement of Honeywell................................  Filed March 13, 2000
Current Report on Form 8-K..................................  Dated February 24, 2000
Current Report on Form 8-K..................................  Filed February 14, 2000
Current Report on Form 8-K..................................  Dated January 19, 2000
Annual Report on Form 10-K and Amended Annual Report on
  Form 10-K/A...............................................  Year ended December 31, 1999


    GE and Honeywell each incorporate by reference the documents listed above, and any additional documents filed by either of them with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until Honeywell's meeting of shareowners.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. NEITHER GE NOR HONEYWELL HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED AS OF THE DATE SET FORTH ON THE COVER PAGE. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREOWNERS NOR THE DELIVERY OF GE COMMON SHARES PURSUANT TO THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                OCTOBER 22, 2000
                                    BETWEEN
                          HONEYWELL INTERNATIONAL INC.
                                      AND
                            GENERAL ELECTRIC COMPANY

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                               --------
ARTICLE I  THE MERGER........................................................     A-1
  Section 1.1    The Merger..................................................     A-1
  Section 1.2    Conversion of Shares........................................     A-2
  Section 1.3    Surrender and Payment.......................................     A-2
  Section 1.4    Stock Options and Equity Awards.............................     A-3
  Section 1.5    Adjustments.................................................     A-4
  Section 1.6    Fractional Shares...........................................     A-4
  Section 1.7    Withholding Rights..........................................     A-5
  Section 1.8    Lost Certificates...........................................     A-5
  Section 1.9    Shares Held by Honeywell Affiliates.........................     A-5
  Section 1.10   Appraisal Rights............................................     A-6

ARTICLE II  CERTAIN GOVERNANCE MATTERS.......................................     A-6
  Section 2.1    Board of Directors..........................................     A-6
  Section 2.2    Certificate of Incorporation of the Surviving Corporation...     A-6
  Section 2.3    By-laws of the Surviving Corporation........................     A-6
  Section 2.4    Directors and Officers of the Surviving Corporation.........     A-6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF HONEYWELL.....................     A-6
  Section 3.1    Corporate Existence and Power...............................     A-6
  Section 3.2    Corporate Authorization.....................................     A-7
  Section 3.3    Governmental Authorization..................................     A-7
  Section 3.4    Non-Contravention...........................................     A-8
  Section 3.5    Capitalization..............................................     A-8
  Section 3.6    Subsidiaries................................................     A-9
  Section 3.7    Commission Filings..........................................    A-10
  Section 3.8    Financial Statements........................................    A-10
  Section 3.9    Disclosure Documents........................................    A-10
  Section 3.10   Absence of Certain Changes..................................    A-11
  Section 3.11   No Undisclosed Material Liabilities.........................    A-11
  Section 3.12   Litigation..................................................    A-12
  Section 3.13   Taxes.......................................................    A-12
  Section 3.14   Employee Benefit Plans......................................    A-12
  Section 3.15   Compliance with Laws........................................    A-14
  Section 3.16   Finders' or Advisors' Fees..................................    A-14
  Section 3.17   Environmental Matters.......................................    A-15
  Section 3.18   Opinion of Financial Advisor................................    A-15
  Section 3.19   Pooling; Tax Treatment......................................    A-15
  Section 3.20   Takeover Statutes...........................................    A-15
  Section 3.21   Intellectual Property Matters...............................    A-15

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT.........................    A-16
  Section 4.1    Corporate Existence and Power...............................    A-16
  Section 4.2    Corporate Authorization.....................................    A-17
  Section 4.3    Governmental Authorization..................................    A-17
  Section 4.4    Non-Contravention...........................................    A-17
  Section 4.5    Capitalization..............................................    A-18
  Section 4.6    Commission Filings..........................................    A-18
  Section 4.7    Financial Statements........................................    A-18
  Section 4.8    Disclosure Documents........................................    A-19
  Section 4.9    Absence of Certain Changes..................................    A-19
  Section 4.10   No Undisclosed Material Liabilities.........................    A-19
  Section 4.11   Litigation..................................................    A-19
  Section 4.12   Finders' or Advisors' Fees..................................    A-19

                                                                                 PAGE
                                                                               --------
  Section 4.13   Pooling; Tax Treatment......................................    A-19

ARTICLE V  COVENANTS OF HONEYWELL............................................    A-20
  Section 5.1    Conduct of Honeywell........................................    A-20
  Section 5.2    Honeywell Stockholder Meeting...............................    A-21

ARTICLE VI  COVENANTS OF PARENT..............................................    A-22
  Section 6.1    Obligations of Merger Subsidiary............................    A-22
  Section 6.2    Director and Officer Liability..............................    A-22
  Section 6.3    Stock Exchange Listing......................................    A-23
  Section 6.4    Employee Benefits...........................................    A-23
  Section 6.5    Consultant Agreement........................................    A-24

ARTICLE VII  COVENANTS OF PARENT AND HONEYWELL...............................    A-24
  Section 7.1    Reasonable Best Efforts.....................................    A-24
  Section 7.2    Proxy Materials; Certain Filings............................    A-26
  Section 7.3    Access to Information.......................................    A-26
  Section 7.4    Tax and Accounting Treatment................................    A-26
  Section 7.5    Public Announcements........................................    A-27
  Section 7.6    Further Assurances..........................................    A-27
  Section 7.7    Notices of Certain Events...................................    A-27
  Section 7.8    Affiliates..................................................    A-27
  Section 7.9    Payment of Dividends........................................    A-28
  Section 7.10   No Solicitation.............................................    A-28
  Section 7.11   Letters from Accountants....................................    A-30
  Section 7.12   Takeover Statutes...........................................    A-30
  Section 7.13   Honeywell Name and Integrity of Franchise...................    A-30
  Section 7.14   Transfer Statutes...........................................    A-30
  Section 7.15   Section 16(b)...............................................    A-30

ARTICLE VIII  CONDITIONS TO THE MERGER.......................................    A-31
  Section 8.1    Conditions to the Obligations of Each Party.................    A-31
  Section 8.2    Conditions to the Obligations of Parent and Merger              A-31
                   Subsidiary................................................
  Section 8.3    Conditions to the Obligations of Honeywell..................    A-32

ARTICLE IX  TERMINATION......................................................    A-32
  Section 9.1    Termination.................................................    A-32
  Section 9.2    Effect of Termination.......................................    A-33
  Section 9.3    Fee and Expenses............................................    A-33

ARTICLE X  MISCELLANEOUS.....................................................    A-34
  Section 10.1   Notices.....................................................    A-34
  Section 10.2   Non-Survival of Representations and Warranties..............    A-35
  Section 10.3   Amendments; No Waivers......................................    A-35
  Section 10.4   Expenses....................................................    A-35
  Section 10.5   Successors and Assigns......................................    A-35
  Section 10.6   Governing Law...............................................    A-35
  Section 10.7   Jurisdiction................................................    A-35
  Section 10.8   Waiver of Jury Trial........................................    A-36
  Section 10.9   Counterparts; Effectiveness.................................    A-36
 Section 10.10   Entire Agreement; No Third Party Beneficiaries..............    A-36
 Section 10.11   Captions....................................................    A-36
 Section 10.12   Severability................................................    A-36


EXHIBIT
Exhibit A  --        Form of Honeywell Affiliate Letter

DEFINITIONS


                                                                    SECTION
                                                                    -------
Acquisition Proposal........................................  Section 7.10(c)
Action......................................................  Section 3.12
Affected Employees..........................................  Section 6.4(b)
Agreement...................................................  Preamble
Certificate.................................................  Section 1.2(c)
Closing.....................................................  Section 1.1(d)
Closing Date................................................  Section 1.1(d)
Code........................................................  Recitals
Commission..................................................  Recitals
Confidentiality Agreement...................................  Section 7.3
Delaware Law................................................  Section 1.1(b)
EC Merger Regulation........................................  Section 3.3
Effective Time..............................................  Section 1.1(a)
End Date....................................................  Section 9.1(b)(i)
Environmental Laws..........................................  Section 3.17(b)
ERISA.......................................................  Section 3.14(a)
Exchange Act................................................  Section 3.3
Exchange Agent..............................................  Section 1.3(a)
Exchange Ratio..............................................  Section 1.2(a)(iii)
Form S-4....................................................  Section 7.2
GAAP........................................................  Recitals
Honeywell...................................................  Preamble
Honeywell 10-Q..............................................  Section 3.7
Honeywell Balance Sheet.....................................  Section 3.8
Honeywell Balance Sheet Date................................  Section 3.8
Honeywell Commission Documents..............................  Section 3.7(a)
Honeywell Common Stock......................................  Recitals
Honeywell Convertible Security..............................  Section 3.5
Honeywell Disclosure Schedules..............................  Article III
Honeywell Employee Plans....................................  Section 3.14(a)
Honeywell Stock Option......................................  Section 1.4(a)
Honeywell Stock Plans.......................................  Section 1.4(a)
Honeywell Stockholder Approval..............................  Section 3.2(a)
Honeywell Stockholder Meeting...............................  Section 5.2(a)
Honeywell Subsidiary Convertible Security...................  Section 3.6(b)
Hazardous Material..........................................  Section 3.17(b)
HSR Act.....................................................  Section 3.3
Indemnitees.................................................  Section 6.2(a)
Intellectual Property.......................................  Section 3.21(b)
Proxy Statement/Prospectus..................................  Section 7.2
Lien........................................................  Section 3.4
Material Adverse Effect.....................................  Section 3.1
Merger......................................................  Recitals
Merger Consideration........................................  Section 1.2(b)
Merger Subsidiary...........................................  Recitals
NYSE........................................................  Section 1.6
Parent......................................................  Preamble
Parent 10-Q.................................................  Section 4.6(a)

                                                                    SECTION
                                                                    -------
Parent Balance Sheet........................................  Section 4.7
Parent Balance Sheet Date...................................  Section 4.7
Parent Commission Documents.................................  Section 4.6(a)
Parent Common Stock.........................................  Section 1.2(a)(iii)
Parent Convertible Security.................................  Section 4.5
Parent Disclosure Schedules.................................  Article IV
Person......................................................  Section 1.3(c)
Securities Act..............................................  Section 1.4(c)
Subsidiary..................................................  Section 3.6(a)
Superior Proposal...........................................  Section 7.10(c)
Surviving Corporation.......................................  Section 1.1(b)
Tax Returns.................................................  Section 3.13
Taxes.......................................................  Section 3.13

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of
October 22, 2000 by and between HONEYWELL INTERNATIONAL INC., a Delaware corporation ("HONEYWELL"), and GENERAL ELECTRIC COMPANY, a New York corporation ("PARENT").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Parent and Honeywell have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of a Subsidiary of Parent to be formed as soon as practicable after the date hereof ("MERGER SUBSIDIARY") with and into Honeywell on the terms and conditions set forth in this Agreement (the "MERGER");

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"); and

    WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under United States generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities and Exchange Commission (the "COMMISSION").

    WHEREAS, in order to induce Parent to execute and deliver this Agreement, Parent and Honeywell are entering into a stock option agreement (the "OPTION AGREEMENT") pursuant to which Honeywell is granting Parent the option to purchase shares of common stock, par value $1.00 per share, of Honeywell (the "HONEYWELL COMMON STOCK"), constituting 19.9% of the issued and outstanding Honeywell Common Stock, upon the terms and subject to the conditions set forth therein.

    NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1  THE MERGER.

    (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Honeywell and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law to be made in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed to by Honeywell and Parent, at such later time as is specified in the certificate of merger (the "EFFECTIVE TIME").

    (b) At the Effective Time, Merger Subsidiary shall be merged with and into Honeywell in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DELAWARE LAW"), whereupon the separate existence of Merger Subsidiary shall cease, and Honeywell shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION").

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Honeywell and Merger Subsidiary, all as provided under Delaware Law.

    (d) The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, as soon as practicable, but in any event within three business days, after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Honeywell and Parent may agree in writing (the date of the Closing being the "CLOSING DATE").

    Section 1.2  CONVERSION OF SHARES.

    (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

        (i) each share of Honeywell Common Stock held by Honeywell as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

        (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

        (iii) each share of Honeywell Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in
    Section 1.2(a)(i), be converted into the right to receive 1.055 shares (the "EXCHANGE RATIO") of common stock, par value $0.06 per share, of Parent (the "PARENT COMMON STOCK").

    (b) All Parent Common Stock issued as provided in
Section 1.2(a)(iii) shall be of the same class and shall have the same terms as the currently outstanding Parent Common Stock. The shares of Parent Common Stock to be received as consideration pursuant to the Merger with respect to shares of Honeywell Common Stock (together with cash in lieu of fractional shares of Parent Common Stock as specified below) are referred to herein as the "MERGER CONSIDERATION."

    (c) From and after the Effective Time, all shares of Honeywell Common Stock converted in accordance with Section 1.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.3(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.2(a)(ii).

    Section 1.3  SURRENDER AND PAYMENT.

    (a) Prior to the Effective Time, Parent shall appoint The Bank of New York or such other exchange agent reasonably acceptable to Honeywell (the "EXCHANGE AGENT") for the purpose of exchanging certificates for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Honeywell Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Honeywell Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Honeywell and Parent may reasonably agree, for use in effecting delivery of shares of Honeywell Common Stock to the Exchange Agent.

    (b) Each holder of shares of Honeywell Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the shares of Honeywell Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

    (c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of the Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

    (d) After the Effective Time, there shall be no further registration of transfers of shares of Honeywell Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this
Article I.

    (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Honeywell Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Honeywell Common Stock for the Merger Consideration in accordance with this
Section 1.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.

    (f) No dividends or other distributions with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 1.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

    Section 1.4  STOCK OPTIONS AND EQUITY AWARDS.

    (a) At the Effective Time, each outstanding employee or director option to purchase shares of Honeywell Common Stock (a "HONEYWELL STOCK OPTION") granted under Honeywell's plans or agreements pursuant to which Honeywell Stock Options or other stock-based awards of Honeywell have been or may be granted (collectively, the "HONEYWELL STOCK PLANS"), whether vested or not vested, shall be deemed assumed by Parent. At and after the Effective Time (1) each Honeywell Stock Option then outstanding shall entitle the holder thereof to acquire the number (rounded up to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Honeywell Common Stock subject to such Honeywell Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, and (2) the exercise price per share of Parent Common Stock subject to any such Honeywell Stock Option at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of Honeywell Common Stock subject to such Honeywell Stock Option prior to the Effective Time, divided by (y) the Exchange Ratio. Other than as provided above, as of and after the Effective Time, each Honeywell Stock Option shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, any adjustment to a Honeywell Stock Option which is an "incentive stock option" shall be made in a manner consistent with Section 424(a) of the Code. Prior to the date hereof, Honeywell has taken all actions necessary to cause holders of restricted shares, restricted stock units and any other stock-based awards outstanding under Honeywell Stock Plans, which would otherwise be settled in cash, to receive a settlement of any such awards in shares of Parent Common Stock (with, in the case of restricted stock units, each such unit representing one share of Honeywell Common Stock and with the number of shares of Parent Common Stock to be issued reflecting the Exchange Ratio). The holder of a restricted stock unit to be settled in shares of Parent Common Stock shall receive within ninety days following the Closing Date, a number of shares of Parent Common Stock equal to
(i) the cash value of such restricted stock unit based upon the "Merger Price Per Share" (as defined in the applicable Honeywell Stock Plan), divided by
(ii) the closing price per share of Parent Common Stock on the Closing Date. All fractional shares of Parent Common Stock shall be paid in cash.

    (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Honeywell Stock Options and settlement of other stock-based awards of Honeywell at and after the Effective Time.

    (c) On or as soon as practicable after the Effective Time, Parent shall file with the Commission a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the Parent Common Stock subject to Honeywell Stock Options and other stock-based awards of Honeywell, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options or other stock-based awards remain outstanding.

    Section 1.5 ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Honeywell shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Honeywell Common Stock the same economic effect as contemplated by this Agreement prior to such event.

    Section 1.6  FRACTIONAL SHARES.

    (a) No fractional shares of Parent Common Stock shall be issued in the Merger and no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

    (b) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Honeywell Common Stock (such excess being herein called the "EXCESS SHARES"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at the then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (c) of this Section 1.6.

    (c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of any such sale or sales have been distributed to such holders of Honeywell Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Honeywell Common Stock. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Honeywell Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Honeywell Common Stock is entitled (after taking into account all shares of Honeywell Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing Honeywell Common Stock are entitled.

    (d) Notwithstanding the provisions of this Section 1.6, Parent may elect, at its option exercised prior to the Effective Time and in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such subsections, to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Honeywell Common Stock an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Honeywell Common Stock held at the Effective Time by such holder) by
(y) the closing price for a share of Parent Common Stock on the NYSE on the first business day immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 1.6(d).

    (e) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Honeywell Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Honeywell Common Stock.

    Section 1.7 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Honeywell Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    Section 1.8 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by that Person of a bond, in such reasonable amount as the Surviving Corporation may direct (which shall not exceed amounts generally required by Parent from holders of Parent Common Stock under similar circumstances), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificates as contemplated by this Article I.

    Section 1.9 SHARES HELD BY HONEYWELL AFFILIATES. Anything to the contrary in this Agreement notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an "affiliate" of Honeywell (identified pursuant to Section 7.8) until the Person shall have delivered to Parent and Honeywell a duly executed letter as contemplated by
Section 7.8.

    Section 1.10 APPRAISAL RIGHTS. In accordance with Section 262 of the Delaware Law, no appraisal rights shall be available to holders of shares of Honeywell Common Stock in connection with the Merger.

                                   ARTICLE II
                           CERTAIN GOVERNANCE MATTERS

    Section 2.1 BOARD OF DIRECTORS. Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to cause the Board of Directors of Parent to be expanded to add three persons mutually acceptable to Honeywell and Parent which persons shall be elected to the Board of Directors of Parent effective as of the Effective Time, and which persons shall also be nominated for election to the Board of Directors of Parent at the two annual meetings of stockholders of Parent following the Effective Time.

    Section 2.2 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time to contain the provisions in the certificate of incorporation of Merger Subsidiary immediately prior to the Effective Time, except that such certificate of incorporation shall provide that the name of the Surviving Corporation shall be "Honeywell International Inc."

    Section 2.3 BY-LAWS OF THE SURVIVING CORPORATION. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation (until amended in accordance with applicable law).

    Section 2.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, who shall consist as of the Effective Time of those people mutually agreed upon by the chief executive officers of Honeywell and Parent, and
(b) the officers of Honeywell at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF HONEYWELL

    Honeywell represents and warrants to Parent that, except as set forth in the disclosure schedules delivered by Honeywell to Parent simultaneously with the execution of this Agreement (the "HONEYWELL DISCLOSURE SCHEDULE") or the Honeywell Commission Documents filed prior to the date of this Agreement; it being understood that any matter set forth in any section of the Honeywell Disclosure Schedule or in the Honeywell Commission Documents shall be deemed disclosed with respect to such section of this Article III to which such matter logically relates, so long as the description of such matter contains sufficient facts to provide reasonable notice of the relevance of such matter:

    Section 3.1 CORPORATE EXISTENCE AND POWER. Honeywell is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. Honeywell is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. For purposes of this Agreement, a "MATERIAL ADVERSE EFFECT" with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent resulting from (i) any changes in general United States or global economic conditions, (ii) any changes in general economic conditions in industries in which the Person operates which changes do not affect Honeywell or Parent, as the case may be, disproportionately relative to other entities operating in such industries, or (iii) any decline in the market price of the common stock of such Person. Honeywell has heretofore made available to Parent true and complete copies of Honeywell's restated certificate of incorporation and by-laws as currently in effect.

    Section 3.2  CORPORATE AUTHORIZATION.

    (a) The execution, delivery and performance by Honeywell of this Agreement and the Option Agreement and the consummation by Honeywell of the transactions contemplated hereby and thereby are within Honeywell's corporate powers and, except for any required approval by Honeywell's stockholders in accordance with Delaware Law (the "HONEYWELL STOCKHOLDER APPROVAL") in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of the outstanding shares of Honeywell Common Stock having votes representing a majority of the votes of all such outstanding capital stock, voting together as a single class, in favor of the approval and adoption of this Agreement and the Merger is the only vote of the holders of any of Honeywell's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement and the Option Agreement by Parent and/or Merger Subsidiary, as applicable, each of this Agreement and the Option Agreement constitutes a valid and binding agreement of Honeywell enforceable against Honeywell in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

    (b) Honeywell's Board of Directors, at a meeting duly called and held, has
(i) determined that this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of Honeywell's stockholders, (ii) approved and adopted this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger), in compliance with any applicable supermajority Board vote required by Honeywell's by-laws, and (iii) resolved (subject to Section 5.2) to recommend that Honeywell stockholders vote for the approval and adoption of this Agreement and the Merger.

    Section 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Honeywell of this Agreement and the Option Agreement and the consummation by Honeywell of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger in accordance with Delaware Law,
(b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (c) compliance with any applicable requirements of Council Regulation No. 4064/89 of the European Community, as amended (the "EC MERGER REGULATION"), (d) compliance with any applicable requirements under the Competition Act of Canada, (e) compliance with any other applicable requirements of foreign anti-trust, competition, trade regulation or investment laws, (f) compliance with any applicable environmental transfer statutes, (g) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), (h) compliance with any applicable requirements of the Securities Act and (i) other actions or filings which if not taken or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell or prevent or materially delay Honeywell's consummation of the Merger.

    Section 3.4 NON-CONTRAVENTION. The execution, delivery and performance by Honeywell of this Agreement and the Option Agreement and the consummation by Honeywell of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the restated certificate of incorporation or by-laws of Honeywell, (b) assuming compliance with the matters referred to in
Section 3.3 and subject to receipt of Honeywell Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Honeywell or any of its Subsidiaries, (c) subject to receipt of Honeywell Stockholder Approval, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Honeywell or any of its Subsidiaries or to a loss of any benefit to which Honeywell or any of its Subsidiaries is entitled under any provision of any agreement, contract, lease or other instrument binding upon Honeywell or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Honeywell or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Honeywell or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes not yet due or being contested in good faith or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Neither Honeywell nor any Subsidiary of Honeywell is a party to any agreement that (x) limits the ability of Honeywell or any Subsidiary of Honeywell to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell or on the Surviving Corporation, immediately after the Effective Time or (y) immediately after the Effective Time to the knowledge of Honeywell, would materially limit the ability of Parent or any Subsidiary of Parent, other than Honeywell and any Subsidiary of Honeywell to compete in or conduct any material line of business or compete with any Person or in any geographic area or during any period of time.

    Section 3.5 CAPITALIZATION. The authorized capital stock of Honeywell consists of 2,000,000,000 shares of Honeywell Common Stock and 40,000,000 shares of preferred stock, no par value. As of the close of business on September 30, 2000 (i) there were outstanding 797,720,500 shares of Honeywell Common Stock and
(ii) no shares of Honeywell preferred stock and no other shares of capital stock or other voting securities of Honeywell were then outstanding. As of December 31, 1999, approximately 162,466,000 shares of Honeywell Common Stock were held in Honeywell's treasury. All outstanding shares of capital stock of Honeywell have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) Honeywell Stock Options to acquire no more than 55,239,576 shares of Honeywell Common Stock issued pursuant to Honeywell Stock Plans, (b) the option granted to Parent pursuant to the Option Agreement,
(c) stock units for no more than 2,993,561 shares of Honeywell Common Stock and
(d) shares issuable under Honeywell's employee stock purchase plans in the ordinary course of business consistent with past practice, as of the close of business on September 30, 2000, there were no outstanding options, warrants or other rights to acquire from Honeywell, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of Honeywell, obligating Honeywell to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Honeywell or obligating Honeywell to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "HONEYWELL CONVERTIBLE SECURITY"). Since the close of business on September 30, 2000, Honeywell has not issued any shares of capital stock or any Honeywell Convertible Securities other than the issuance of Honeywell Common Stock in connection with the exercise of Honeywell Stock Options described in clause (a) above and/or as permitted by Section 5.1 hereof. Except as required by the terms of any Honeywell Stock Plans and grants thereunder and/or as permitted by Section 5.1, there are no outstanding obligations of Honeywell or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Honeywell or any Honeywell Convertible Securities.

    Section 3.6  SUBSIDIARIES.

    (a) Each Subsidiary of Honeywell is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. For purposes of this Agreement, the word "SUBSIDIARY" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of Honeywell is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell.

    (b) Except for directors' qualifying shares and except as set forth in Honeywell's annual report on Form 10-K for the fiscal year ended December 31, 1999, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary (as such term is defined in rule 12b-2 under the Exchange Act) of Honeywell is, directly or indirectly, owned by Honeywell. All shares of capital stock of, or other ownership interests in, Subsidiaries of Honeywell, directly or indirectly, owned by Honeywell are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. There are no outstanding options, warrants or other rights to acquire from Honeywell or any of its Subsidiaries, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Honeywell, obligating Honeywell or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Honeywell or obligating Honeywell or any Subsidiary of Honeywell to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "HONEYWELL SUBSIDIARY CONVERTIBLE SECURITY"). There are no outstanding obligations of Honeywell or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than Honeywell or a wholly owned Subsidiary of Honeywell) any outstanding shares of capital stock of any Subsidiary of Honeywell or any Honeywell Subsidiary Convertible Securities.

    Section 3.7  COMMISSION FILINGS.

    (a) Honeywell has filed, or will file at or prior to the time due, all forms, reports and documents required to be filed by it with the Commission since December 31, 1997. Honeywell has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Honeywell held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1999 (the documents referred to in this Section 3.7(a) being referred to collectively as the "HONEYWELL COMMISSION DOCUMENTS"). Honeywell's quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2000 is referred to as the "HONEYWELL 10-Q". No Subsidiary of Honeywell is required to file any form, report or other document with the Commission.

    (b) As of its filing date, each Honeywell Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

    (c) As of its filing date, each Honeywell Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) Each registration statement, as amended or supplemented, if applicable, filed by Honeywell pursuant to the Securities Act since December 31, 1997, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    Section 3.8 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Honeywell (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 3.7 present fairly, in all material respects, the financial position of Honeywell and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "HONEYWELL BALANCE SHEET" means the consolidated balance sheet of Honeywell as of June 30, 2000 set forth in the Honeywell 10-Q and "HONEYWELL BALANCE SHEET DATE" means June 30, 2000.

    Section 3.9 DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Honeywell for inclusion or incorporation by reference in the Proxy Statement/Prospectus or in the Form S-4 or any amendment or supplement thereto will, at the time the Proxy Statement/Prospectus or any such supplement or amendment thereto is first mailed to the stockholders of Honeywell or at the time the stockholder vote on the Honeywell Stockholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Honeywell in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

    Section 3.10  ABSENCE OF CERTAIN CHANGES.

    (a) Since the Honeywell Balance Sheet Date there has not been any event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell.

    (b) Since the Honeywell Balance Sheet Date and, prior to the date hereof, Honeywell and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practices, and there has not been:

        (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Honeywell (other than regular quarterly cash dividends payable by Honeywell in respect of the shares of Honeywell Common Stock consistent with past practice), or any repurchase (other than repurchases of Honeywell Common Stock which occurred subsequent to the Honeywell Balance Sheet Date and prior to the date hereof), redemption or other acquisition by Honeywell or any of its Significant Subsidiaries of any outstanding shares of their capital stock or any Honeywell Convertible Securities or Honeywell Subsidiary Convertible Securities (except (x) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operation of such plan consistent with past practice and/or (y) as otherwise permitted by Section 5.1);

        (ii) any amendment of any material term of any outstanding security of Honeywell or any of its Significant Subsidiaries;

        (iii) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Honeywell or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by Honeywell or any of its Subsidiaries of any contract or other right, in either case, material to Honeywell and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

        (iv) any change in any method of accounting or accounting practice by Honeywell or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP; or

        (v) any (A) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of Honeywell or any of its Subsidiaries, (B) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Honeywell or any of its Subsidiaries, (C) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (D) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or employees of Honeywell or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice or as permitted by this Agreement.

    Section 3.11 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of Honeywell or any Subsidiary of Honeywell of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities disclosed or provided for in the Honeywell Balance Sheet or in the notes thereto;

    (b) liabilities incurred since such date that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell;

    (c) liabilities disclosed in Honeywell Commission Documents filed prior to the date of this Agreement; and

    (d) liabilities under this Agreement.

    Section 3.12 LITIGATION. There is no action, suit, investigation or proceeding (an "ACTION") pending against, or to the knowledge of Honeywell threatened against or affecting, Honeywell or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell or prevent or materially delay the consummation of the Merger.

    Section 3.13 TAXES. Except as reserved for in the Honeywell Balance Sheet (including the notes thereto) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell, (i) all Honeywell Tax Returns required to be filed with any taxing authority by, or with respect to, Honeywell and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Honeywell and its Subsidiaries have timely paid all Taxes shown as due and payable on Honeywell Tax Returns that have been so filed, and, as of the time of filing, Honeywell Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Honeywell and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Honeywell Balance Sheet); (iii) Honeywell and its Subsidiaries have made provision for all Taxes payable by Honeywell and its Subsidiaries for which no Honeywell Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Honeywell and its Subsidiaries reflected on the Honeywell Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Honeywell or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) neither Honeywell nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Sections 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Honeywell is the common parent. For purposes of this Agreement, "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "TAX RETURNS" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 3.14  EMPLOYEE BENEFIT PLANS.

    (a) For purposes of this Agreement, the term "HONEYWELL EMPLOYEE PLANS" shall mean and include: each material management, consulting, non-compete, employment, severance or similar contract, plan, including, without limitation, all Honeywell Stock Plans, arrangement or policy applicable to any director, former director, employee or former employee of Honeywell and each material plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance

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benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by Honeywell or any Subsidiary and covers any employee or director or former employee or director of Honeywell or any Subsidiary, or under which Honeywell has any liability contingent or otherwise (including but not limited to each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but excluding any such plan that is a "multiemployer plan," as defined in
Section 3(37) of ERISA).

    Honeywell agrees to deliver to Parent a list of each Honeywell Employee Plan maintained in the United States by Honeywell, by December 31, 2000. Honeywell does not have any express or implied commitment with respect to arrangements in the United States (i) to create, or incur any material liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any material contract or agreement to provide compensation or benefits to any officer or director or (iii) to modify, change or terminate any material plan in any material respect, other than with respect to a modification, change or termination required by ERISA or the Code.

    (b) Each Honeywell Employee Plan has been established and maintained in compliance with its terms and with the requirements (including funding requirements) prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell.

    (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell, (i) neither Honeywell nor any affiliate of Honeywell has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Honeywell or any affiliate of Honeywell of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), (ii) all contributions required to be made under the terms of any Honeywell Employee Plan have been made, and, (iii) where applicable to a Honeywell Employee Plan, Honeywell and its affiliates have complied with the minimum funding requirements under
Section 412 of the Code and Section 302 of ERISA with respect to each such Honeywell Employee Plan.

    (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell, each Honeywell Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to Honeywell's knowledge, no circumstances exist which will adversely affect such qualification or exemption.

    (e) No Honeywell Employee Plan provides that any director or officer or other employee of Honeywell or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Honeywell Stock Plans or other benefit under any compensation plan or arrangement of Honeywell) solely as a result of the transactions contemplated hereby (or as a result of any termination of employment in connection with the transactions contemplated hereby).

    (f) Since the Honeywell Balance Sheet Date, there has been no amendment to, or change in employee participation or coverage under, any Honeywell Employee Plan which would increase materially the expense of maintaining such Honeywell Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Honeywell Balance Sheet Date.

    (g) Honeywell and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws (including without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against Honeywell and its Subsidiaries are pending or threatened, nor are Honeywell and its Subsidiaries involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of Honeywell, threatened relating to discrimination in employment or employment practices or in connection with any Honeywell Employee Plan, but excluding any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell.

    (h) The execution of this Agreement shall not constitute an event causing Honeywell to fund any "rabbi" or similar trust.

    (i) No material employee benefit plan contributed to by Honeywell or its Subsidiaries is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

    (j) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell with respect to each Honeywell Employee Plan that is not subject to United States law (a "FOREIGN BENEFIT PLAN"), (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

    Section 3.15  COMPLIANCE WITH LAWS.

    (a) Honeywell and its Subsidiaries have, since January 1, 1998 conducted their business and operations in compliance with all applicable provisions of any laws, statutes, ordinances or regulations, except for any failures to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Honeywell.

    (b) Neither Honeywell nor any of its Subsidiaries has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure would, individually, or in the aggregate, reasonably be excepted to have a Material Adverse Effect on Honeywell, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect, except where the failure to be valid and in full force and effect would not have a Material Adverse Effect on Honeywell.

    Section 3.16  FINDERS' OR ADVISORS' FEES.  Except for Bear, Stearns &
Co. Inc., a copy of whose engagement agreement has been previously provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Honeywell or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

    Section 3.17  ENVIRONMENTAL MATTERS.

    (a) Except for matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Honeywell, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Honeywell or any of its Subsidiaries, threatened by any Person against, Honeywell or any of its Subsidiaries, and no penalty has been assessed within the past three years against Honeywell or any of its Subsidiaries, in each case with respect to any matters relating to or arising out of any Environmental Law; (ii) Honeywell and its Subsidiaries are in compliance with all Environmental Laws; and
(iii) there are no liabilities of or relating to Honeywell or any of its Subsidiaries relating to or arising out of any Environmental Law and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.

    (b) For purposes of this Section 3.17 and Section 4.17, the term "ENVIRONMENTAL LAWS" means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "HAZARDOUS MATERIAL" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

    Section 3.18 OPINION OF FINANCIAL ADVISOR. Honeywell has received the opinion of Bear, Stearns & Co. Inc., to the effect that, as of the date of its opinion, the Exchange Ratio is fair from a financial point of view to the holders of shares of Honeywell Common Stock.

    Section 3.19  POOLING; TAX TREATMENT.

    (a) Honeywell intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the SEC.

    (b) Neither Honeywell nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to Honeywell or its affiliates that would prevent (i) the Merger from qualifying (A) for "pooling of interests" accounting treatment as described in (a) above or (B) as a reorganization within the meaning of Section 368(a) of the Code and (ii) the merger between Honeywell and AlliedSignal Inc. consummated on December 1, 1999 (the "ALLIED MERGER") from qualifying for "pooling of interests" accounting treatment as described in (a) above.

    Section 3.20 TAKEOVER STATUTES. The Board of Directors of Honeywell has taken the necessary action to render Section 203 of the Delaware Law, and any other potentially applicable anti-takeover or similar statute or regulation, inapplicable to this Agreement and the Option Agreement and the transactions contemplated hereby and thereby.

    Section 3.21  INTELLECTUAL PROPERTY MATTERS.

    (a) Honeywell and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property necessary for their operations as presently conducted or as contemplated to be conducted, except where the failure to have such rights, individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect on Honeywell. The conduct of Honeywell's and its Subsidiaries'

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
businesses as currently conducted or contemplated to be conducted does not interfere, infringe, misappropriate or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations and violations which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Honeywell. To Honeywell's knowledge, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of Honeywell or any of its Subsidiaries, except for misappropriations and violations which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Honeywell.

    (b) The term "INTELLECTUAL PROPERTY" as used in this Agreement means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to Honeywell that, except as set forth in the disclosure schedules delivered by Parent to Honeywell simultaneously with the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE") or the Parent Commission Documents filed prior to the date of this Agreement; it being understood that any matter set forth in any section of the Parent Disclosure Schedule or in the Parent Commission Documents shall be deemed disclosed with respect to such section of this Article IV to which such matter logically relates, so long as the description of such matter contains sufficient facts to provide reasonable notice of the relevance of such matter.

    Section 4.1 CORPORATE EXISTENCE AND POWER. Parent is and prior to the Effective Time, Merger Subsidiary will be, a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. From and after the date of its incorporation, Merger Subsidiary will not engage in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore made available to Honeywell true and complete copies of Parent's certificate of incorporation and by-laws as currently in effect and, promptly after the incorporation of Merger Subsidiary, will make available to Honeywell the Certificate of Incorporation and by-laws of Merger Subsidiary. As of the date hereof, neither Parent nor any of its Subsidiaries owns any shares of Honeywell Common Stock.

    Section 4.2  CORPORATE AUTHORIZATION.

    (a) The execution, delivery and performance by Parent of this Agreement and the Option Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and will be within the corporate powers of Merger Subsidiary prior to the Effective Time, and have been duly authorized by all necessary corporate action of Parent and will have been duly authorized by all necessary corporate action of Merger Subsidiary prior to the Effective Time. Assuming due authorization, execution and delivery of this Agreement and the Option Agreement by Honeywell, this Agreement constitutes a valid and binding agreement of each of Parent and (upon its execution and delivery thereof) Merger Subsidiary and the Option Agreement constitutes a valid and binding agreement of Parent, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    (b) Parent's Board of Directors, at a meeting duly called and held, has
(i) determined that this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of Parent's stockholders and (ii) approved this Agreement and the Option Agreement and the transactions contemplated hereby and thereby.

    Section 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent of this Agreement and by Parent of the Option Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger, in each case in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any applicable requirements under the Competition Act of Canada, (e) compliance with any other applicable requirements of foreign anti-trust, competition, trade regulation or investments laws,
(f) compliance with any applicable environmental transfer statutes,
(g) compliance with any applicable requirements of the Exchange Act,
(h) compliance with any applicable requirements of the Securities Act, and
(i) other actions or filings which if not taken or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay Parent's and/or Merger Subsidiary's consummation of the Merger.

    Section 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and by Parent of the Option Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in
Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract, lease or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or
(d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger.

    Section 4.5 CAPITALIZATION. The authorized capital stock of Parent consists of 13,200,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share. As of the close of business on June 30, 2000, there were outstanding 9,898,772,000 shares of Parent Common Stock and no other shares of capital stock or other voting securities of Parent were outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) employee or director stock options to acquire no more than 343,000,000 shares of Parent Common Stock and (b) shares of Parent Common Stock to be issued in connection with the Merger, as of the close of business on September 30, 2000, there were no outstanding options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "PARENT CONVERTIBLE SECURITY"). Since the close of business on June 30, 2000 through the date hereof, Parent has not issued any shares of capital stock or Parent Convertible Securities, other than in connection with the exercise of employee stock options and/or in the ordinary course of business. Except as required by the terms of any employee or director stock options or employee stock ownership plan and/or as may be entered into in the ordinary course of business, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent and of any Parent Convertible Securities.

    Section 4.6  COMMISSION FILINGS.

    (a) Parent has filed, or will file at or prior to the time due, all forms, reports and documents required to be filed by it with the Commission since December 31, 1997. Parent has made available to Honeywell (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1998 and 1999,
(ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1999, (iii) its proxy or information statements relating to meetings, of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since
December 31, 1999 (the documents referred to in this Section 4.7(a) being referred to collectively as the "PARENT COMMISSION DOCUMENTS"). Parent's quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2000 is referred to as the "PARENT 10-Q".

    (b) As of its filing date, each Parent Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

    (c) As of its filing date, each Parent Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) Each registration statement, as amended or supplemented, if applicable, filed by Parent pursuant to the Securities Act since December 31, 1997, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    Section 4.7 FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in the annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.6 present fairly, in all material respects, the financial position of Parent and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "PARENT BALANCE SHEET" means the consolidated balance sheet of Parent as of December 31, 1999 set forth in the Parent 10-K and "PARENT BALANCE SHEET DATE" means December 31, 1999.

    Section 4.8 DISCLOSURE DOCUMENTS. Neither the Proxy Statement/Prospectus nor any amendment or supplement thereto, will, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of Honeywell or at the time the stockholders vote on the Honeywell Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Honeywell for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

    Section 4.9 ABSENCE OF CERTAIN CHANGES. Since the Parent Balance Sheet Date, there has not been any event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    Section 4.10 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of Parent or any Subsidiary of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities disclosed or provided for in the Parent Balance Sheet or in the notes thereto;

    (b) other liabilities incurred since such date that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent;

    (c) liabilities disclosed in the Parent Commission Documents filed prior to the date of this Agreement; and

    (d) liabilities under this Agreement.

    Section 4.11 LITIGATION. There is no Action pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

    Section 4.12  FINDERS' OR ADVISORS' FEES.  Except for Chase
Securities Inc., whose fees will be provided by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

    Section 4.13  POOLING; TAX TREATMENT.

    (a) Parent intends that the Merger be accounted for as a "pooling of interests" as described in Section 3.19(a).

    (b) Neither Parent nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to Parent or its affiliates that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in Section 3.19(a) or (ii) as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE V
                             COVENANTS OF HONEYWELL

    Honeywell agrees that:

    Section 5.1 CONDUCT OF HONEYWELL. From the date of this Agreement until the Effective Time, Honeywell and its Subsidiaries shall, subject to the last sentence of this Section 5.1, conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this Section 5.1, and except as set forth in Section 5.1 of the Honeywell Disclosure Schedules or as contemplated by this Agreement or the Option Agreement, without the prior written consent of Parent (which shall not be unreasonably withheld), from the date of this Agreement until the Effective
Time:

    (a) Honeywell will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

    (b) Honeywell will not, and will not permit any Subsidiary of Honeywell to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Honeywell or any of its Subsidiaries (other than transactions between direct and/or indirect wholly owned Subsidiaries of Honeywell);

    (c) Honeywell will not, and will not permit any Subsidiary of Honeywell to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Honeywell or its any of its Subsidiaries other than
(i) issuances of Honeywell Common Stock pursuant to the exercise of Honeywell Stock Options that are outstanding on the date of this Agreement and
(ii) pursuant to the terms of the Honeywell Dividend Reinvestment Plan as in effect as of the date hereof;

    (d) Honeywell will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Sections 7.4 and 7.9, regular quarterly cash dividends not in excess of $0.1875 per quarter payable by Honeywell in respect of shares of Honeywell Stock consistent with past practice;

    (e) Honeywell will not, and will not permit any Subsidiary of Honeywell to, redeem, purchase or otherwise acquire directly or indirectly any of Honeywell's capital stock, Honeywell Convertible Securities or Honeywell Subsidiary Convertible Securities, except for repurchases, redemptions or acquisitions
(x) required by or in connection with the terms of any Honeywell Stock Plan or
(y) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and, in the case of each of (x) and (y) above, only to the extent consistent with Section 7.4;

    (f) Honeywell will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards;

    (g) Honeywell will not, and will not permit any Subsidiary of Honeywell to,
(i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of Honeywell or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Honeywell or any of its Subsidiaries,
(iii) materially increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) materially increase any compensation, bonus or other benefits payable to directors, officers or employees of Honeywell or any of its Subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change of control" to become a party to any such agreement or a participant in any such plan, other than pursuant to a pre-existing contractual commitment, as required by applicable law, or in the ordinary course of business consistent with past practice but subject to Section 7.4;

    (h) Honeywell will not, and will not permit any of its Subsidiaries to
(i) acquire a material amount of assets or property of any other Person except in the ordinary course of business consistent with past practice or (ii) incur any additional incremental indebtedness in excess of $1.5 billion, in the aggregate;

    (i) other than as contemplated by Section 7.1, Honeywell will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

    (j) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, Honeywell will not, and will not permit any Subsidiary of Honeywell to, change any method of accounting or accounting practice used by it;

    (k) Honeywell will not, and will not permit any Subsidiary of Honeywell to, enter into any material joint venture, partnership or other similar arrangement;

    (l) Honeywell will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of Honeywell hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

    (m) Honeywell will not settle or compromise any material Action for an amount in excess of $100 million or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any Action, except for such consent decrees, injunctions or restraints which would not individually or in the aggregate adversely affect the businesses or operations of Honeywell, Parent or the combined entity at or after the Effective Time in any material respect;

    (n) take any action to exempt or make any person, entity or action (other than Parent) not subject to the provision of Section 203 of the Delaware Law or any other potentially applicable anti-takeover or similar statute or regulation; and

    (o) Honeywell will not, and will not permit any of its Subsidiaries to, make any election with respect to Taxes or settle any material claim with respect to Taxes which, in each case, would have a Material Adverse Effect on Honeywell.

    (p) Honeywell will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

For purposes of this Section 5.1 acquisitions of property, assets or any business involving the payment of consideration in an amount in excess of $500 million, in the aggregate, and sales, transactions or dispositions of assets or property by Honeywell and its Subsidiaries having a fair market value in excess of $500 million, in the aggregate, shall be deemed to be material.

    Section 5.2  HONEYWELL STOCKHOLDER MEETING.

    (a) Honeywell shall cause a meeting of its stockholders (the "HONEYWELL STOCKHOLDER MEETING") to be duly called and noticed for the purpose of obtaining the Honeywell Stockholder Approval. In connection with the Honeywell Stockholder Meeting, Honeywell (x) will mail to its stockholders as promptly as practicable, the Proxy Statement/Prospectus and all other proxy materials for the Honeywell Stockholder Meeting, (y) will use its reasonable best efforts, subject to paragraph (b) of this Section 5.2, to obtain the Honeywell Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to the Honeywell Stockholder Meeting.

    (b) Except as provided in the next sentence, the Board of Directors of Honeywell shall recommend approval and adoption of this Agreement and the Merger by Honeywell's stockholders. The Board of Directors of Honeywell shall be permitted (i) not to recommend to Honeywell's stockholders that they give the Honeywell Stockholder Approval or (ii) to withdraw or modify in a manner adverse to Parent its recommendation to Honeywell's stockholders that they give the Honeywell Stockholder Approval, only if after receiving an Acquisition Proposal that constitutes a Superior Proposal, the Board of Directors of Honeywell determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of this Superior Proposal, there is a reasonable probability that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify its recommendation, such determination to be in the sole discretion of the Board of Directors of Honeywell.

                                   ARTICLE VI
                              COVENANTS OF PARENT

    Section 6.1  OBLIGATIONS OF MERGER SUBSIDIARY.

    (a) Promptly following the date hereof (and in any event prior to the Effective Time), Parent shall cause the incorporation of Merger Subsidiary pursuant to and in accordance with Delaware Law by causing to be filed with the Secretary of State of the State of Delaware a certificate of incorporation of Merger Subsidiary and, promptly following the date of such filing and the incorporation of Merger Subsidiary, Parent shall cause Merger Subsidiary to take all necessary action to execute a counterpart of, and become a party to, this Agreement.

    (b) Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    Section 6.2  DIRECTOR AND OFFICER LIABILITY.

    (a) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers, directors and employees of Honeywell or its Subsidiaries (collectively, the "INDEMNITEES") with respect to all acts or omissions by them in their capacities as such or taken at the request of Honeywell or any of its Subsidiaries at any time on or prior to the Effective Time. In the event the Surviving Corporation or Parent or any of their successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, as set forth in this Section 6.2. An Indemnitee shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the Surviving Corporation to assume and control the defense of such litigation, claim or proceeding, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the Surviving Corporation shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Indemnitee if (i) the use of counsel chosen by the Surviving Corporation to represent such Indemnitee would present such counsel with a conflict of interest or (ii) such Indemnitee shall have legal defenses available to it or to other Indemnitees which are different from or in addition to those available to the Surviving Corporation; PROVIDED, HOWEVER, that the Indemnitee shall be required to deliver an undertaking to Honeywell as contemplated by
Section 2 of Article VI of the restated certificate of incorporation of Honeywell. The Surviving Corporation shall not settle any matter set forth in
Section 6.2 of the Honeywell Disclosure Schedule unless the terms of the settlement provide that the Indemnitee shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnitee and the settlement discharges all rights against Indemnitee with respect to such matter. Parent shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under Honeywell's by-laws) in effect as of the date of this Agreement in accordance with the terms thereof. Honeywell has disclosed to Parent all such indemnification agreements prior to the date of this Agreement.

    (b) For three years after the Effective Time, Parent shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Honeywell's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; PROVIDED, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by Honeywell and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

    (c) The certificate of incorporation of the Surviving Corporation shall, from and after the Effective Time, contain provisions no less favorable with respect to limitation of certain liabilities of directors and indemnification than are set forth as of the date of this Agreement in Article Eleventh of the restated certificate of incorporation of Honeywell, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of Honeywell.

    (d) The obligations of Parent under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this
Section 6.2 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2).

    Section 6.3 STOCK EXCHANGE LISTING. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

    Section 6.4  EMPLOYEE BENEFITS.

    (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under Honeywell Employee Plans, each as in effect on the date of this Agreement (or as amended as contemplated or permitted hereby or with the prior written consent of Parent). Subject to the previous sentence and Section 6.4(b), no provision of this Agreement shall be construed as a limitation on the right of Parent or the Surviving Corporation to amend or terminate any Honeywell Employee Plan to the extent permitted by the terms thereof (as in effect on the date hereof) and applicable law, and no provision of this Agreement shall be construed to create a right in any employee or beneficiary of such employee under a Honeywell Employee Plan that such employee or beneficiary would not otherwise have under the terms of that Honeywell Employee Plan. The "Change of Control" provisions of the Honeywell Employee Plans set forth on Section 6.4(a) of the Honeywell Disclosure Schedule will be triggered by the consummation of the Merger.

    (b) For a period of at least one year following the Effective Time, Parent shall provide to employees of Honeywell and its Subsidiaries as of the Effective Time ("AFFECTED EMPLOYEES"), for so long as such Affected Employees remain employed by Parent or its Subsidiaries, employee benefits (including salary, performance based incentive compensation and stock-based benefits) which, in the aggregate, are at least as favorable as the benefits provided pursuant to Honeywell's or its Subsidiaries' (as applicable) employee benefit plans, programs, policies and arrangements immediately prior to the Effective Time, PROVIDED, HOWEVER, that the foregoing shall not be construed to limit Parent's flexibility in determining the design of any benefit plan or program.

    (c) Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, and determination of the level of and entitlement to benefits under severance benefit, vacation and other employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent (if such Affected Employees participate in any such employee benefit plan or arrangement) for such Affected Employees' service with Honeywell or any Subsidiary of Honeywell to the same extent recognized by Honeywell immediately prior to the Effective Time for similar Honeywell employee benefit plans or arrangements, provided, however, that this Section 6.4(c) shall, except as required by law, not provide crediting of service for benefit accrual purposes under Parent defined benefit pension plans, or where such crediting of service would result in a duplication of benefits.

    (d) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans of Parent that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that would have been in effect with respect to such employees as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time during the same plan year in which such co-payments and deductibles were paid.

    (e) Prior to the Effective Time, Honeywell and Parent shall take all such action necessary to ensure that no "rabbi" or similar trust maintained by Honeywell or Parent, respectively, is required to be funded as a result of the transactions contemplated by this Agreement.

    Section 6.5 CONSULTANT AGREEMENT. At the Effective Time, Parent shall enter into a consulting agreement with Michael R. Bonsignore substantially on the terms set forth in Section 6.5 of the Honeywell Disclosure Schedule.

                                  ARTICLE VII
                       COVENANTS OF PARENT AND HONEYWELL

    The parties hereto agree that:

    Section 7.1  REASONABLE BEST EFFORTS.

    (a) Subject to Section 7.1(b), Honeywell and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, without limitation, any required filings under the HSR Act or any foreign antitrust, competition or trade regulation law, regulation or statute, or any amendments to any thereof) and
(ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information and in addition to Section 7.1(c), Honeywell and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Honeywell and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

    (b) Without limiting Section 7.1(a), Parent and Honeywell shall:

        (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date, including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

        (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, with respect to Parent, Parent shall take all such actions, including, without limitation
    (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent (or any of its Subsidiaries) and
    (y) otherwise taking or committing to take actions that limit Parent or its Subsidiaries' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing; PROVIDED, HOWEVER, that Parent shall not be required to take any such actions if such action with respect to a comparable amount of assets, businesses or products lines of Honeywell would be reasonably likely, in the aggregate, to have a Material Adverse Effect on Honeywell and its Subsidiaries, taken as a whole; PROVIDED, FURTHER, HOWEVER, that neither Parent nor Honeywell shall be required to sell, divest or otherwise dispose of any assets, businesses or product lines of Honeywell if such actions would be reasonably likely, in the aggregate, to have a Material Adverse Effect on Honeywell and its Subsidiaries. Honeywell shall take such of the foregoing actions as the Parent may request; PROVIDED that any such action is conditioned upon the consummation of the Merger.

    (c) Parent and Honeywell shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any governmental authority (whether domestic, foreign or supranational). In that regard, each party shall without limitation:
(i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any governmental authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such governmental authority, (iii) not participate in any meeting with any such governmental authority unless it consults with the other in advance and to the extent permitted by such governmental authority gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such governmental authority with respect to this Agreement and the Merger, and (v) furnish the other with such necessary information and reasonable assistance as Parent or Honeywell may reasonably request in connection with its preparation of necessary filings or submissions of information to any such governmental authority. Parent and Honeywell may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or Honeywell, as the case may be) or its legal counsel.

    Section 7.2 PROXY MATERIALS; CERTAIN FILINGS. Honeywell and Parent shall promptly prepare and file with the Commission a proxy statement relating to the meeting of Honeywell to be held in connection with this Agreement and the transactions contemplated hereby (the "PROXY STATEMENT/PROSPECTUS"). Honeywell and Parent shall promptly prepare, and Parent shall file with the Commission, a registration statement on Form S-4 (the "FORM S-4") in which the Proxy Statement/Prospectus will be included as a prospectus, and Parent shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the Commission as promptly as practicable after filing. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger. Honeywell and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement/Prospectus or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

    Section 7.3 ACCESS TO INFORMATION. From the date hereof until the Effective Time, to the extent permitted by applicable law, Honeywell and Parent will upon reasonable request give the other party, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of such party and its Subsidiaries during normal business hours, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of Honeywell or Parent, as the case may be; PROVIDED that no investigation of the other party's business shall affect any representation or warranty given by either party hereunder, and neither party shall be required to provide any such information if the provision of such information may cause a waiver of an attorney-client privilege. All information obtained by Parent or Honeywell pursuant to this Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated October 21, 2000 between Parent and Honeywell (the "CONFIDENTIALITY AGREEMENT").

    Section 7.4  TAX AND ACCOUNTING TREATMENT.

    (a) Neither Parent nor Honeywell shall, nor shall they permit their Subsidiaries to, take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (i) for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the Commission or (ii) as a reorganization within the meaning of Section 368(a) of the Code. Honeywell shall not, and shall not permit its Subsidiaries to, take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Allied Merger from qualifying for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the Commission. In the event Parent receives advice from its independent public accountants that it is advisable for Parent to obtain customary "affiliate" agreements in order to qualify for "pooling of interests" accounting treatment, Parent shall use its reasonable best efforts to obtain such letters from the appropriate affiliates of Parent.

    (b) Parent shall use its reasonable best efforts to provide to Shearman & Sterling (or such other counsel reasonably acceptable to Parent) and Skadden, Arps, Slate, Meagher & Flom LLP (or such other counsel reasonably acceptable to Honeywell) a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to Sections 8.2(d) and 8.3(b) hereof. Honeywell shall use its reasonable best efforts to provide to Shearman & Sterling (or such other counsel reasonably acceptable to Parent) and Skadden, Arps, Slate, Meagher & Flom LLP (or such other counsel reasonably acceptable to Honeywell) a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to Sections 8.2(d) and 8.3(b) hereof.

    (c) Subject to paragraph (a) above, Parent and Honeywell agree to cooperate in good faith with proposals to reduce Taxes on the transactions contemplated by this Agreement and the continuing operations of Honeywell and its affiliates (including the Surviving Corporation) and Parent and its affiliates after the Effective Time, it being understood that no actions will be required which Honeywell reasonably concludes would adversely affect (i) Honeywell and its affiliates in the event the Merger is not consummated or (ii) the rights or benefits of employees of Honeywell and its affiliates arising from their employment relationship or provided for or permitted by this Agreement.

    Section 7.5 PUBLIC ANNOUNCEMENTS. The initial press release with respect to the Merger shall be a joint press release, to be agreed upon by Parent and Honeywell. Thereafter, Parent and Honeywell will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, unless such consent shall have been unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange (or the London Stock Exchange) may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

    Section 7.6 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Honeywell or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of Honeywell or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Honeywell acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    Section 7.7  NOTICES OF CERTAIN EVENTS.

    (a) Each of Honeywell and Parent shall promptly notify the other party of:

        (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of Honeywell or Parent, as the case may be, to obtain such consent would be material to Honeywell or Parent as applicable; and

        (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

    (b) Honeywell and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

    Section 7.8  AFFILIATES.

    (a) As soon as practicable after the date hereof and in any event not less than 30 days prior to the Effective Time, Honeywell (i) shall have delivered to Parent a letter identifying all Persons who, in the opinion of Honeywell may be, as of the date of the Honeywell Stockholder Meeting, its "affiliates" for purposes of SEC Accounting Series Releases 130 and 135 and/or for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of Honeywell in such letter to deliver, as promptly as practicable but in no event later than 20 days prior to the Closing (or after such later date as the Parent and Honeywell may agree), a signed agreement to Honeywell, substantially in the form attached as Exhibit A. Honeywell shall notify Parent from time to time after the delivery of the letter described in Section 7.8(a)(i) of any Person not identified on such letter who then is, or may be, such an "affiliate" and use its reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 7.8(a).

    (b) Shares of Honeywell Common Stock beneficially owned by each such "affiliate" of Honeywell who has not provided a signed agreement in accordance with Section 7.8(a) shall not be transferable during any period prior to and after the Effective Time if, as a result of this transfer during any such period, taking into account the nature, extent and timing of this transfer and similar transfers by all other "affiliates" of Honeywell, this transfer will, in the reasonable judgment of accountants of Parent, interfere with, or prevent the Merger from being accounted for, as a "pooling of interests" under GAAP and/or the rules and regulations of the Commission. Parent shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock of any affiliate of Honeywell who has not provided a signed agreement in accordance with Section 7.8(a). The restrictions on the transferability of shares held by Persons who execute an agreement pursuant to
Section 7.8(a) shall be as provided in those agreements.

    Section 7.9 PAYMENT OF DIVIDENDS. From the date of the Agreement until the Effective Time, Parent and Honeywell will coordinate with each other regarding the declaration of dividends in respect of the shares of Parent Common Stock and the shares of Honeywell Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Honeywell Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Honeywell Common Stock and the shares of Parent Common Stock any holder of shares of Honeywell Common Stock receives in exchange therefor in connection with the Merger.

    Section 7.10  NO SOLICITATION.

    (a) Honeywell shall not, and shall cause its Subsidiaries not to, and will use its reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or its Subsidiaries or afford access to the properties, books or records of it or its Subsidiaries to, any Person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal; PROVIDED, HOWEVER, that, in the event that (x) Honeywell shall receive an Acquisition Proposal that the Board of Directors of Honeywell concludes in good faith could result in a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Section 7.10, (y) prior to receipt of the Honeywell Stockholder Approval, the Board of Directors of Honeywell determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of this Acquisition Proposal, if Honeywell fails to participate in such discussions or negotiations with, or provide such information to, the party making the Acquisition Proposal, there is a reasonable probability that such Board of Directors would be in violation of its fiduciary duties under applicable law, such determination to be in the sole discretion of the Board of Directors of Honeywell, and (z) after giving Parent written notice of its intention to do so Honeywell may (i) furnish information with respect to it and its subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions and negotiations regarding such Acquisition Proposal.

    (b) Nothing contained in this Agreement shall prevent the Board of Directors of Honeywell from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; PROVIDED that the Board of Directors of Honeywell shall not recommend that its stockholders tender their shares in connection with a tender offer except to the extent, after receiving a Superior Proposal, the Board of Directors of Honeywell determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable probability that the Board of Directors would be in violation of its fiduciary duties under applicable law if it fails to make such a recommendation, such determination to be in the sole discretion of the Board of Directors of Honeywell.

    (c) Upon receiving an Acquisition Proposal, Honeywell will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Parent, after receipt of any Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, or any request for nonpublic information relating to Honeywell or any Subsidiary of Honeywell or for access to the properties, books or records of Honeywell or any Subsidiary of Honeywell by any Person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and shall promptly provide copies of any proposals, indications of interest, draft agreements and correspondence relating to such Acquisition Proposal. Honeywell shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and shall request the return or destruction of all confidential information provided to any such Person.

    For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of Honeywell or any of its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of Honeywell and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Honeywell or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Honeywell and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Honeywell, or any of its Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of Honeywell and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Honeywell or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of Honeywell and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal obtained not in breach of this
Section 7.10 for or in respect of all of the outstanding shares of Honeywell Common Stock, on terms that the Board of Directors of Honeywell, determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such proposal) are more favorable (other than in immaterial respects) from a financial point of view to its stockholders than the Merger and which has a reasonable likelihood of being consummated.

    (d) Honeywell agrees that it will take the necessary steps promptly to inform its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.10.

    Section 7.11  LETTERS FROM ACCOUNTANTS.

    (a) Parent shall use reasonable best efforts to cause to be delivered to Parent and Honeywell a letter from KPMG LLP dated as of the Closing Date, addressed to the Boards of Directors of Parent and Honeywell, stating that KPMG LLP concurs with Parent management's conclusion that accounting for the Merger as a "pooling of interests" under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission is appropriate if the Merger is closed and consummated in accordance with the terms hereof.

    (b) Honeywell shall use reasonable best efforts to cause to be delivered to Parent a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, addressed to the Boards of Directors of Honeywell and Parent, stating that PricewaterhouseCoopers LLP concurs with Honeywell's management's conclusion that Honeywell is eligible to participate in a transaction accounted for as a "pooling of interests" under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission.

    Section 7.12 TAKEOVER STATUTES. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

    Section 7.13 HONEYWELL NAME AND INTEGRITY OF FRANCHISE. Parent will use the Honeywell name in areas where Honeywell has been strong historically. Parent will use the Honeywell name in conjunction with the Parent name for the Honeywell Home and Building Control business and the Honeywell avionics business. Parent will consider the use of the Honeywell name in conjunction with the Parent name for the Honeywell industrial controls business.


    Section 7.14 TRANSFER STATUTES. Each of Parent and Honeywell agrees to use its commercially reasonable efforts to comply promptly with all requirements of the New Jersey, Connecticut and other state property transfer statutes to the extent applicable to the transactions contemplated hereby, and to take all actions necessary to cause the transactions contemplated hereby to be effected in compliance with such statutes. Parent and Honeywell agree that they will consult with each other to determine what, if any, actions must be taken prior to or after the Effective Time to ensure compliance with such statutes. Each of Parent and Honeywell agrees to provide the other with any documents to be submitted to the relevant state agencies prior to submission. For purposes of this section, the New Jersey and Connecticut Property Transfer Statutes means the New Jersey Industrial Site Recovery Act, 1993 N.J. Laws 139, and the Connecticut Transfer Act, Conn. Gen. Stat. Ann. Sections 22a.-134(b).


    Section 7.15 SECTION 16(B). Parent and Honeywell shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Honeywell (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of Honeywell or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    Section 8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Honeywell, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

    (a) this Agreement and the Merger shall have been approved and adopted by the stockholders of Honeywell in accordance with Delaware Law;

    (b) any applicable waiting period (including any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

    (c) the approval by the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EC Merger Regulation;

    (d) all applicable waiting periods under the Competition Act of Canada shall have expired or been terminated;

    (e) no provision of any applicable law or regulation and no judgment, injunction (preliminary or permanent), order or decree that prohibits, materially restricts, makes illegal or enjoins the consummation of the Merger or any of the other transactions contemplated by this Agreement, shall be in effect;

    (f) the Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

    (g) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

    (h) the letters of KPMG LLP and PricewaterhouseCoopers LLP contemplated by paragraphs (a) and (b) of Section 7.11 shall have been delivered as contemplated thereby.

    Section 8.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

    (a) (i) Honeywell shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Honeywell contained in this Agreement and in any certificate or other writing delivered by Honeywell pursuant hereto shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on Honeywell, and (iii) Parent shall have received a certificate signed by an executive officer of Honeywell on its behalf to the foregoing effect;

    (b) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on Honeywell at or after the Effective Time.

    (c) (i) all required approvals or consents of any governmental authority or third party including those described in Section 3.3, 3.4, 4.3 and 4.4 shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired), except, in the case of consents the absence of which would not result in civil or criminal sanctions being imposed on Parent or the Surviving Corporation or their respective affiliates, where the failure to obtain any such consents and approvals would not reasonably be expected to have a Material Adverse Effect on Honeywell and (ii) all such approvals and consents which have been obtained shall be on terms that would not reasonably be expected to have a Material Adverse Effect on Honeywell.

    (d) Parent shall have received an opinion of Shearman & Sterling (or other counsel reasonably acceptable to Parent), on the basis of representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and Honeywell will be a party to the reorganization within the meaning of
Section 368(b) of the Code, and such opinion shall not have been withdrawn as of the Effective Time. In rendering its opinion, counsel shall be entitled to rely upon representations of officers of Parent and Honeywell reasonably requested by counsel.

    Section 8.3 CONDITIONS TO THE OBLIGATIONS OF HONEYWELL. The obligation of Honeywell to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

    (a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, except where the failure of such representations to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not, individually as in the aggregate, have a Material Adverse Effect on Parent and (iii) Honeywell shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect; and

    (b) Honeywell shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other counsel reasonably acceptable to Honeywell), on the basis of representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and Honeywell will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn as of the Effective Time. In rendering this opinion, counsel shall be entitled to rely upon representations of officers of Parent and Honeywell reasonably requested by counsel.

                                   ARTICLE IX
                                  TERMINATION

    Section 9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as provided below, notwithstanding any approval of this Agreement by the stockholders of Honeywell):

    (a) by mutual written consent of Honeywell and Parent;


    (b) by either Honeywell or Parent;

        (i) if the Merger has not been consummated as of June 30, 2001 (the "END DATE"); PROVIDED, HOWEVER, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 8.1(b), 8.1(c), 8.1(d), 8.1(e), 8.2(b) and 8.2(c) and (y) all
    other conditions set forth in Article VIII have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to November 30, 2001 (which shall then be the "END DATE"); PROVIDED, FURTHER that at the End Date the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date; or

        (ii) if the Honeywell Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

    (c) by either Honeywell or Parent, if there shall be any law or regulation that materially restricts the consummation of the Merger or makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or Honeywell from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; PROVIDED that the terminating party has fulfilled its obligations under Section 7.1;

    (d) by Parent, if the Board of Directors of Honeywell shall have failed to recommend or withdrawn or modified or changed, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Honeywell Stockholder Meeting in accordance with Section 5.2, or shall have recommended a Superior Proposal (or the Board of Directors of Honeywell shall resolve to do any of the foregoing); or

    (e) by either Parent or Honeywell, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by Honeywell) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

The party desiring to terminate this Agreement pursuant to clause (b), (c),
(d) or (e) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

    Section 9.2 EFFECT OF TERMINATION. (a) If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (i) as set forth in
Section 9.3, (ii) that the agreements contained in this Section 9.2, in
Section 10.4, and in the Confidentiality Agreement, shall survive the termination hereof and (iii) that no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.

    Section 9.3  FEE AND EXPENSES.  (a) In the event that:

        (i) this Agreement shall be terminated by either party pursuant to
    Section 9.1(b)(ii), and, at or prior to the time of the failure of Honeywell's Stockholders to approve this Agreement and the Merger, an Acquisition Proposal shall have been made public and not withdrawn; or

        (ii) this Agreement is terminated pursuant to Section 9.1(d);

then, in any such event, Honeywell shall pay Parent promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of $1.35 billion (the "Fee"), which amount shall be payable in immediately available funds; PROVIDED, that in the event of a termination by Honeywell, such fee will be paid prior to or simultaneously with such termination.

    (b) Except as set forth in this Section 9.3, all costs and expenses incurred in connection with this Agreement, the Option Agreement, the Merger and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    (c) In the event that Honeywell shall fail to pay the Fee when due, the Fee shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2.00%.

                                   ARTICLE X
                                 MISCELLANEOUS

    Section 10.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

    (a)  if to Parent or Merger Subsidiary, to:

         General Electric Company
         3135 Easton Turnpike, W3
         Fairfield, Connecticut 06431
         Attention: Senior Counsel--Transactions
         Facsimile No.: (203) 373-3008

         with a copy to:

         Shearman & Sterling
         599 Lexington Avenue
         New York, New York 10022
         Attention: John A. Marzulli Jr., Esq.
         Facsimile No.: (212) 848-7179

    (b)  if to Honeywell, to:

         Honeywell International Inc.
         101 Columbia Road
         P.O. Box 4000
         Morristown, New Jersey 07962-2497
         Attention: Peter M. Kreindler, Esq.,
                  Senior Vice President and General Counsel
                  Facsimile No.: (973) 455-4217

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York 10036-6522
         Attention: Peter Allan Atkins, Esq.
                  David J. Friedman, Esq.
                  Facsimile No.: (212) 735-2000

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

    Section 10.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

    Section 10.3 AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement (including the Exhibit and Schedules hereto) may be amended or waived prior to the Effective Time at any time prior to or after the receipt of the Honeywell Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Honeywell, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the receipt of any such approval, if any such amendment or waiver shall by law or in accordance with the rules and regulations of any relevant securities exchange requires further approval of stockholders, the effectiveness of such amendment or waiver shall be subject to the necessary stockholder approval.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    Section 10.4 EXPENSES. Except as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that (a) the filing fees in respect to filings made pursuant to the HSR Act, the EC Merger Regulation and all similar filings in other jurisdictions, (b) filing fees in connection with the filing with the SEC of the Form S-4 and the Proxy Statement/Prospectus, (c) all printing, mailing and related expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus and (d) all other expenses not directly attributable to any one of the parties, shall be shared equally by Parent and Honeywell.

    Section 10.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

    Section 10.6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

    Section 10.7 JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

    Section 10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    Section 10.9 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    Section 10.10 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the Exhibit and Schedules), the Option Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as provided in
Section 6.2(d), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

    Section 10.11 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    Section 10.12 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                       GENERAL ELECTRIC COMPANY

                                                       By:  /s/ JOHN F. WELCH, JR.
                                                            -----------------------------------------
                                                            Name: John F. Welch, Jr.
                                                            Title:  Chairman and CEO

                                                       HONEYWELL INTERNATIONAL INC.

                                                       By:  /s/ MICHAEL R. BONSIGNORE
                                                            -----------------------------------------
                                                            Name: Michael R. Bonsignore
                                                            Title:  Chairman and CEO

    IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its president on this 9th day of November, 2000.

                                                       GENERAL ELECTRIC 2000 MERGER SUB, INC.

                                                       By:  /s/ PAMELA DALEY
                                                            -----------------------------------------
                                                            Name: Pamela Daley
                                                            Title:  President

                                                                       EXHIBIT A

                          HONEYWELL INTERNATIONAL INC.
                                AFFILIATE LETTER

General Electric Company
3135 Easton Turnpike, W3
Fairfield, Connecticut 06431

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Honeywell International Inc., a Delaware corporation ("HONEYWELL"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 22, 2000 (the "MERGER AGREEMENT"), between Honeywell and General Electric Company, a New York corporation ("PARENT"), a newly formed Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUBSIDIARY"), Merger Subsidiary will be merged with and into Honeywell (the "MERGER").

    As a result of the Merger, I may receive shares of common stock, par value $0.06 per share, of Parent (the "PARENT COMMON STOCK") in exchange for shares owned by me of common stock, par value $1.00 per share, of Honeywell (or upon the exercise of options for such shares of Honeywell).

    I hereby represent and warrant to, and covenant with, Parent that in the event I receive any Parent Common Stock as a result of the Merger:

        1. I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Securities Act or the Rules and Regulations.

        2. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Honeywell.

        3. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been, or will be, registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Honeywell, (i) I may be deemed to have been an affiliate of Honeywell and (ii) the distribution by me of the Parent Common Stock has not been registered under the Securities Act, I may not sell, transfer or otherwise dispose of the Parent Common Stock issued to me in the Merger unless (x) such sale, transfer or other disposition has been registered under the Securities Act, (y) such sale, transfer or other disposition is made in conformity with Rule 145 (as such rule may be hereafter amended) promulgated by the Commission under the Securities Act, or (z) Parent shall have received either opinion of counsel, which opinion and counsel shall be reasonably acceptable to Parent, or a "no action" letter

                                     A-1-1
    obtained by me from the staff of the Commission, to the effect that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

        4. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

        5. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Stock and that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED (I) IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION AND (II) AFTER GENERAL ELECTRIC COMPANY ("GE") SHALL HAVE PUBLISHED FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF COMBINED OPERATIONS OF GE AND HONEYWELL INTERNATIONAL INC."

        6. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to place the following legend on the certificates issued to my transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

    It is understood and agreed that the legends set forth in paragraphs 4 and 5 above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Securities Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) evidence or representations satisfactory to Parent that the Parent Common Stock represented by such certificates are being or have been sold in a transaction made in conformity with the provisions of Rule 145(d) (as such rule may be hereafter amended) or
(ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by me from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to me.

    I further represent and warrant to, and covenant with, Parent that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the Commission Accounting Series Release No. 135) with respect to shares of the capital stock of Honeywell and/or Parent, including, without limitation, Parent Common Stock received by me in the Merger, that I may hold during the 30 day period prior to the Effective Time (as defined in the Merger Agreement) and after the Effective Time until after such time as combined financial results (including combined sales and net income figures) covering at least 30 days of combined operations of Honeywell and Parent have been published by

                                     A-1-2

Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

    This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

    Execution of this letter should not be considered an admissions on my part that I am an "affiliate" of Honeywell as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                      Very truly yours,
                                      Name:

Accepted this   day of
            , 2000 by

GENERAL ELECTRIC COMPANY

By:
     -----------------------------------------
     Name:
     Title:

                                     A-1-3

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT (this "AGREEMENT"), dated as of October 22, 2000, between GENERAL ELECTRIC COMPANY, a New York corporation ("GRANTEE"), and HONEYWELL INTERNATIONAL INC., a Delaware corporation ("ISSUER").

                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which, among other things, a wholly owned subsidiary of Grantee will merge with and into Issuer on the terms and subject to the conditions stated therein; and

    WHEREAS, in order to induce Grantee to enter into the Merger Agreement and as a condition for Grantee's agreeing so to do, Issuer has granted to Grantee the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

    Section 1. DEFINITIONS. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement.

    Section 1. GRANT OF STOCK OPTION. Issuer hereby grants to Grantee an irrevocable option (the "STOCK OPTION") to purchase, on the terms and subject to the conditions hereof, for $55.12375 per share (the "EXERCISE PRICE") in cash, up to 158,746,379 fully paid and non-assessable shares of Issuer's common stock, par value $1.00 per share (the "COMMON STOCK"), representing approximately 19.9% of Issuer's issued and outstanding Common Stock or such greater number of shares as represent 19.9% of the number of shares of Common Stock issued and outstanding at the time of first exercise (without giving effect to any shares subject to the Stock Option) (the "OPTION SHARES"). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Section 5 below.

    Section 3.  EXERCISE OF STOCK OPTION.

    (a) Grantee may, subject to the provisions of this Section 3, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Company Trigger Event (defined below) and prior to the Termination Date. "TERMINATION DATE" shall mean, subject to Section 1.2
Section 10(a), the earliest of (i) the Effective Time of the Merger,
(ii) 120 days after the date full payment contemplated by Section 9.3(a) of the Merger Agreement is made by Issuer to Grantee thereunder (or if, at the expiration of such period, the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed), (iii) the date of the termination of the Merger Agreement in circumstances which do not constitute a Company Trigger Event or (iv) the first anniversary of the date of termination of the Merger Agreement. Notwithstanding the occurrence of the Termination Date, Grantee shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Grantee exercised the Stock Option prior to the occurrence of the Termination Date. A "COMPANY TRIGGER EVENT" shall mean an event the result of which is that the Fee required to be paid by Issuer to Grantee pursuant to
Section 9.3(a) of the Merger Agreement is payable.

    (b) Grantee may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any waiting period applicable to the purchase of the Option Shares under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to Issuer and its Subsidiaries, taken as a whole.

    (c) If Grantee shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving Issuer written notice (the "STOCK EXERCISE NOTICE") to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three business days nor later than 10 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares set forth in Section 3(b) has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Grantee may specify) after satisfaction of all such conditions and the cessation of all such restrictions.

    (d) So long as the Stock Option is exercisable pursuant to the terms of
Section 3(a), Grantee may elect to send a written notice to Issuer (the "CASH EXERCISE NOTICE") specifying a date not later than 20 business days and not earlier than 5 business days following the date such notice is given on which date Issuer shall pay to Grantee in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such relevant portion of the Option Shares subject to the Stock Option as Grantee shall specify. As used herein, "SPREAD" shall mean the excess, if any, over the Exercise Price of the higher of
(x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Acquisition Proposal relating to Issuer (the "PROPOSED ALTERNATIVE TRANSACTION PRICE") or (y) the average of the closing prices of the shares of Common Stock on the principal securities exchange or quotation system on which the Common Stock is then listed or traded as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) for the five consecutive trading days immediately preceding the date on which the Cash Exercise Notice is given (the "AVERAGE MARKET PRICE"). If the Proposed Alternative Transaction Price includes any property other than cash, the Proposed Alternative Transaction Price shall be the sum of (i) the fixed cash amount, if any, included in the Proposed Alternative Transaction Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date on which the Cash Exercise Notice is given shall be deemed to equal the fair market value of such property. If such other property includes anything other than cash or securities with an existing public trading market, the Proposed Alternative Transaction Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by Grantee of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of Issuer to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 5.

    (e) (i) At any closing pursuant to Section 3(c) hereof, Grantee shall make payment to Issuer of the aggregate purchase price for the Option Shares to be purchased and Issuer shall deliver to Grantee a certificate representing the purchased Option Shares, registered in the name of Grantee or its designee and
(ii) at any closing pursuant to Section 3(d) hereof, Issuer will deliver to Grantee cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by Grantee to Issuer, or by Issuer to Grantee, pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by the party receiving such funds, provided that the failure or refusal by Issuer to designate such a bank account shall not preclude Grantee from exercising the Stock Option. If at the time of the issuance of Option Shares pursuant to the exercise of the Stock Option, rights pursuant to any shareholder rights plan are outstanding, then the Option Shares issued pursuant to such exercise shall be accompanied by corresponding shareholder rights.

    (f) Certificates for Common Stock delivered at the closing described in
Section 3(c) hereof shall be endorsed with a restrictive legend which shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

    It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without this reference (i) if Grantee shall have delivered to Issuer a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the Securities Act or (ii) in connection with any sale registered under the Securities Act. In addition, these certificates shall bear any other legend as may be required by applicable law.

    Section 4. REPRESENTATIONS OF GRANTEE. Grantee hereby represents and warrants to Issuer that any Option Shares acquired by Grantee upon the exercise of the Stock Option will not be, and the Stock Option is not being, acquired by Grantee with the intention of making a public distribution thereof, other than pursuant to an effective registration statement under the Securities Act or otherwise in compliance with the Securities Act.

    Section 5.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR MERGER.

    (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, reverse stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would affect Grantee's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Stock Option a number and class of shares or amount of other securities or property that Grantee would have received in respect of the Option Shares had the Stock Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 19.9% of the number of shares of Common Stock issued and outstanding at the time of first exercise (without giving effect to any shares subject or issued pursuant to the Stock Option).

    (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this
Section 5, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

    (c) Without limiting or altering the parties' rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any Person, other than Grantee or one of its Subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with this merger, the shares of Common Stock outstanding immediately prior to the consummation of this merger will be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing this transaction shall make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments. Issuer shall take such steps in connection with such consolidation, merger, liquidation or other transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

    Section 6.  FURTHER ASSURANCES; REMEDIES.

    (a) Issuer agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Issuer, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement. All of the Option Shares to be issued pursuant to the Stock Option, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement).

    (b) Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Issuer.

    (c) Issuer agrees that promptly after the occurrence of a Company Trigger Event it shall take all actions as may from time to time be required (including
(i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the United States or elsewhere is necessary before the Stock Option may be exercised, complying with its obligations thereunder and cooperating with Grantee in Grantee's preparing and processing the required notices or applications) in order to permit Grantee to exercise the Stock Option and purchase Option Shares pursuant to such exercise.

    (d) The parties agree that Grantee would be irreparably damaged if for any reason Issuer failed, in breach of its obligations hereunder, to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 5 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Grantee would not have an adequate remedy at law for money damages in such event. Accordingly, Grantee shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Issuer. Accordingly, if Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, Issuer hereby waives the claim or defense that Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Issuer further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Grantee may have against Issuer for any failure to perform its obligations under this Agreement.

    Section 7. LISTING OF OPTION SHARES. Promptly after the occurrence of a Company Trigger Event and from time to time thereafter if necessary, Issuer will apply to list all of the Option Shares subject to the Stock Option on the NYSE and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

    Section 8.  REGISTRATION OF THE OPTION SHARES.

    (a) If, within two years of the exercise of the Stock Option, Grantee requests Issuer in writing to register under the Securities Act any of the Option Shares received by Grantee hereunder, Issuer will use its reasonable best efforts to cause the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Grantee of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith Issuer shall prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Grantee's request) a registration statement under the Securities Act (which complies with the requirements of applicable federal and state securities laws) to effect such registration on an appropriate form, which would permit the sale of the Option Shares by Grantee in accordance with the plan of disposition specified by Grantee in its request. Issuer shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; PROVIDED, HOWEVER, that Issuer may postpone the filing of a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 90 days) if in Issuer's reasonable, good faith judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential (but in no event shall Issuer exercise such postponement right more than once in any twelve month period).

    (b) Issuer shall notify Grantee in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any shares of Common Stock. If Grantee wishes to have any portion of its Option Shares included in such registration statement, it shall advise Issuer in writing to that effect within two business days following receipt of such notice, and Issuer will thereupon include the number of Option Shares indicated by Grantee under such Registration Statement; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise Issuer that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to securities intended to be registered by Issuer for its own account and, thereafter, Issuer shall include in such registration Option Shares requested by Grantee to be included therein pro rata with the shares of Common Stock intended to be included therein by other stockholders of Issuer.

    (c) All expenses relating to or in connection with any registration contemplated under this Section 8 and the transactions contemplated thereby (including all filing, printing, reasonable professional, roadshow and other fees and expenses relating thereto) will be at Issuer's expense except for underwriting discounts or commissions and brokers' fees. Issuer and Grantee agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. Issuer shall indemnify and hold harmless Grantee, its officers, directors, agents, other controlling persons and any underwriters retained by Grantee in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Grantee, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Grantee or its underwriters to Issuer. Grantee and its underwriters, respectively, shall indemnify and hold harmless Issuer to the same extent with respect to information furnished in writing to Issuer by Grantee and such underwriters, respectively.

    Section 9.  REPURCHASE ELECTION.

    (a) Grantee shall have the option, at any time and from time to time commencing upon the first occurrence of a Company Trigger Event in which the consideration to be received by Issuer or its stockholders, as the case may be, upon consummation of an Acquisition Proposal consists in whole or in part of shares of capital stock of a third party and ending on the tenth business day after the first mailing to Issuer's stockholders of a proxy statement, tender offer statement or other disclosure or offering document relating to such Acquisition Proposal, to send a written notice to Issuer (a "REPURCHASE NOTICE") that it will require Issuer (or any successor entity thereof) to pay to Grantee the Repurchase Fee (as defined below) as provided in Section 9(b) below, upon delivery by Grantee of the shares of Common Stock acquired hereunder with respect to which Grantee then has beneficial ownership. The date on which Grantee delivers the Repurchase Notice under this Section 9 is referred to as the "REPURCHASE REQUEST DATE". The "REPURCHASE FEE" shall be equal to the sum of the following:

        (i) the aggregate Exercise Price paid by Grantee for any shares of Common Stock acquired pursuant to the Stock Option with respect to which Grantee then has beneficial ownership; and

        (ii) subject to the maximum amounts specified in Section 11, the Spread, multiplied by the number of shares of Common Stock with respect to which the Stock Option has been exercised and with respect to which Grantee then has beneficial ownership.

    (b) If Grantee exercises its rights under this Section 9, within five business days after the Repurchase Request Date, (i) Issuer shall pay by wire transfer to Grantee the Repurchase Fee in immediately available funds to an account designated in writing by Grantee to Issuer, and (ii) Grantee shall surrender to Issuer certificates evidencing the shares of Common Stock acquired hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

    (c) Issuer shall use its reasonable best efforts to ensure that it can fully perform all of its obligations under this Section 9 under applicable law.

    Section 10.  MISCELLANEOUS.

    (a) EXTENSION OF EXERCISE PERIODS. The periods during which Grantee may exercise its rights under Sections 2 and 3 hereof shall be extended in each such case at the request of Grantee to the extent necessary to avoid liability by Grantee under Section 16(b) of the Exchange Act by reason of such exercise and to the extent necessary to obtain all regulatory approvals required for the exercise of such rights.

    (b) AMENDMENTS; ENTIRE AGREEMENT. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

    (c) NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,if to Grantee, to:

       General Electric Company
       3135 Easton Turnpike, W3
       Fairfield, Connecticut 06431
       Attention: Senior Counsel--Transactions
       Facsimile No.: (203) 373-3008
       with a copy to:

       Shearman & Sterling
       599 Lexington Avenue
       New York, New York 10022-6069
       Attention: John A. Marzulli Jr., Esq.
       Facsimile No.: (212) 848-7179

       if to Issuer, to:

       Honeywell International Inc.
       101 Columbia Road
       P.O. Box 4000
       Morristown, New Jersey
       Attention: Peter M. Kreindler, Esq.,
                  Senior Vice President and General Counsel
       Facsimile No.: (973) 455-4217

       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       Four Times Square
       New York, New York 10036-6522
       Attention: Peter Allan Atkins, Esq.
                  David J. Friedman, Esq.
       Facsimile No.: (212) 735-2000

or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this
Section 10 and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this
Section 10.

    (d) EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

    (e) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

    (g) JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(c) shall be deemed effective service of process on such party.

    (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

    (i) HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

    (j) ASSIGNMENT. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by Issuer, but may be assigned by Grantee in whole or in part to any direct or indirect wholly-owned subsidiary of Grantee, provided that Grantee shall remain liable for any obligations so assigned.

    (k) SURVIVAL. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

    (l) TIME OF THE ESSENCE. The parties agree that time shall be of the essence in the performance of obligations hereunder.

    (m) PUBLIC ANNOUNCEMENT. Grantee and Issuer will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing Agreement with any national securities exchange, may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

    Section 11.  PROFIT LIMITATION.

    (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Grantee's Total Profit (as defined below) exceed $1.35 billion (the "MAXIMUM AMOUNT") and, if it otherwise would exceed such Maximum Amount, Grantee at its sole election may (i) pay cash to Issuer,
(ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) waive payment of any portion of the Fee payable pursuant to
Section 9.3(a) of the Merger Agreement, or (iv) any combination thereof, so that Grantee's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 11(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice or Cash Exercise Notice, as applicable, so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

    (c) As used herein, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Grantee pursuant to Section 9.3(a) of the Merger Agreement less any repayment by Grantee to Issuer pursuant to Section 11(a) hereof (including the value of any Option Shares delivered pursuant to Section 11(a)(ii) or Section 11(a)(iv)),
(ii) (x) the net cash amounts or the fair market value of any property received by Grantee pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less
(y) Grantee's purchase price for such Option Shares (or other securities) plus
(iii) the aggregate amounts received by Grantee pursuant to Section 3(d) and
Section 9 hereof.

    (d) As used herein, the term "NOTIONAL TOTAL PROFIT" with respect to any number of Option Shares as to which Grantee may propose to exercise the Stock Option shall mean the Total Profit determined as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing price on the NYSE for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       ISSUER:

                                                       HONEYWELL INTERNATIONAL INC.,
                                                       a Delaware corporation

                                                       /s/ MICHAEL R. BONSIGNORE
                                                       ---------------------------------------------
                                                       By: Michael R. Bonsignore
                                                       Its: Chairman and CEO

                                                       GRANTEE:

                                                       GENERAL ELECTRIC COMPANY,
                                                       a New York corporation

                                                       /s/ JOHN F. WELCH, JR.
                                                       ---------------------------------------------
                                                       By: John F. Welch, Jr.
                                                       Its: Chairman and CEO

                                                                         ANNEX C


[LOGO]

October 22, 2000

Board of Directors
Honeywell International Inc.
101 Columbia Road
P.O. Box 4000
Morristown, NJ  07962-2497

Attention: Michael R. Bonsignore
       Chairman and Chief Executive Officer

Ladies and Gentlemen:

We understand that Honeywell International Inc. ("Honeywell") and General Electric Company ("GE") have entered into an Agreement and Plan of Merger dated October 22, 2000 (the "Merger Agreement"), pursuant to which a newly-formed acquisition subsidiary of GE will be merged with and into Honeywell and Honeywell will continue as the surviving entity as a wholly-owned subsidiary of GE (the "Transaction"). Pursuant to the terms of the Merger Agreement, each outstanding share of common stock, par value $1.00 per share, of Honeywell ("Honeywell Common Stock") will be converted into 1.055 shares of common stock, par value $0.06 per share, of GE ("GE Common Stock") in accordance with the terms of the Merger Agreement. Such ratio of GE Common Stock to Honeywell Common Stock is hereinafter referred to as the "Exchange Ratio".

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the shareholders of Honeywell.

In the course of performing our review and analyses for rendering this opinion, we have:

    - reviewed the Merger Agreement;

    - reviewed Honeywell's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1999, its quarterly reports on Form 10-Q for the periods ended March 31 and June 30, 2000, its Reports on Form 8-K since December 31, 1999 and Honeywell's press release announcing third quarter earnings;

    - reviewed certain operating and financial information, including projections for the three years ended December 31, 2003, provided to us by management relating to Honeywell's business and prospects;

    - reviewed certain estimates of cost savings and other combination benefits expected to result from the Transaction prepared and provided to us by Honeywell's management;

    - met with certain members of Honeywell's senior management to discuss Honeywell's business, operations, historical and projected financial results and future prospects;

    - reviewed GE's Annual Report to Shareholders and Annual Report on
      Form 10-K for the year ended December 31, 1999, and its quarterly reports on Form 10-Q for the periods ended March 31 and June 30, 2000, its Reports on Form 8-K since December 31, 1999 and GE's press release announcing third quarter earnings;

    - met with certain members of GE's senior management to discuss GE's business, operations, historical and projected financial results and future prospects;

    - reviewed the historical prices, trading multiples and trading volumes of the shares of Honeywell Common Stock and GE Common Stock;

    - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Honeywell and GE;

    - reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Honeywell and the Transaction;

    - reviewed the pro forma financial results, financial condition and capitalization of GE giving effect to the Transaction; and

    - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation, the projections and synergy estimates, provided to us by Honeywell. With respect to Honeywell's projected financial results and the potential synergies that could be achieved upon consummation of the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Honeywell as to the expected future performance of Honeywell. With your consent, we have relied upon certain estimates made by Wall Street analysts with regard to GE's projected financial results. We have not assumed any responsibility for the independent verification of any such information or of the projections and the synergy estimates provided to us, and we have further relied upon the assurances of the senior management of Honeywell that they are unaware of any facts that would make such information, projections or synergy estimates provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Honeywell or GE, nor have we been furnished with any such appraisals. During the course of our engagement, we were not asked by the Board of Directors to solicit indications of interest from third parties regarding a transaction with Honeywell; however, we have considered the results of certain proposals received by Honeywell in rendering our opinion. We have assumed that the Transaction will
(i) qualify as a tax-free "reorganization" within the meaning of Section 368 of the Internal Revenue Code, (ii) be accounted for under the pooling-of-interests method of accounting in accordance with U.S. generally accepted accounting principles and (iii) otherwise be consummated in a timely manner in accordance with the terms in the Merger Agreement, without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Honeywell or GE.

We do not express any opinion as to the price or range of prices at which shares of Honeywell Common Stock and GE Common Stock may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the shares of GE Common Stock may trade subsequent to the consummation of the Transaction.

We have acted as financial advisor to Honeywell in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent upon the successful consummation of the Transaction. Bear Stearns has previously been engaged by Honeywell and GE to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Honeywell and/or GE for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Honeywell and does not constitute a recommendation to the Board of Directors of Honeywell or any holders of Honeywell Common Stock as to how to vote in connection with the Transaction. This opinion does not address Honeywell's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Honeywell or the effects of any other transaction in which Honeywell might engage. This opinion is not intended to be relied upon or confer any rights or remedies upon any creditor or shareholder of Honeywell, or any other third party. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Honeywell Common Stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Honeywell.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:  /s/ EDWARD M. RIMLAND
     --------------------------------------
     Edward M. Rimland
     Senior Managing Director

                     DIRECTIONS TO HONEYWELL'S HEADQUARTERS
                    101 Columbia Road, Morris Township, N.J.


                                     [MAP]


- FROM RTE. 80 (EAST OR WEST) AND RTE. 287 SOUTH:



Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East--Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West--Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.



- FROM RTE. 287 NORTH:



Take Rte. 287 North to Exit 37 (Rte. 24 East--Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West--Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.



- FROM NEWARK INTERNATIONAL AIRPORT:



Take Rte. 78 West to Rte. 24 West (Springfield--Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West--Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Indemnification. Section 721 of the New York Business Corporation Law--hereinafter, referred to as the NYBCL--provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

    Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

    Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized.
Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.

    Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section,
(2) directors and officers in instances in which they may be indemnified by a corporation under such section, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

    Section 6 of the restated certificate of incorporation, as amended, of GE provides in part as follows:

        "A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareowners for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York."

    Article XI of the bylaws, as amended, of GE provides, in part, as follows:

        "The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that
    (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this [p]aragraph shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph."

    GE has purchased liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

    The merger agreement also provides that after the effective time of the merger, GE shall cause the corporation surviving the merger to indemnify and hold harmless, to the fullest extent permitted under applicable law, individuals who either are or were directors, officers or employees of Honeywell and of its subsidiaries against all liabilities and expenses, including reasonable attorneys' fees, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the effective time of the merger.

    GE will procure, for three years after the merger, directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger for persons currently covered by Honeywell's officers' and directors' liability insurance policies. GE will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the current annual premium paid by Honeywell for its existing coverage prior to the merger. However, if the annual premiums of that insurance coverage exceed that amount, GE will be obligated to provide, or cause its subsidiaries to provide, coverage available for a cost equal to 200% of the current annual premium.

ITEM 21. EXHIBITS


         2.1            Agreement and Plan of Merger, dated as of October 22, 2000, between Honeywell International Inc. and General Electric
                        Company (included as Annex A to the Proxy
                        Statement/Prospectus).

         3.1            The Certificate of Incorporation, as amended, and By-laws, as amended, of General Electric Company are incorporated by reference to Exhibit (3) of General Electric's Current
                        Report on Form 8-K dated April 27, 2000.

         5.1            Opinion of Robert E. Healing, Corporate Counsel for General
                        Electric Company, as to the legality of the securities being registered.

         8.1 Opinion of Shearman & Sterling as to the United States federal income tax consequences of the merger.

         8.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the United States federal income tax consequences of the merger.

        15.1            Acknowledgement Letter of PricewaterhouseCoopers LLP as to
                        incorporation of their reports relating to unaudited interim financial information.

        23.1            Consent of KPMG LLP.

        23.2            Consent of PricewaterhouseCoopers LLP.

        23.3            Consent of Deloitte & Touche LLP.

        23.4 Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration Statement).

        23.5 Consent of Shearman & Sterling (included in Exhibit 8.1 to this Registration Statement).

        23.6            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 8.2 to this Registration Statement).

        23.7            Consent of Bear, Stearns & Co. Inc. (included in Exhibit
                        99.3 to the Registration Statement).

        24.1            Powers of Attorney.

        99.1 Stock Option Agreement, dated as of October 22, 2000, between GE and Honeywell (included as Annex B to the Proxy
                        Statement/Prospectus).

        99.2            Form of proxy cards to be mailed to shareowners of Honeywell and Honeywell savings plan participants.

        99.3            Opinion of Bear, Stearns & Co. Inc. (included as Annex C to the Proxy Statement/Prospectus).


------------------------


ITEM 22. UNDERTAKINGS


    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of

Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut, on December 4, 2000.



Date: December 4, 2000


                                                       GENERAL ELECTRIC COMPANY
                                                       (Registrant)

                                                       By:  /s/ PHILIP D. AMEEN
                                                            -----------------------------------------
                                                            Name: Philip D. Ameen
                                                            Title: Vice President and Comptroller


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                                                       Chairman of the Board,
                          *                              Chief Executive Officer
     -------------------------------------------         (and Principal Executive     December 4, 2000
                 John F. Welch, Jr.                      Officer)

     -------------------------------------------       Director
                  Jeffrey R. Immelt

                          *
     -------------------------------------------       Director                       December 4, 2000
                 James I. Cash, Jr.

                          *
     -------------------------------------------       Director                       December 4, 2000
                  Silas S. Cathcart

                          *
     -------------------------------------------       Director                       December 4, 2000
                 Dennis D. Dammerman

                          *
     -------------------------------------------       Director                       December 4, 2000
                    Ann M. Fudge

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
     -------------------------------------------       Director
                 Kenneth G. Langone

                          *
     -------------------------------------------       Director                       December 4, 2000
                  Scott G. McNealy

     -------------------------------------------       Director
                 Frank H. T. Rhodes

                          *
     -------------------------------------------       Director                       December 4, 2000
               Douglas A. Warner, III

                          *
     -------------------------------------------       Director                       December 4, 2000
                    Paolo Fresco

                          *
     -------------------------------------------       Director                       December 4, 2000
                 Claudio X. Gonzalez

                          *
     -------------------------------------------       Director                       December 4, 2000
                Gertrude G. Michelson

                          *
     -------------------------------------------       Director                       December 4, 2000
                      Sam Nunn

     -------------------------------------------       Director
                   Roger S. Penske

                          *
     -------------------------------------------       Director                       December 4, 2000
                  Andrew C. Sigler

                          *
     -------------------------------------------       Director                       December 4, 2000
                     Andrea Jung

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
     -------------------------------------------       Director
                  Robert G. Wright

                          *                            Senior Vice President--
     -------------------------------------------         Finance and Chief            December 4, 2000
                   Keith S. Sherin                       Financial Officer

                          *                            Vice President, Comptroller
     -------------------------------------------         and Chief Accounting         December 4, 2000
                   Philip D. Ameen                       Officer


*By:                  /s/ ROBERT E. HEALING
             --------------------------------------
                        ATTORNEY-IN-FACT

                                 EXHIBITS INDEX


       EXHIBIT
       NUMBER
       ------                                   DESCRIPTION

         2.1            Agreement and Plan of Merger, dated as of October 22, 2000, between Honeywell International Inc. and General Electric
                        Company (included as Annex A to the Proxy
                        Statement/Prospectus).

         3.1            The Certificate of Incorporation, as amended, and By-laws, as amended, of General Electric Company are incorporated by reference to Exhibit (3) of General Electric's Current
                        Report on Form 8-K dated April 27, 2000.

         5.1            Opinion of Robert E. Healing, Corporate Counsel for General
                        Electric Company, as to the legality of the securities being registered.

         8.1 Opinion of Shearman & Sterling as to the United States federal income tax consequences of the merger.

         8.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the United States federal income tax consequences of the merger.

        15.1            Acknowledgement Letter of PricewaterhouseCoopers LLP as to
                        incorporation of their reports relating to unaudited interim financial information.

        23.1            Consent of KPMG LLP.

        23.2            Consent of PricewaterhouseCoopers LLP.

        23.3            Consent of Deloitte & Touche LLP.

        23.4 Consent of Robert E. Healing (included in Exhibit 5.1 to this Registration Statement).

        23.5 Consent of Shearman & Sterling (included in Exhibit 8.1 to this Registration Statement).

        23.6            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 8.2 to this Registration Statement).

        23.7            Consent of Bear, Stearns & Co. Inc. (included in Exhibit
                        99.3 to the Registration Statement).

        24.1            Powers of Attorney.

        99.1 Stock Option Agreement, dated as of October 22, 2000, between GE and Honeywell (included as Annex B to the Proxy
                        Statement/Prospectus).

        99.2            Form of proxy cards to be mailed to shareowners of Honeywell and Honeywell savings plan participants.

        99.3            Opinion of Bear, Stearns & Co. Inc. (included as Annex C to the Proxy Statement/Prospectus).